Exhibit 10.1

Execution Copy

DEED OF LEASE

1300 N. 17TH STREET, L.P.,

a Delaware limited partnership

Landlord

and

FBR CAPITAL MARKETS & CO.,

a Delaware corporation

Tenant

Suites 250, 1300 and 1400

1300 N. 17th Street

Arlington, Virginia

November 15, 2013

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(continued)

-ii-

(continued)

-iii-

(continued)

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(continued)

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EXHIBITS

Exhibit A	Floor Plan

Exhibit A-1	Land

Exhibit B	Definitions

Exhibit C	Work Agreement

Exhibit D	Cleaning Specifications

Exhibit E	Rules and Regulations

Exhibit F	Monument Sign

Exhibit G	Premium Reserved Spaces

Exhibit H	HVAC Specifications

vi

INDEX OF DEFINED TERMS

Term	Location
Above Building Standard Installations	Section 11.3
Additional Rent	Article 1
Advance Rent	Section 2.4
Adverse Event	Section 26.21
Alterations	Section 5.1
Area of the Building	Article 1
Area of the Premises	Article 1
Assessed Valuation	Section 7.1
Bank	Section 27.1
Bankruptcy Code	Section 27.1
Base Building Systems	Exhibit B
Base Operating Expenses	Section 7.1
Base Rate	Exhibit B
Base Taxes	Section 7.1
Base Year	Article 1
Building	Article 1
Building Standard Installations	Section 11.1
Business Days	Exhibit B
Business Hours	Exhibit B
Calendar Year	Section 7.1
Code	Section 26.21
Commencement Date	Article 1
Common Areas	Exhibit B
Comparable Buildings	Exhibit B
Comparison Year	Section 7.1
Control	Section 13.7
Decorative Alterations	Section 5.1
Deficiency	Exhibit B
Effective Date	Introductory Paragraph
Electrical Equipment	Section 10.2
Equipment	Section 5.7
Event of Default	Section 15.1
Excess Electrical Usage	Section 10.1
Excluded Expenses	Exhibit B
Expense Estimate	Section 7.3
Expiration Date	Article 1
Fixed Rent	Article 1
Governmental Authority	Exhibit B
Guarantor	Article 1
Hazardous Materials	Exhibit B
Holidays	Exhibit B
HVAC	Section 10.4
HVAC System	Exhibit B

i

Insured Parties	Section 11.1
Interest Rate	Article 1
Land	Article 1
Landlord	Introductory Paragraph
Landlord Party(ies)	Exhibit B
Landlord’s Address for Notices	Article 1
Landlord’s Address for Payment	Article 1
Landlord’s Agent	Article 1
Landlord’s Contribution	Article 1
LC Expiration Date	Section 27.1
Lease	Introductory Paragraph
Lease Year	Exhibit B
Lessor	Exhibit B
Letter of Credit	Section 27.1
Letter of Credit Amount	Article 1
Losses	Exhibit B
Major Alterations	Section 5.1
Market Sub-Rent	Section 13.3
Mechanical Installations	Section 10.4
Meter	Section 10.1
Mortgage(s)	Exhibit B
Mortgagee(s)	Exhibit B
New Tenant	Section 18.2
OFAC	Section 26.23
Operating Expenses	Section 7.1
Operator	Section 3.2
Overtime Periods	Section 10.6
Ownership Interests	Section 13.7
Parking Allocation	Article 1
Parking Facility	Article 1
Partial Space	Section 13.2
Permitted Alterations	Section 5.1
Plans	Section 5.1
Permitted Uses	Article 1
Policies	Section 11.1
Premises	Article 1
Prohibited Use	Exhibit B
Project	Article 1
reasonable efforts	Section 17.3
Related Entity	Section 13.7
Rent	Article 1
Rent Commencement Date	Article 1
Requirements	Exhibit B
Restoration Notice	Section 11.5
Restoration Security	Section 11.3
Restorative Work	Section 6.3

ii

Rules and Regulations	Exhibit B
Second Floor Premises	Article 1
Second Floor Remainder Space	Article 1
Security Deposit Laws	Section 27.5
Self-Help Offset Right	Section 6.4
Specialty Alterations	Exhibit B
State	Exhibit B
Statement	Section 7.1
Substantial Completion	Exhibit B
Superior Lease(s)	Exhibit B
Supplemental HVAC Units	Section 10.5
Taking	Section 12.1
Tax Estimate	Section 7.2
Taxes	Section 7.1
Tenant	Introductory Paragraph
Tenant Delay(s)	Exhibit B
Tenant Fixtures	Section 6.2
Tenant Party(ies)	Exhibit B
Tenant’s Broker	Article 1
Tenant’s Restoration Payment	Section 11.3
Tenant’s Address for Notices	Article 1
Tenant’s Broker	Article 1
Tenant’s Operating Payment	Section 7.3
Tenant’s Property	Exhibit B
Tenant’s Proportionate Share	Article 1
Tenant’s Tax Payment	Section 7.2
Term	Article 1
Termination Notice	Section 11.5
Transaction Costs	Section 13.6
Transfer	Section 26.2
Transferee	Section 13.3
Transfers	Section 13.7
Unavoidable Delays	Exhibit B

iii

DEED OF LEASE

THIS DEED OF LEASE (this “Lease”) is made as of November 15, 2013 (the “Effective Date”), between 1300 N. 17TH STREET, L.P., a Delaware limited partnership (“Landlord”), and FBR CAPITAL MARKETS & CO. , a Delaware corporation (“Tenant”).

Landlord (in its capacity as the ground lessee under the Ground Lease (hereinafter defined) in the case of all sections of this Lease and, with respect to Section 9.6 only, in its capacity as ground lessor under the Ground Lease) and Tenant hereby agree as follows:

ARTICLE 1

BASIC LEASE PROVISIONS

PREMISES	The Second Floor Premises, the Thirteenth Floor Premises and the Fourteenth Floor Premises

SECOND FLOOR PREMISES	The portion of the second (2nd) floor of the Building, as more particularly shown on Exhibit A-Floor Plan

THIRTEENTH FLOOR PREMISES	The thirteenth (13th) floor of the Building, as more particularly shown on Exhibit A-Floor Plan

FOURTEENTH FLOOR PREMISES	The fourteenth (14th) floor of the Building, as more particularly shown on Exhibit A-Floor Plan

BUILDING	The building, fixtures, equipment and other improvements and appurtenances now located or hereafter erected, located or placed upon the Land and commonly known as 1300 N. 17th Street, Arlington, Virginia

PARKING FACILITY	The parking structure, fixtures and other improvements and appurtenances now located or hereafter erected, located or placed upon the Land

LAND	The real property described on Exhibit A-1-Land to this Lease

PROJECT	The Land, the Building, the Common Areas and the Parking Facility

COMMENCEMENT DATE

The earlier of:

(a) the date Tenant (or any party claiming by, through or under Tenant) occupies any part of the Premises for the conduct of Tenant’s (or such other party’s) business (which for purposes hereof shall mean any of Tenant’s personnel is/are conducting business operations at their desks (as opposed to either the installation of wiring, cabling, computer and associated equipment, telephones, fixtures and furniture, or the conduct of testing and setup by Tenant’s IT and facilities staff) (“Commencement of Business Operations”);

(b) if the Delivery Date is on or before May 1, 2014, October 1, 2014;

(c) if the Delivery Date is after May 1, 2014 and the Delivery Date is the first (1st) day of a calendar month, the fifth (5th) monthly anniversary of the Delivery Date; or

(d) if the Delivery Date is after May 1, 2014 and the Delivery Date is not the first (1st) day of a calendar month, the fifth (5th) monthly anniversary of the first day of the month following the month in which the Delivery Date occurs (e.g., if the Delivery Date occurs on May 14, 2014, the Rent Commencement Date would be November 1, 2014 under this clause (d))

RENT COMMENCEMENT DATE	The fifteenth (15th) monthly anniversary of the Commencement Date; provided however the Rent Commencement Date will be postponed on a day for day basis for each day of Landlord Delay. For example, if the Commencement Date occurs on October 1, 2014 and there are fifteen (15) days of Landlord Delay, the Rent Commencement Date would be January 16, 2016. The period between the Commencement Date and the Rent Commencement Date is referred to herein as the “Abatement Period.” The parties recognize that the Abatement Period is intended to be a concession with respect to the Fixed Rent while Tenant constructs the Tenant Improvements (as hereafter defined) and thereafter conducts business operations within the Premises. Consequently, if at anytime during the Abatement Period the Fixed Rent would have (if payable hereunder during such period) abated for the entire Premises or a portion thereof by reason of another provision in this Lease (e.g., by reason of a casualty), then and in such event the Rent Commencement Date shall be extended with respect to the entire Premises or such portion thereof (as applicable) on a day-for-day basis for each day of the other abatement period, so as to assure Tenant with the benefit of the abatement for fifteen (15) months solely by reason of the deferral provided under this provision.

EXPIRATION DATE	The last day of the month in which the 135th monthly anniversary of the Commencement Date occurs, as such date might be extended or sooner terminated as provided in this Lease

TERM	The period that begins on the Commencement Date and, unless this Lease is sooner terminated, ends on the Expiration Date

PERMITTED USES	Executive and general offices and uses accessory or incidental thereto (including a pantry) and for other lawful purposes consistent with the uses permitted by comparable landlords of comparable space in Comparable Buildings

BASE YEAR	Calendar year 2015

TENANT’S PROPORTIONATE SHARE	The percentage equal to a fraction, the numerator of which is the Area of the Premises and the denominator of which is the Area of the Building, with Tenant’s Proportionate Share for the initial Premises being 13.9143%, subject to adjustment as set forth in Section 2.5

AREA OF THE BUILDING	391,973 rentable square feet, subject to adjustment as set forth in Section 2.5

AREA OF THE PREMISES	54,540 rentable square feet, subject to adjustment as set forth in Section 2.5

AREA OF THE SECOND FLOOR PREMISES	12,026 rentable square feet, subject to adjustment as set forth in Section 2.5

AREA OF THE THIRTEENTH FLOOR PREMISES	21,257 rentable square feet, subject to adjustment as set forth in Section 2.5

AREA OF THE FOURTEENTH FLOOR PREMISES	21,257 rentable square feet, subject to adjustment as set forth in Section 2.5

FIXED RENT

Second Floor Premises:
Lease Year	Fixed Rent per annum per square foot of Area of the Second Floor Premises
1	$41.00
2	$42.03
3	$43.08
4	$44.15
5	$45.26
6	$46.39
7	$47.55
8	$48.74
9	$49.95
10	$51.20
11	$52.48
12 through Expiration Date	$53.80

Thirteenth Floor Premises and Fourteenth Floor Premises:
Lease Year	Fixed Rent per annum per square foot of Area of the Thirteenth Floor Premises and Fourteenth Floor Premises
1	$51.50
2	$52.79
3	$54.11
4	$55.46
5	$56.85

6	$58.27
7	$59.72
8	$61.22
9	$62.75
10	$64.32
11	$65.92
12 through Expiration Date	$67.57

ADDITIONAL RENT	All sums other than Fixed Rent payable by Tenant to Landlord under this Lease and any work letter, exhibits, riders or other attachments hereto, including Tenant’s Tax Payment, Tenant’s Operating Payment, late charges, overtime or excess service charges, supplemental water charges, damages, and interest and other costs related to Tenant’s failure to perform any of its obligations under this Lease

RENT	Fixed Rent and Additional Rent, collectively

INTEREST RATE	The lesser of (i) two (2%) per annum above the then-current Base Rate, and (ii) the maximum rate permitted by applicable law

PARKING ALLOCATION	One hundred twenty (120) parking contracts for use in the Parking Facility. In the event that the area of the Premises increases, Tenant will be provided an additional 1.4 parking contracts per 1,000 square feet of the additional Area of the Premises (with such number of parking contracts being rounded to the nearest whole number) for use in the Parking Facility

TENANT’S ADDRESS FOR NOTICES

Until Tenant commences business operations at the Premises:

FBR Capital Markets & Co.

1001 19th St. N, Suite 1100

Arlington, VA 22209

Attn.: Mark Brewer

and additional copy to:

FBR Capital Markets & Co.

1001 19th St. N, Suite 1100

Arlington, VA 22209

Attn: Bill Stephens

copy to: Grossberg, Yochelson, Fox & Beyda, LLP 2000 L St., NW, Suite 675 Washington, DC 20036 Attn.: Richard F. Levin

Thereafter:
At the Premises Attn.: Mark Brewer with an additional copy to: At the Premises Attn.: Bill Stephens	copy to: Grossberg, Yochelson, Fox & Beyda, LLP 2000 L St., NW, Suite 675 Washington, DC 20036 Attn.: Richard F. Levin

TENANT’S ADDRESS FOR NOTICES UNDER EXHIBIT C-WORK AGREEMENT

FBR Capital Markets& Co. 1001 19th St. N, Suite 1100 Arlington, VA 22209 Attn.: Mark Brewer

LANDLORD’S ADDRESS FOR NOTICES
1300 N. 17th Street, L.P. c/o Tishman Speyer 45 Rockefeller Plaza, 7th Floor New York, New York 10111 Attn: Chief Financial Officer	copies to: 1300 N. 17th Street, LP c/o Tishman Speyer 1875 Eye Street NW, Suite 300 Washington DC 20006 Attn: Regional Manager and Property Manager
and

1300 N. 17th Street, L.P. c/o Tishman Speyer 45 Rockefeller Plaza, 7th Floor New York, New York 10111 Attn: Chief Legal Officer

LANDLORD’S ADDRESS FOR NOTICES UNDER EXHIBIT C-WORK AGREEMENT
1300 N. 17th Street, L.P. c/o Tishman Speyer 1875 Eye Street, NW, Suite 300 Washington, DC 20006 Attn: Rustom A. Cowasjee	Copy to: 1300 N. 17th Street, L.P. 45 Rockefeller Plaza, 7th Floor New York, New York 10111 Attn: Chief Legal Officer

LANDLORD’S ADDRESS FOR PAYMENT	1300 N. 17th Street, L.P. PO BOX 823676 Philadelphia, PA 19182-3676

or if by FedEx, UPS or other overnight delivery to:

1300 N. 17th Street, L.P.

Route 38 & East Gate Drive

REF: 1300 N. 17th St, LP Lockbox 82367

Moorestown, NJ 08057

or if by wire transfer to:

Wells Fargo Bank, N.A.

ABA: 121000248

Account: 1300 N. 17th Street, LP – Lockbox

Account #: 4123808081

TENANT’S BROKER	DTZ

LANDLORD’S AGENT	Tishman Speyer Properties, L.P. or any other person designated at any time and from time to time by Landlord as Landlord’s Agent and their successors and assigns

LANDLORD’S CONTRIBUTION	The sum of (a) the product of $75.00 multiplied by the Area of the Premises plus (b) $5.00 multiplied by 9,231 rentable square feet (i.e., the portion of the second (2nd) floor that is not the Second Floor Premises (the “Second Floor Remainder Space”)) plus (c) $76,000.00.

GUARANTOR	FBR & Co., a Virginia corporation, which is a publicly traded company on the NASDAQ Exchange trading under the symbol FBRC

All capitalized terms used in this Lease without definition are defined in Exhibit B-Definitions or in the other exhibits, riders, schedules or other attachments to this Lease.

ARTICLE 2

PREMISES, TERM, RENT

Section 2.1 Lease of Premises. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises for the Term. In addition, Landlord grants to Tenant the right to use, on a non-exclusive basis and in common with other tenants, the Common Areas. The lease of the Premises to Tenant includes the right, at no additional cost or expense to Tenant, but with notice and coordination with Landlord’s property manager, to access the mechanical rooms, telephone rooms and electrical closets located in the Building to the extent reasonably necessary (but without removing or otherwise disturbing any Base Building Systems or equipment located therein) in order for Tenant or any Tenant Party to use the Premises for the Permitted Use.

Section 2.2 Commencement Date.

(a) From and after the Effective Date, the terms and provisions of this Lease shall be fully binding on Landlord and Tenant, including prior to the occurrence of the Commencement Date.

(b) If Landlord does not tender possession of the Premises or any portion thereof to Tenant on any specified date, for any reason whatsoever, this Lease shall not be void or voidable as a result thereof, Landlord shall not be liable for any damage thereby caused, such failure shall not affect any other obligations of Tenant hereunder (except as expressly provided in this Section, in the definition of the Commencement Date and in Section 4.3), and the Term shall not commence until Landlord tenders possession of the Premises to Tenant. There shall be no postponement of the Commencement Date and/or the Rent Commencement Date for (i) any delay in the tender of possession to Tenant which results from any Tenant Delay or (ii) any delays by Landlord in the performance of any punch list items related to Landlord’s Work.

(c) Once the Rent Commencement Date has been determined, Landlord shall prepare and the parties shall join in a memorandum confirming the Commencement Date, the Rent Commencement Date, the Fixed Rent, the amount of Landlord’s Contribution, Tenant’s Proportionate Share, the Area of the Premises, the Area of the Building and the Expiration Date. Pending the execution of such memorandum, each of said items shall be as specified in the Basic Lease Provisions. Landlord’s failure to deliver the foregoing memorandum shall not affect the determination of any of such dates or amounts. If Tenant fails to give Landlord written notice that Tenant contests Landlord’s determination of any information contained in the memorandum within thirty (30) days after Tenant receives such commencement notice, Landlord shall deliver Tenant an additional notice regarding the Landlord’s determination of the Commencement Date, which notice must state “SECOND AND FINAL REQUEST” in 12 font bold print at the top of the first page of the notice. If Tenant fails to give Landlord written notice that Tenant contests Landlord’s determination within five (5) Business Days of receipt of the second notice, then Tenant shall be deemed to have accepted such determination(s).

Section 2.3 Payment of Rent. Tenant shall pay to Landlord at Landlord’s Address for Payment, or at such other place as Landlord shall designate in writing from time to time, without notice or demand, and except as may be expressly set forth in this Lease, without any set-off, counterclaim, abatement or deduction whatsoever, in lawful money of the United States (i) Fixed Rent in equal monthly installments, in advance, on the first (1st) business day of each month during the Term, beginning on the Rent Commencement Date, and (ii) Additional Rent, at the times and in the manner set forth in this Lease.

Section 2.4 First Month’s Rent. Tenant shall pay one month’s Fixed Rent upon the execution of this Lease (“Advance Rent”). If the Rent Commencement Date is on the first (1st) day of a month, the Advance Rent shall be credited towards the first (1st) month’s Fixed Rent payment. If the Rent Commencement Date is not the first (1st) day of a month, then on the Rent Commencement Date Tenant shall pay Fixed Rent for the period from the Rent Commencement Date through the last day of such month, and the Advance Rent shall be credited towards Fixed Rent for the next succeeding calendar month.

Section 2.5 Area of Premises and Building. Landlord and Tenant agree that the Area of the Premises and the Area of the Building set forth in Article 1 shall be conclusive and binding on both parties regardless of any measurement of the Premises and/or of the Building after the Effective Date.

Section 2.6 Access. To the extent Landlord provides Tenant access to any portion of the Premises prior to the Commencement Date, Tenant shall be bound by and comply with all of the terms of this Lease other than the obligation to pay Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment, it being agreed that Tenant shall have no other obligation to pay any other early access charge or fee in connection with such early access. Landlord shall waive any special charges for Tenant’s move-in or relocation from the Building other than Landlord’s actual costs incurred in connection with the same, without markup or profit (e.g., overtime security or engineer costs if the move-in occurs outside of Business Hours).

ARTICLE 3

USE AND OCCUPANCY; PARKING

Section 3.1 Permitted Uses. Tenant shall not use or occupy the Premises for any purpose other than for the Permitted Uses. Tenant shall not use or occupy or permit the use or occupancy of any part of the Premises in a manner constituting a Prohibited Use. Tenant, at Tenant’s expense, shall procure and at all times maintain and comply with the terms and conditions of all licenses and permits required for the lawful conduct of the Permitted Uses in the Premises.

Section 3.2 Parking Facility.

(a) Except as set forth in this Lease to the contrary, Landlord shall arrange for and cause the Parking Allocation to be available to Tenant throughout the Term.

(b) Within sixty (60) days after the Rent Commencement Date Tenant shall notify Landlord in writing of Tenant’s desire to obtain all or a specified number of the Parking Allocation and Tenant shall enter into commercially reasonable parking contracts with the Parking Facility tenant or operator (as applicable, the “Operator”). To the extent that Tenant fails to execute monthly parking contracts for any portion of the Parking Allocation within the aforementioned period or if Tenant subsequently fails to continuously maintain any such parking contracts, Tenant shall be deemed to have relinquished Tenant’s right to such parking contracts. However, Tenant shall have the right to commence using or to recapture, as applicable, upon sixty (60) days’ notice, any unused or relinquished parking contracts on an as available basis, with Tenant afforded priority over parties not a tenant in the Building at the time of such notice.

(c) Landlord shall provide, or shall cause the Operator to provide, 24-hour access to the Parking Facility for each of Tenant’s parking contracts.

(d) Unless directed in writing by Landlord to the contrary, Tenant shall be directly responsible to the Operator for the payment of any and all fees or charges due in connection with the parking contracts; it being agreed that: (i) such fees shall be comparable to those payable in Comparable Buildings; and (ii) as of the date hereof, the cost of unreserved parking is $165.00 per space and the cost of reserved parking is $320.00 per space.

(e) Tenant acknowledges that Landlord or the Operator may temporarily relocate, or specifically designate the location of, Tenant’s parking spaces from time to time as a result of an emergency, scheduled repairs or casualty at the Building, provided that such relocation or designation shall remain in effect only for such period as may reasonably be required in order to complete restoration of, or repair to, the Parking Facility. Tenant agrees that it and its employees shall observe reasonable safety precautions in the use of the Parking Facility and, to the extent that not less than thirty (30) days written notice thereof has been provided to Tenant (or such shorter period as might be reasonable under the circumstances), shall at all times abide by all reasonable rules and regulations promulgated by Landlord or Operator governing the use of the Parking Facility; it being agreed that in the event of any conflict between said rules and regulations and the terms and conditions of this Lease, the terms and conditions of this Lease shall prevail. Landlord does not assume any responsibility for any damage or loss to any automobiles parked in the Parking Facility or to any personal property located therein, or for any injury sustained by any person in or about the Parking Facility. Except in connection with a permitted assignment of this Lease or a permitted sublease of the Premises or a portion thereof or the use of parking by Tenant’s customers, clients, visitors, employees and other business invitees, neither Tenant nor any Tenant employee nor any other party claiming by, through or under Tenant shall assign, sublet, license or otherwise transfer or allow the use of any of Tenant’s parking rights under this Lease.

(f) Unless otherwise required by Landlord or the Operator, Tenant’s parking rights shall be for non-reserved parking permits; provided, however, fifteen (15) parking spaces of Tenant’s Parking Allocation shall be reserved spaces at the Parking Facility (the “Reserved Spaces”) of which five (5) Reserved Spaces shall be at the location shown on Exhibit G-Premium Reserved Spaces. Landlord reserves the right to require that a portion of Tenant’s Parking Allocation (other than the Reserved Spaces) be for tandem, stacked, valet and such other parking arrangements as Landlord or the Operator shall from time to time deem reasonably necessary for the Parking Facility.

(g) At all times during the Term, as same may be extended, promptly following Tenant’s notice to Landlord of a violation of Tenant’s reserved parking or other rights under this Section 3.2, Landlord shall use commercially reasonable efforts (including towing as required) to diligently enforce the parking provisions of other tenants’ leases and to enforce Tenant’s rights under this Section 3.2.

ARTICLE 4

CONDITION OF THE PREMISES; DELIVERY OF THE PREMISES

Section 4.1 Condition. Subject to the terms and conditions of this Lease, Tenant has inspected the Premises and agrees (i) to accept possession of the Premises in “as is” condition as of the Delivery Date; and (ii) that Landlord has no obligation to perform any work, supply any materials, incur any expense (other than to construct the Landlord’s Work and to provide Landlord’s Contribution upon the terms set forth in this Lease) or make any alterations or improvements to prepare the Premises for Tenant’s occupancy. The foregoing shall not constitute a release or waiver by Tenant of Landlord’s obligations under Section 6.1 of this Lease. “Delivery Date” means the date on which Landlord tenders the Premises to Tenant. Landlord represents and warrants to Tenant that as of the Delivery Date the Common Areas and the Base Building Systems are in good working order and condition and in compliance with any applicable Requirements (subject to applicable grandfathering terms and waivers); it being agreed that any costs incurred in connection with causing the Common Areas and Base Building Systems to comply with any applicable Requirements requiring compliance prior to the Commencement Date shall be borne solely by Landlord (and will not be included within Operating Expenses).

Section 4.2 Tenant Access. Tenant shall have access to (i) the Premises beginning on the Delivery Date so that Tenant’s contractors and vendors can construct, install and perform the Tenant Improvements and (ii) the Rooftop Equipment Space and the Generator Space, beginning on January 1, 2014, so that Tenant’s contractors and vendors can install the Rooftop Equipment and the Generator. Any person granted access on behalf of Tenant pursuant to this Section shall comply with all reasonable requirements that Landlord may impose and shall strictly observe all rules and regulations promulgated by Landlord and/or Landlord’s contractor relating to the job site. Tenant shall have the insurance required pursuant to the Lease in full force and effect (and naming Landlord and Landlord’s Agent as additional insureds thereunder) prior to entering the Building and/or the Premises, and all relevant terms and conditions of this Lease (excluding the payment of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment ) shall be fully applicable to Tenant’s early access of the Building and/or the Premises.

Section 4.3 Delivery of the Premises.

(a) Landlord and Tenant acknowledge that on the date this Lease is fully executed and delivered, the Premises are occupied by one or more third-parties (a “Prior Occupant”), and that if the Prior Occupant does not physically vacate and surrender the Premises when lawfully required, Landlord shall be unable to deliver the Premises to Tenant on the target date of May 1, 2014 (the “Target Date”). In such event, other than as set forth in Section 4.3 below, Landlord shall have no liability if Landlord does not deliver the Premises to Tenant on the Target Date provided that Landlord uses reasonable good faith efforts (including the commencement of litigation) to deliver the Premises to Tenant as soon after the Target Date, as Landlord is reasonably able to do so. Nothing herein contained shall obligate Landlord to make any payment to the Prior Occupant in order to entice the Prior Occupant to physically vacate and surrender possession of the Premises or any portion thereof.

(b) If the Delivery Date occurs on or after May 2, 2014, as Tenant’s sole remedy (in addition to the delay of the Commencement Date and if applicable, Landlord’s payment under clause (c) below) Landlord shall pay Tenant for each such day from and after May 2, 2014 through the earlier of May 12, 2014 or the Delivery Date, the lesser of the Incremental Relocation Costs incurred by Tenant or $3,200.00 in order to offset the delay costs incurred by Tenant including, without limitation, the costs of the project manager and any other third party personnel required to be paid during the period of such delay. Such payment shall be made within thirty (30) days after Tenant delivers to Landlord written request therefor (such request shall be accompanied by reasonable evidence of such delay costs incurred by Tenant).

“Incremental Relocation Costs” shall be defined as the additional reasonable third-party costs incurred by Tenant by reason of the delay in Tenant’s construction schedule after May 1, 2014 (i.e., the Target Date) resulting by reason of the delay in the Delivery Date with respect to the following: overtime costs paid to Tenant’s contractor or subcontractors in order to accelerate the schedule and storage charges for off-site storage of construction materials and/or long-lead items ordered but not able to be placed on-site when anticipated on the original schedule due to the delay in Tenant’s construction schedule (unless such items are able to be stored elsewhere at the Building at no charge to Tenant).

(c) If the Delivery Date shall occur on or after May 13, 2014 and the Holdover Condition has been met, then as Tenant’s sole remedy (in addition to the delay of the Commencement Date and Landlord’s payment under clause (b) above) Landlord shall pay the Holdover Payment to Tenant within thirty (30) days after Tenant delivers to Landlord written request therefor (such request shall be accompanied by reasonable evidence of the corresponding holdover payment made by Tenant under Tenant’s Existing Lease).

“Holdover Condition” means that the delay in the Delivery Date beyond May 12, 2014 has caused Tenant to not be reasonably able to achieve the Commencement of Business Operations at the Premises on or before October 1, 2014.

“Holdover Payment” means the product of the Holdover Costs multiplied by the number of calendar months (including any portion of any such month) in the Holdover Period.

“Holdover Costs” shall mean the sum of (i) the lesser of (A) the difference between the monthly base rent and additional rent paid by Tenant for floors 6, 7, 9, 10, 11, 18 and 20 at the Existing Premises for the applicable month minus (B) the initial monthly Fixed Rent payable for the Premises (it being acknowledged that such amounts shall not be prorated for periods of less than a full calendar month), and (B) $149,287.08 per month (it being acknowledged that such amount shall not be prorated for periods of less than a full calendar month) plus (ii) 50% of the monthly Penalty Costs paid (if any) by Tenant under its Existing Lease.

“Holdover Period” means the number of calendar months (including any portion of any such month) in the period beginning on December 1, 2014 and continuing for the total number of Delay Days.

“Delay Days” means the lesser of (i) the number of days from May 1, 2014 to the Delivery Date, (ii) the number of days from October 1, 2014 to the day of the Commencement of Business Operations at the Premises and (iii) the number of days from December 1, 2014 to the day Tenant surrenders its Existing Premises and completes the restoration work required under Tenant’s Existing Lease.

“Existing Lease” shall mean Tenant’s existing lease (as amended to date) for the Existing Premises.

“Existing Premises” shall mean the premises leased by Tenant at the building at 1001 19th Street North, Arlington, Virginia.

“Penalty Costs” shall be defined as (i) for the first calendar month (or portion thereof) during the Holdover Period, the lesser of (A) $89,125.00 and (B) the amount actually paid by Tenant as the holdover fixed rent percentage premium during such month and (ii) for each calendar month after the first calendar month during the Holdover Period, the lesser of (A) $178,250.00 and (B) the amount actually paid by Tenant as the holdover fixed rent percentage premium during such month.

(d) Notwithstanding any provision herein to the contrary, there shall be no obligation of Landlord to pay any Holdover Payment if (x) Tenant completes by November 30, 2014 the surrender of its Existing Premises and the restoration work required under Tenant’s Existing Lease at the Existing Premises so as to avoid any rental obligations under Tenant’s Existing Lease for the Existing Premises for the period from and after December 1, 2014 or (y) Tenant would have been unable to achieve Commencement of Business Operations by October 1, 2014 at the Premises irrespective of Landlord’s delay in the Delivery Date.

(e) Tenant shall use commercially reasonable efforts to (i) achieve the Commencement of Business Operations at the Premises on or before October 1, 2014 or as soon thereafter as is reasonably possible and (ii) surrender the Existing Premises and complete the restoration work required under Tenant’s Existing Lease on or before December 1, 2014 or as soon thereafter as is reasonably possible.

ARTICLE 5

ALTERATIONS

Section 5.1 Tenant’s Alterations.

(a) Tenant shall be permitted to make Decorative Alterations without Landlord’s consent. Tenant shall be permitted to make Permitted Alterations with Landlord’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed beyond ten (10) Business Days. Tenant shall not make any Major Alterations without the prior written consent of Landlord, which consent may be withheld in Landlord’s sole discretion.

“Alterations” means any alterations or additions in or about the Premises (including the initial Tenant Improvements).

“Decorative Alterations” means minor decorative or cosmetic Permitted Alterations that do not require the issuance of any permit, such as painting or the installation of wall coverings or floor coverings.

“Permitted Alterations” means Alterations that do not consist solely of Decorative Alterations and that (i) are non-structural, (ii) do not materially and adversely affect any Base Building Systems, (iii) affect only the Premises and are not visible from outside of the Premises, and (iv) do not affect the certificate of occupancy issued for the Building or the Premises.

“Major Alterations” means Alterations that are neither Decorative Alterations nor Permitted Alterations.

“Non-Removable Alterations” shall be an Alteration, other than a Specialty Alteration, that (aa) constitutes a standard office improvement normally and customarily found in professional administrative offices in Comparable Buildings (which standard office improvements shall not include Specialty Alterations) or (bb) is an improvement which (in the aggregate with all other such improvements) does not cause Landlord’s demolition and restoration costs to increase by more than five percent (5%) above the demolition and restoration costs that Landlord would have incurred if such improvements had been standard office improvements normally and customarily found in professional administrative offices in Comparable Buildings (which standard office improvements shall not include Specialty Alterations).

(b) Prior to making any Alterations (other than Decorative Alterations), Tenant, at Tenant’s expense, shall (i) submit to Landlord for its approval, detailed plans and specifications (“Plans”) of each proposed Alteration, and with respect to any Alteration materially and adversely affecting any Base Building System, evidence that the Alteration has been designed by, or reviewed and approved by, Landlord’s designated engineer for the affected Base Building System (it being agreed that Landlord shall cause such designated engineer not to unreasonably withhold, condition or delay its review and approval of the Plans), (ii) obtain all permits, approvals and certificates required by any Governmental Authorities, (iii) furnish to Landlord duplicate original policies or certificates of worker’s compensation (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alteration) and commercial general liability (including property damage coverage) insurance and Builder’s Risk coverage (as described in Article 11) all in such form, with such companies, for such periods and in such amounts as Landlord may reasonably require, naming Landlord, Landlord’s Agent, any Lessor and any Mortgagee as additional insureds, and (iv) furnish to Landlord reasonably satisfactory evidence of Tenant’s ability to complete and to fully pay for such Alterations. Landlord shall have ten (10) Business Days after receipt of the Plans within which to approve or disapprove of the Plans. If Landlord disapproves any Plans, Landlord will provide reasonably detailed grounds for such disapproval. If Landlord fails to give Tenant written notice that Landlord either approves the Plans or disapproves of the Plans within the aforementioned ten (10) Business Day period, Tenant shall deliver an additional request for Landlord’s approval of the Plans, which notice must state “SECOND AND FINAL REQUEST” in at least 12 font bold print at the top of the first page of the notice. If Landlord fails to give Tenant written notice of Landlord’s disapproval of the Plans (including reasonably detailed grounds for such disapproval) within five (5) Business Days after receipt of the second notice, then Landlord shall be deemed to have approved the Plans. Tenant shall give Landlord not less than five (5) Business Days’ notice prior to performing any Decorative Alteration, which notice shall contain a description of such Decorative Alteration. The Plans submission and approval provisions set forth in this Section shall not apply to the initial Tenant Improvements to be made at the Premises pursuant to Exhibit C-Work Agreement.

(c) Tenant, at Tenant’s expense, shall, as and when required, promptly obtain certificates of partial and final approval of such Alterations required by any Governmental Authority and shall furnish Landlord with copies thereof, together with “as-built” drawings for such Alterations (other than Decorative Alterations) prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may reasonably require), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may reasonably accept) and magnetic computer media of such record drawings and specifications translated in DWG format or another format acceptable to Landlord. This Section 5.1(c) shall not apply to the initial Tenant Improvements to be made at the Premises pursuant to Exhibit C-Work Agreement.

(d) This Section 5.1 shall not apply with respect to the initial Tenant Improvements, which are governed by
Exhibit C-Work Agreement.

Section 5.2 Manner and Quality of Alterations. All Alterations shall be performed (a) in a good and workmanlike manner and free from material defects, (b) except in connection with Decorative Alterations (for which no Plans will be required), substantially in accordance with the Plans, and by contractors reasonably approved by Landlord, and (c) in compliance with all Requirements, the terms of this Lease and all construction procedures and regulations then reasonably prescribed by Landlord provided Landlord has given Tenant reasonable advance notice thereof. All materials and equipment shall be of first quality and at least equal to the applicable standards for the Building then reasonably established by Landlord, and no such materials or equipment (other than Tenant’s Property) shall be subject to any lien or other encumbrance.

Section 5.3 Removal of Tenant’s Property. On or before the Expiration Date, Tenant, at Tenant’s expense, shall remove Tenant’s Property from the Premises. Unless otherwise directed by Landlord, on or before the Expiration Date, Tenant, at Tenant’s expense, shall (i) provided that Landlord requested that the applicable Specialty Alteration be removed from the Premises at the time that Landlord provided its consent to the Plans for the applicable Specialty Alteration, remove all Specialty Alterations (as defined in Exhibit B-Definitions) and close up any slab penetrations at the Premises; and (ii) provided that Landlord requested that the applicable Alteration be removed from the Premises at the time that Landlord provided its consent to the Plans for the applicable Alteration, remove all other Alterations (other than Decorative Alterations, Non-Removable Alterations and Tenant’s voice and data cabling in the Premises, except Tenant’s cabling and wiring for any trading floor(s) and Tenant’s cabling and wiring on any non-trading floor(s) to the extent such non-trading floor cabling and wiring is not normally found in comparable office space at Comparable Buildings). Tenant, at Tenant’s expense, shall repair and restore in a good and workmanlike manner any damage to the Premises and/or the Building caused by Tenant’s removal of Tenant’s Property and any Alterations or by the closing of any slab penetrations. If Tenant fails to so remove any of Tenant’s Property and/or any Alterations that Tenant is required to remove, the same shall be deemed abandoned and Landlord may remove and dispose of same, and repair and restore any damage caused thereby, at Tenant’s expense, and without accountability to Tenant. All Alterations that Landlord does not require Tenant to remove as aforesaid shall become Landlord’s property upon the expiration or earlier termination of this Lease.

Section 5.4 Mechanic’s Liens. Tenant, at Tenant’s expense, shall discharge any lien or charge recorded or filed against the Project in connection with any work done or claimed to have been done by or on behalf of, or materials furnished or claimed to have been furnished to, Tenant, within thirty (30) days after Tenant’s receipt of notice thereof by payment, filing the bond required by law or otherwise in accordance with law.

Section 5.5 [Intentionally Omitted]

Section 5.6 Tenant’s Costs. Tenant shall pay to Landlord, within thirty (30) days following written demand, for (a) all reasonable out-of-pocket costs incurred by Landlord with unrelated third parties in connection with the review of any Alterations plans, (b) in the case of

Alterations after the Tenant Improvements, the time reasonably spent during hours other than 7:00 a.m. to 6:00 p.m. on Business Days by Landlord’s personnel to operate elevators or otherwise to facilitate Tenant’s Alterations, which time shall be charged at the hourly rate that Landlord incurs for providing such personnel without any profit or markup to Landlord, and (c) in the case of Alterations after the Tenant Improvements for which Landlord’s construction manager shall be engaged by Tenant to supervise the performance thereof, the time reasonably spent by Landlord’s construction manager protecting Landlord’s interest (taking into account the nature of the Alterations) in connection with Tenant’s Alterations, which time shall be charged at the hourly rate incurs for such construction manager’s services, without any profit or markup to Landlord. This Section 5.6 shall not apply with respect to the initial Tenant Improvements, which are governed by Exhibit C-Work Agreement.

Section 5.7 Tenant’s Equipment. Tenant shall provide notice to Landlord’s property manager prior to moving any heavy machinery, heavy equipment, freight, bulky matter or fixtures (collectively, “Equipment”) into or out of the Building and shall pay to Landlord any reasonable costs actually incurred by Landlord with unrelated third parties in connection therewith. If such Equipment requires special handling, Tenant agrees (a) to employ only persons holding all necessary licenses to perform such work, (b) all work performed in connection therewith shall comply with all applicable Requirements and (c) such work shall be done only during hours reasonably designated by Landlord, recognizing that Tenant may need to schedule certain of its work during non-business hours, including weekends.

Section 5.8 Legal Compliance. The approval of Alteration Plans, or consent by Landlord to the making of any Alterations, does not constitute Landlord’s representation that such Alteration Plans or Alterations comply with any Requirements. Landlord shall not be liable to Tenant or any other party in connection with Landlord’s approval of any Alteration Plans, or Landlord’s consent to Tenant’s performing any Alterations. If any Alterations made by or on behalf of Tenant, require Landlord to make any alterations or improvements to any part of the Building in order to comply with any Requirements, Tenant shall pay all reasonable costs and expenses actually incurred by Landlord, without markup, in connection with such alterations or improvements recognizing, however that nothing contained herein shall be deemed to obligate Tenant to pay for any non-compliance existing as of the Delivery Date.

Section 5.9 Floor Load. Tenant shall not place a load upon any floor of the Premises that exceeds eighty (80) pounds per square foot “live-load” or twenty (20) pounds per square foot “dead-load.” Landlord reserves the right to reasonably designate the position of all Equipment which Tenant wishes to place within the Premises, and to place reasonable limitations on the weight thereof.

ARTICLE 6

REPAIRS

Section 6.1 Landlord’s Repair and Maintenance. Landlord shall operate, keep and maintain and, except as provided in Section 6.2 hereof, make all necessary repairs and replacements (both structural and nonstructural) to (i) the Base Building Systems (including, without limitation, the elevators), (ii) the Common Areas, (iii) the Parking Facility; and (iv) the structural components of the Building including, without limitation, the exterior, including exterior doors and windows, and, load bearing elements, foundations, roof and roof membrane in order that the foregoing items described in (i) through (iv) are maintained at all times during the Lease Term in conformance with standards applicable to Comparable Buildings and, to the extent applicable or not otherwise excludable under the terms of this Lease, the cost of such repairs, maintenance and replacements will be included in Operating Expenses. Landlord shall make all repairs with due diligence and due care in a good and workmanlike manner and in compliance with all applicable Requirements.

Section 6.2 Tenant’s Repair and Maintenance. Tenant shall promptly, at Tenant’s expense and in compliance with Article 5, make all nonstructural repairs to the Premises and all repairs to the fixtures, plate glass (excluding the exterior windows), Specialty Alterations, equipment and appurtenances located within or exclusively serving the Premises including all electrical and plumbing systems from the point of connection to the Base Building System and all supplemental heating, ventilation and air conditioning systems exclusively serving the Premises or, if this Lease expressly provides that the Premises will be served by the HVAC System, any alterations or improvements to the HVAC System made or caused to be made by Tenant (collectively, “Tenant Fixtures”) as and when needed to preserve the Premises in good working order and condition, except for reasonable wear and tear, damage by casualty, terrorism or condemnation, and damage for which Tenant is not responsible. Subject to Section 11.2(b), all damage to the Building or to any portion thereof or to any Tenant Fixtures requiring structural or nonstructural repair caused by or resulting from any negligent act or omission, or willful misconduct of a Tenant Party or the moving of Tenant’s Property or Equipment into, within or out of the Premises by a Tenant Party, shall be repaired at Tenant’s expense by Tenant or by Landlord in accordance with the allocation of repair responsibilities set forth in Article 11. All Tenant repairs shall be of good quality utilizing new construction materials and in compliance with Article 5.

Section 6.3 Restorative Work. Landlord reserves the right to make all changes, alterations, additions, improvements, repairs or replacements to the Building and Base Building Systems, including changing the arrangement or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, toilets or other Common Areas (collectively, “Restorative Work”), as Landlord reasonably deems necessary or desirable, and to take all materials into the Premises required for the performance of such Restorative Work, provided that (a) the level of any Building service shall not decrease in any material respect from the level required of Landlord in this Lease as a result thereof (other than temporary changes in the level of such services during the performance of any such Restorative Work), (b) Tenant is not deprived of reasonable access to the Premises, (c) such Restorative Work shall not require the reconfiguration or modification to any of the Tenant Improvements or Alterations (in either case, located within the Premises) theretofore performed and (d) during the period (if any) that Tenant does not have reasonable access to the Parking Facility due to the Restorative Work, Landlord shall provide Tenant with reasonable alternate parking in the vicinity of the Building at no additional cost to Tenant provided that Landlord shall only have the right to not provide access to the Parking Facility for such period as may reasonably be required in order to complete Restorative Work at the Parking Facility. All Restorative Work shall be consistent with the quality and finishes normally and customarily then found in Comparable Buildings. Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of such Restorative Work. Provided Landlord complies with the immediately preceding sentence, there shall be no Rent abatement or allowance to Tenant for a diminution of rental value, no actual or constructive eviction of Tenant, in whole or in part, no relief from any of Tenant’s other obligations under this Lease, and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others performing, or failing to perform, any Restorative Work.

Section 6.4 Tenant Remedies.

(a) Landlord shall be in default under this Lease if Landlord fails to perform any of its repair and/or maintenance obligations under this Lease and such failure continues for more than thirty (30) days after written notice thereof from Tenant to Landlord specifying the particulars of such failure (or if such failure cannot reasonably be rectified or cured within such thirty (30) day period, then such failure shall be deemed to be rectified or cured if Landlord, within such thirty (30) day period, shall have commenced such cure and shall continue thereafter with due diligence to cause such cure to be completed).

(b)(i) If a Landlord default occurs beyond any applicable notice and cure period set forth in Section 6.4(a) above and such failure materially impairs Tenant’s use and enjoyment of the Premises (a “Landlord Failure”), Tenant, as Tenant’s sole remedy, may thereafter give Landlord and Landlord’s Mortgagee(s) a ten (10) Business Day written notice stating Tenant intends to exercise Tenant’s self-help right which notice must state in bold print in 12 font or larger “SECOND AND FINAL REQUEST” at the top of the first page of the written notice and if Landlord and/or Landlord’s Mortgagee fail to commence to cure such Landlord Failure during such ten (10) Business Day period and thereafter diligently pursue such cure to completion, Tenant shall have the right to proceed to cure such Landlord Failure and deliver an invoice to Landlord for the reasonable and actual out-of-pocket costs and expenses incurred by Tenant therefor. Landlord shall pay to Tenant the amount of such invoice within thirty (30) days after delivery by Tenant. If Landlord fails to timely pay such invoice, such unpaid amount shall accrue interest at the Interest Rate until paid. In addition, if Landlord fails to timely pay such invoice, Tenant, as Tenant’s sole remedy, shall have the right to offset (“Self-Help Offset Right”) the amount of such invoice (plus interest as provided above) against Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment due from time to time under this Lease; provided, however, in no event shall Tenant deduct an amount in excess of twenty-five percent (25%) of the Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment due for any applicable month. The amount of such invoice, when paid by Landlord (or offset as aforesaid), shall be included within Operating Expenses, to the extent such costs and expenses are included within the definition of Operating Expenses. If Tenant proceeds to cure such Landlord Failure and such cure will affect the Base Building Systems, any Building warranty and/or the Building structure, Tenant shall use only those contractors designated by Landlord for such work (provided that Landlord so designates such contractors within five (5) business days of Tenant’s request therefor). Tenant shall indemnify, defend, protect and hold Landlord harmless from and against any and all Losses incurred by Landlord to the extent arising as a result of Tenant’s performance of any such cure, including, without limitation, claims made by other occupants of the Building that Tenant’s performance of such work interfered with their occupancy of space in the Building. The foregoing notwithstanding, if Tenant has not been fully reimbursed for the offset amounts, Landlord will have right to reimburse Tenant for the offset amounts or any portion thereof by paying Tenant the unapplied offset amounts. If Tenant exercises Tenant’s Self-Help Offset Right, Tenant shall notify Landlord of such exercise (including the offset amount) in writing within five (5) Business Days prior to such exercise.

(ii) If Tenant exercises Tenant’s self-help right set forth in Section 6.4(b)(i), Tenant shall (A) proceed in accordance with the applicable provisions of this Section 6.4(b) and all applicable Requirements and Rules and Regulations; (B) use only such contractors, suppliers, etc. as are duly licensed in the Commonwealth of Virginia and insured to effect such repairs and who perform such repairs in first class buildings in the normal course of their business; (C) use new materials; and (D) make reasonable efforts to minimize any material interference or impact on the other tenants and occupants of the Building.

(iii) Tenant’s rights under this Section 6.4(b) shall terminate if at any time the Area of the Premises is less than 50,000 rentable square feet.

(iv) In the event of a casualty or a Taking, Tenant’s rights under this Section 6.4(b) shall not apply.

ARTICLE 7

TAXES AND OPERATING EXPENSES

Section 7.1 Definitions.

(a) “Assessed Valuation” shall mean the amount for which the Project is assessed by any applicable Governmental Authority for the purpose of imposition of Taxes.

(b) “Base Operating Expenses” shall mean the Operating Expenses for the Base Year.

(c) “Base Taxes” shall mean the Taxes payable on account of the Base Year.

(d) “Calendar Year” shall mean each calendar year, all or any portion of which falls during the Term.

(e) “Comparison Year” shall mean any Calendar Year commencing subsequent to the Base Year.

(f) “Operating Expenses” inclusions and exclusions shall be consistent with operating expense inclusions and exclusions for Comparable Buildings (subject to adjustment for any Project-specific matters and subject to the express terms of this Lease) and shall be computed net of rebates, credits, discounts, or other reimbursements taken or received by Landlord. Subject to the exclusions set forth below, Operating Expenses shall mean the aggregate of all reasonable costs and expenses paid or incurred by or on behalf of Landlord in connection with the ownership, operation, repair and maintenance of the Project, including, but not limited to, the following:

(i) costs of any capital improvement incurred after the Base Year only if such capital improvement either (A) is reasonably intended to result in a reduction in Operating Expenses (e.g., a labor-saving improvement) provided the amount included in

Operating Expenses in any Comparison Year shall not exceed an amount equal to the savings reasonably determined or anticipated by Landlord to result from the installation and operation of such improvement, and/or (B) is made during any Comparison Year to comply with Requirements, exclusive of any costs incurred to remedy any Requirements violation existing on the Commencement Date. Such capital improvements shall be amortized (with interest at the Base Rate) on a straight-line basis over such period as Landlord shall reasonably determine in accordance with generally accepted accounting principles (US) (“GAAP”) as such principles are generally applied in the real estate industry, consistently applied during the Term, taking into consideration the anticipated useful life of such improvements, and the amount included in Operating Expenses in any Comparison Year shall be equal to the annual amortized amount;

(ii) costs of maintaining and operating (including the reasonable rental value thereof, but not for more than 2,500 square feet of rentable area) the management and engineering offices, if any, for the Building;

(iii) costs incurred by Landlord in establishing, equipping, maintaining, repairing and operating (including the reasonable rental value thereof) any Building amenities or services intended by Landlord for the general benefit of tenants of the Building such as any concierge service (whether located at the Building or made available to Building tenants from an off-site location);

(iv) costs of maintaining the sidewalks, landscaping and other improvements adjacent to the Project including, without limitation, costs of cleaning, removing snow and spreading salt; feeding trees; removing trash from tree boxes; and adding mulch to tree boxes;

(v) costs incurred for Parking Facility utilities, elevators, insurance, cleaning, restriping, HVAC and security;

(vi) electricity, water and other utility costs;

(vii) costs of all insurance (including any terrorism insurance) maintained by Landlord in connection with the Project and/or Landlord’s equipment, fixtures and personal property used in connection therewith; and

(viii) a property management fee in the amount of three percent (3%) of gross rents and revenues received by Landlord from the Project (including, without limitation, Operating Expense and Tax pass-throughs and reimbursements) and all items reimbursable to the Building property manager pursuant to any management contract for the Building.

Except as might be expressly set forth in this Lease to the contrary, Operating Expenses shall be calculated in accordance with customary practices employed by other comparable owners of Comparable Buildings. Landlord shall not seek to capture more than 100% of Operating Expenses. Operating Expenses shall not include any Excluded Expenses.

If during all or part of the Base Year or any Comparison Year, Landlord does not furnish any particular item of work or service (which would otherwise constitute an Operating Expense) to any leasable portion of the Building and the costs of such item constitutes an Operating

Expense and the cost varies with the Building’s occupancy level or if any tenant of the Building does not normally use a specific Building area or improvement (e.g., a first (1st) floor retail tenant with an exterior premises entrance door does not normally use the Building’s passenger elevators), then, for purposes of computing Operating Expenses for such period, the amount included in Operating Expenses for such period shall be increased by an amount equal to the costs that Landlord reasonably determines would have been incurred during such period if Landlord had furnished such item of work or service to such portion of the Building or if all tenants of the Building had normally used such Building area or improvement; provided, however, if the result of such computation would be to have Landlord expenditures for such items included in Tenant’s Operating Payment exceed the actual cost of such items, then the foregoing amount shall be reduced by such excess. In determining the amount of Operating Expenses for the Base Year or any Comparison Year, if less than ninety-five percent (95%) of the Building rentable area is occupied by tenants at any time during the Base Year or any such Comparison Year, then Operating Expenses which vary with occupancy shall be determined for the Base Year or such Comparison Year to be an amount equal to the like expenses which would normally be expected to be incurred had such occupancy been ninety-five percent (95%) throughout the Base Year or such Comparison Year; provided, however, if the result of such computation would be to have Landlord’s expenditure recoveries for such items exceed the actual cost of such items, then the foregoing amount shall be reduced by such excess. The adjustment required pursuant to this paragraph shall not be construed to permit Landlord to recover from Tenant Additional Rent pursuant to Section 7.3 which, when added to the total amount of additional rent payable (assuming that such parties actually paid all amounts required to be paid by such parties under their leases, without regard to any abatements provided thereunder) by all tenants of the Building on account of Operating Expenses for such year will exceed the actual amount of Operating Expenses incurred by Landlord for such year.

To the extent that the Building shares facilities and/or services with other buildings (the “Shared Expenses”), Operating Expenses shall include the portion of all costs, expenses and disbursements relating to such shared facilities and services as Landlord reasonably allocates to the Building provided that if such expenses were incurred solely at or in connection with the Building, such expenses would otherwise constitute Operating Expenses hereunder. For example, if the property management office for the Building were located in another office building containing the same rentable area as the Building and such management office also serves as the property management office for such other building, Operating Expenses for the Building would include Landlord’s reasonable allocation to the Building of the cost of maintaining and operating (including the reasonable rental value thereof, but not for more than the rentable area permitted above) the management offices at such other building. In addition, to the extent that personnel costs for personnel performing services to other properties of Landlord or its management agent, such costs shall be appropriately allocated among all such other properties based upon time spent or based upon the relative rentable areas of the Building and such other properties, as Landlord shall reasonably determine.

(g) “Statement” shall mean a statement setting forth in reasonable detail a comparison of (i) the Base Taxes and the Taxes for an applicable Comparison Year, together with the amount of Tenant’s Tax Payment for such Comparison Year, which Statement will contain a copy of the applicable assessment or tax bill, or (ii) the Base Operating Expenses and the Operating Expenses payable for any Comparison Year including without limitation an explanation of any Shared Expenses and the basis upon which such Shared Expenses have been reasonably allocated, together with the amount of Tenant’s Operating Payment for such Comparison Year.

(h) “Taxes” shall mean (i) all real estate taxes, assessments, sewer and water rents, Business Improvement District assessments and charges and all other governmental levies, impositions or charges, whether general, special, ordinary, extraordinary, foreseen or unforeseen, which may be assessed, levied or imposed upon all or any part of the Project or in connection with the use thereof (including any transit, personal property, sales, rental, use, gross receipts, or occupancy taxes, vault rental (on vaults used to locate utilities as opposed to parking or other rent or revenue generating areas) and other taxes and assessments), and (ii) all reasonable expenses (including reasonable attorneys’ fees and disbursements and experts’ and other witnesses’ fees) incurred in contesting any of the foregoing or the Assessed Valuation of the Project (but such expenses will not be included in Base Taxes if incurred during the Base Year). Taxes shall not include (u) interest or penalties incurred by Landlord as a result of Landlord’s late payment of Taxes, (v) franchise, transfer, gift, inheritance, estate, excess profits or net income taxes imposed upon Landlord, (w) any cost or expense that is duplicative of any cost or expense included in Operating Expenses, (x) any taxes imposed in connection with personal property owned, leased, or used by Tenant or any other tenant or other occupant of the Project, (y) [intentionally omitted] or (z) deed transfer, transfer of economic interests or recordation taxes. For purposes hereof, “Taxes” for any Calendar Year shall be deemed to be the Taxes which are assessed, levied or imposed for such Calendar Year regardless of when due or paid. If any Taxes are assessed on a fiscal year (rather than a Calendar Year), Landlord shall have the right to equitably allocate such Taxes on a Calendar Year basis. If Landlord elects to pay any assessment in annual installments, then (i) such assessment shall be deemed to have been so divided and to be payable in the maximum number of installments permitted by law, and (ii) there shall be deemed included in Taxes for each Comparison Year the installments of such assessment becoming payable during such Comparison Year, together with interest payable during such Comparison Year on such installments and on all installments thereafter becoming due as provided by law, all as if such assessment had been so divided. If at any time the methods of taxation prevailing on the Effective Date shall be altered so that in lieu of or as an addition to the whole or any part of Taxes, there shall be assessed, levied or imposed (1) a tax, assessment, levy, imposition or charge based on the gross rents received from the Project whether or not wholly or partially as a capital levy or otherwise, (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon all or any part of the Project and imposed upon Landlord, (3) a license fee measured by the rents, or (4) any other tax, assessment, levy, imposition, charge or license fee however described or imposed, including business improvement district impositions and business, professional and occupational license fees, then all such taxes, assessments, levies, impositions, charges or license fees or the part thereof so measured or based shall be deemed to be Taxes. Taxes shall be computed after consideration of any reduction obtained applicable to periods during the Lease Term, and Tenant shall be entitled to a refund for its proportionate share of such refund (including any interest therein) less its proportionate share of the reasonable out-of-pocket expenses incurred by Landlord in obtaining such a refund (to the extent not previously included within Taxes). Landlord’s obligation to reimburse Tenant for any such refund shall survive the termination or expiration of this Lease

Section 7.2 Tenant’s Tax Payment.

(a) If the Taxes payable for any Comparison Year exceed the Base Taxes, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Tax Payment”). Notwithstanding the foregoing, Tenant shall have no obligation to pay Tenant’s Tax Payment until the Rent Commencement Date (i.e., Tenant shall not be responsible for any Tenant’s Tax Payment for any period preceding the Rent Commencement Date). For each Comparison Year, Landlord shall furnish to Tenant a written statement setting forth Landlord’s reasonable estimate of Tenant’s Tax Payment for such Comparison Year (the “Tax Estimate”). Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to 1/12 of the Tax Estimate for such Comparison Year. If Landlord furnishes a Tax Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Tax Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section during the last month of the preceding Comparison Year, (ii) promptly after the Tax Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Tax Estimate previously made for such Comparison Year were greater or less than the installments of Tenant’s Tax Estimate to be made for such Comparison Year in accordance with the Tax Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder or, if received after the expiration or sooner termination of the Term, promptly pay such amount to Tenant, and (iii) on the first (1st) day of the month following the month in which the Tax Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of the Tax Estimate.

(b) As soon as reasonably practicable after Landlord has determined the Taxes for a Comparison Year, Landlord shall furnish to Tenant a Statement for such Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.2(a) exceeded the actual amount of Tenant’s Tax Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder or, if the Term has expired, Landlord shall promptly pay such amount to Tenant (net of any sums then owed by Tenant to Landlord). If the Statement for such Comparison Year shows that the sums so paid by Tenant were less than Tenant’s Tax Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within thirty (30) days after delivery of the Statement to Tenant.

(c) Only Landlord may institute proceedings to reduce the Assessed Valuation of the Project and the filings of any such proceeding by Tenant without Landlord’s consent shall constitute an Event of Default. If the Taxes payable for the Base Year are reduced, the Base Taxes shall be correspondingly revised, the Additional Rent previously paid or payable on account of Tenant’s Tax Payment hereunder for all Comparison Years shall be recomputed on the basis of such reduction, and Tenant shall pay to Landlord within thirty (30) days after being billed therefor, any deficiency between the amount of such Additional Rent previously computed and paid by Tenant to Landlord, and the amount due as a result of such recomputations. Notwithstanding the foregoing, in no event will any reduction of Taxes received during the Base Year which relate to a period preceding the Base Year reduce the Taxes incurred during the Base Year. If Landlord receives a refund of Taxes for any Comparison Year, Landlord shall credit against subsequent payments of Rent due hereunder, an amount equal to Tenant’s Proportionate Share of the refund, or, if received after the expiration or sooner termination of the Term, promptly pay such amount to Tenant net of any reasonable expenses incurred by Landlord in achieving such refund (to the extent not previously included within Taxes), which amount shall not exceed Tenant’s Tax Payment paid for such Comparison Year or, if the Term has expired, Landlord shall promptly pay such amount to Tenant (net of any sums then owed by Tenant to Landlord). Landlord shall not be obligated to file any application or institute any proceeding seeking a reduction in Taxes or the Assessed Valuation. The benefit of any exemption or abatement relating to all or any part of the Project shall accrue solely to the benefit of Landlord and Taxes shall be computed without taking into account any such exemption or abatement.

(d) Tenant shall be responsible for any applicable occupancy or rent tax now in effect or hereafter enacted and, if such tax is payable by Landlord, Tenant shall promptly pay such amounts to Landlord, upon Landlord’s demand recognizing that to avoid duplication, any such occupancy or rent tax, if collected by Landlord under this subsection, shall not be included in the computation of Tenant’s Tax Payment.

(e) Tenant shall be obligated to make Tenant’s Tax Payment regardless of whether Tenant may be exempt from the payment of any Taxes as the result of any reduction, abatement or exemption from Taxes granted or agreed to by any Governmental Authority, or by reason of Tenant’s diplomatic or other tax-exempt status.

Section 7.3 Tenant’s Operating Payment.

(a) If the Operating Expenses payable for any Comparison Year exceed the Base Operating Expenses, Tenant shall pay to Landlord Tenant’s Proportionate Share of such excess (“Tenant’s Operating Payment”). Notwithstanding the foregoing, Tenant shall have no obligation to pay Tenant’s Operating Payment until the Rent Commencement Date (i.e., Tenant shall not be responsible for any Tenant’s Tax Payment for any period preceding the Rent Commencement Date). For each Comparison Year, Landlord shall furnish to Tenant a written statement setting forth Landlord’s reasonable estimate of Tenant’s Operating Payment for such Comparison Year (the “Expense Estimate”). Tenant shall pay to Landlord on the first (1st) day of each month during such Comparison Year an amount equal to 1/12 of the Expense Estimate. If Landlord furnishes an Expense Estimate for a Comparison Year subsequent to the commencement thereof, then (i) until the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, Tenant shall pay to Landlord on the first (1st) day of each month an amount equal to the monthly sum payable by Tenant to Landlord under this Section during the last month of the preceding Comparison Year, (ii) promptly after the Expense Estimate is furnished to Tenant or together therewith, Landlord shall give notice to Tenant stating whether the installments of Tenant’s Operating Payment previously made for such Comparison Year were greater or less than the installments of Tenant’s Operating Payment to be made for such Comparison Year in accordance with the Expense Estimate, and (x) if there shall be a deficiency, Tenant shall pay the amount thereof within thirty (30) days after demand therefor, or (y) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder, or, if received after the expiration or sooner termination of the Term, promptly pay such amount to Tenant, and (iii) on the first (1st) day of the month following the month in which the Expense Estimate is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such Comparison Year, Tenant shall pay to Landlord an amount equal to 1/12 of Tenant’s Operating Payment shown on the Expense Estimate.

(b) On or before July 1st of each Comparison Year, Landlord shall furnish to Tenant a Statement for the immediately preceding Comparison Year. If the Statement shows that the sums paid by Tenant under Section 7.3(a) exceeded the actual amount of Tenant’s Operating Payment for such Comparison Year, Landlord shall credit the amount of such excess against subsequent payments of Rent due hereunder or, if the Term has expired, Landlord shall promptly pay such amount to Tenant (net of any sums then owed by Tenant to Landlord). If the Statement shows that the sums so paid by Tenant were less than Tenant’s Operating Payment for such Comparison Year, Tenant shall pay the amount of such deficiency within thirty (30) days after Tenant’s receipt of the Statement.

Section 7.4 Non-Waiver; Disputes.

(a) Landlord’s failure to render any Statement on a timely basis with respect to any Comparison Year shall not prejudice Landlord’s right to thereafter render a Statement with respect to such Comparison Year or any subsequent Comparison Year, nor shall the rendering of a Statement prejudice Landlord’s right to thereafter render a corrected Statement for that Comparison Year, provided that in all events Landlord shall provide a Statement to Tenant no later than twenty-four (24) months after the end of the Calendar Year for which such Statement is rendered. The foregoing notwithstanding, there shall be no limit on the time during which Landlord must provide Tenant with written notice of a supplemental invoice with respect to any Contested Cost; provided, however, that Landlord shall use commercially reasonable efforts to diligently pursue the resolution of any such Contested Cost. A “Contested Cost” means any Operating Expenses, Taxes and charges for Excess Electrical Usage: (i) that Landlord contests during such twenty-four (24) month period and/or (ii) for which Landlord did not receive an invoice prior to the expiration of such twenty-four (24) month period.

(b) Landlord shall maintain reasonably full and complete records of the actual Operating Expenses and Taxes in accordance with GAAP and good commercial practice. Each Statement sent to Tenant shall be conclusively binding upon Tenant unless (i) Tenant pays to Landlord when due the amount set forth in such Statement, without prejudice to Tenant’s right to dispute such Statement, and (ii) within one hundred eighty (180) days after such Statement is received by Tenant, Tenant sends a notice to Landlord requesting a review of Landlord’s books and records applicable to such Statement, in which case Tenant and its accountants or other reputable representative shall have the right to review Landlord’s books and records applicable to such Statement. With respect to each Statement, Landlord will maintain its applicable books and records for a period of at least three (3) years after such Statement is delivered to Tenant and thereafter during the pendency of any review thereof by Tenant pursuant to the terms of this Lease. Notwithstanding the foregoing, in connection with Tenant’s initial audit of any Statement, Tenant shall also be entitled to audit the Operating Expenses for the Base Year. If Tenant timely disputes a Statement, Tenant shall be permitted to audit the books and records relating to the Statement, and if Tenant shall discover as a result of such audit a discrepancy in excess of five percent (5%) in any category of Operating Expenses, Tenant shall also be entitled to audit the same category of Operating Expenses for one (1) year immediately preceding the year for which

Tenant’s audit was performed (but not prior thereto regardless of the results of any audit pertaining to such additional year). Tenant shall have the right to copy from the books and records invoices and documents which state amounts included in the Statement. Tenant agrees that Tenant will not employ, in connection with any dispute under this Lease with respect to a Statement, any person or entity who is to be compensated in whole or in part, on a contingency fee basis. If Tenant timely objects to a Statement and the parties do not resolve any dispute as to the correctness of such Statement within thirty (30) days following such notice of objection, either party may refer the issues raised to a consultant specializing in such reconciliations or a regionally recognized public accounting firm selected by Landlord and Tenant, and the decision of such consultant or accountants shall be conclusively binding upon Landlord and Tenant. In connection therewith, Tenant, such accountants and all other persons to whom Tenant gives any of the information obtained in connection with such review shall execute and deliver to Landlord a confidentiality agreement, in form and substance reasonably satisfactory to Landlord, whereby such parties agree not to disclose to any third party any of the information obtained in connection with such review. Tenant shall pay the fees and expenses relating to such procedure, unless such accountants determine that Landlord overstated Operating Expenses by more than four percent (4%) for such Comparison Year, in which case Landlord shall pay such fees and expenses of the accounting firm selected by Landlord and Tenant as set forth above together with the reasonable out-of-pocket third-party costs of Tenant’s audit. If it is finally determined that Landlord overcharged Tenant, Landlord shall reimburse Tenant the amount of the overcharge (including also any overcharge for the prior periods audited by Tenant) within thirty (30) days from such determination.

Section 7.5 Proration. If the Rent Commencement Date is not January 1st, Tenant’s Tax Payment and Tenant’s Operating Payment for the applicable Calendar Year shall be apportioned on the basis of the number of days in the year from the Rent Commencement Date to the following December 31. If the Expiration Date occurs on a date other than December 31st, Tenant’s Tax Payment and Tenant’s Operating Payment for the Calendar Year in which such Expiration Date occurs shall be apportioned on the basis of the number of days in the period from January 1st to the Expiration Date. Upon the expiration or earlier termination of this Lease, any Additional Rent under this Article shall be adjusted or paid within thirty (30) days after submission of the Statement for the last Calendar Year.

Section 7.6 No Reduction in Rent. If Operating Expenses or Taxes for any Comparison Year are less than the Base Operating Expenses or the Base Taxes (as applicable), such occurrence shall not entitle Tenant to a refund or any other payment nor shall it result in a reduction in the Rent payable under this Lease.

Section 7.7 Cap on Controllables.

(a) Notwithstanding anything herein to the contrary, for purposes of calculating Operating Expenses, Controllable Expenses for any calendar year after the Base Year shall be deemed not to have exceeded the Cap. The “Cap” means, for each year after the Base Year, 106% of the Controllable Expenses incurred during the Base Year, compounded annually for each calendar year (or partial calendar year) after the Base Year. The foregoing notwithstanding, to the extent that the Controllable Expenses for any year exceed the Cap, the excess may be included in Controllable Expenses in any future year(s) to the extent that the Controllable Expenses incurred during such future year(s) are less than the Cap.

(b) “Controllable Expenses” means all Operating Expenses except for: (A) insurance premiums; (B) utility costs; (C) costs incurred for ice and snow removal; (D) property management fees (which shall be subject to the limitations set forth in Section 7.1(f)(viii)); and (E) excess labor and/or materials costs incurred in connection with unionized labor (e.g, the difference between the cost of non-union and union labor).

ARTICLE 8

REQUIREMENTS OF LAW

Section 8.1 Compliance with Requirements.

(a)(i) Subject to the provisions of Sections 6.1 and 6.2 regarding repairs, Tenant, at Tenant’s expense, shall comply with all Requirements applicable to the Premises; provided, however, Tenant shall not be obligated to comply with any (x) Requirements requiring any alterations within the Premises resulting by reason of the failure of the Building or any component thereof to comply with Requirements as of the Delivery Date, or (y) Requirements requiring any structural alterations to the Building or to any of the Base Building Systems unless the application of such Requirements arises from (A) the specific manner and nature of Tenant’s use or occupancy of the Premises, as distinct from general office use, (B) Alterations made by Tenant, or (C) a breach by Tenant of any provisions of this Lease. Any such repairs or alterations shall be made at Tenant’s expense (1) by Tenant in compliance with Article 5 if such repairs or alterations are nonstructural and do not affect any Base Building System, or (2) by Landlord if such repairs or alterations are structural or affect any Base Building System. If either Landlord or Tenant obtains knowledge of any failure to comply with any Requirements applicable to the Premises, such party shall give the other prompt notice thereof.

(ii) Except as set forth above in Section 8.1(a)(i) with respect to the Premises, Tenant shall not be obligated to comply with any Requirements requiring any alterations to the Building unless the application of such Requirements arises from (A) Tenant’s use or occupancy of the Premises other than for normal office use (including a normal number of Tenant employees, normal office equipment, etc.), (B) Alterations made by Tenant, or (C) a breach by Tenant of any provisions of this Lease. Any such repairs or alterations shall be made at Tenant’s expense by Landlord.

(b) Tenant shall not cause or knowingly permit (i) any Hazardous Materials to be brought onto the Project by any Tenant Party, (ii) the storage or use of Hazardous Materials by a Tenant Party in any manner other than in full compliance with any Requirements, or (iii) the escape, disposal or release of any Hazardous Materials within or in the vicinity of the Building by any Tenant Party. Nothing herein shall be deemed to prevent Tenant’s use of any Hazardous Materials customarily used in the ordinary course of office work or in the construction of leasehold improvements, but only during the period of Tenant’s performance of the initial Tenant Improvements and any Alterations; provided that, in either such case, such use is in accordance with all Requirements. Tenant shall be responsible, at Tenant’s expense, for all matters directly or indirectly based on, or arising or resulting from the presence of Hazardous Materials at the

Project which is caused or permitted by a Tenant Party. Tenant shall provide to Landlord copies of all communications received by Tenant with respect to any Requirements relating to Hazardous Materials, and/or any claims made in connection therewith. Landlord or its agents may, at its sole cost and expense (unless a violation of this Section is found to have occurred, in which case, at Tenant’s expense), perform environmental inspections of the Premises at any time upon reasonable prior notice (or without notice if Landlord believes an emergency exists).

(c) Landlord shall comply with (or cause to be complied with) all Requirements applicable to the Project which are not the obligation of Tenant as expressly set forth herein and which are not the obligation of any other tenant of the Building (except to the extent such non-compliance by such other tenants materially and adversely affects Tenant or its rights under this Lease). Landlord agrees in connection with such compliance to use commercially reasonable efforts not to interfere with the conduct of business operations at the Premises by Tenant or any Tenant Party. Landlord represents that, as of the date hereof, Landlord has not received any notice of any violation of any Requirement that remains uncured and that, to its actual knowledge as of the Effective Date, neither the Land nor any other portion of the Project or Building contains any Hazardous Materials in violation of Environmental Laws.

(d) Tenant shall not cause or knowingly permit any action or condition that would (i) invalidate or conflict with Landlord’s insurance policies, (ii) violate applicable rules, regulations and guidelines of the Fire Department or be inconsistent with the requirements of any of the issuers of such policies or any other authority having jurisdiction over the Building, (iii) cause an increase in the premiums of fire insurance for the Building over that payable with respect to Comparable Buildings, or (iv) result in Landlord’s insurance companies’ refusing to insure the Building or any property therein in amounts and against risks as reasonably determined by Landlord. If fire insurance premiums increase as a result of Tenant’s failure to comply with the provisions of this Section, Tenant shall promptly cure such failure and shall reimburse Landlord for the increased fire insurance premiums paid by Landlord as a result of such failure by Tenant.

Section 8.2 Fire and Life Safety. Unless resulting by reason of the failure of such systems to comply with applicable Requirements as of the Delivery Date, any modifications to the Building fire alarm and life safety systems required by Tenant or completed as part of any Alterations shall be at Tenant’s expense, subject to the application of Landlord’s Contribution pursuant to the terms of the Exhibit C-Work Agreement. If the Fire Insurance Rating Organization or any Governmental Authority or any of Landlord’s insurers requires any modifications and/or alterations be made or any additional equipment be supplied in connection with the sprinkler system or fire alarm and life-safety system serving the Building by reason of Tenant’s use of the Premises or any portion thereof for purposes other than for the Permitted Use, any Alterations performed by Tenant or the location of the partitions, Tenant’s Property, or other contents of the Premises, Landlord (to the extent outside of the Premises) or Tenant (to the extent within the Premises) shall make such modifications and/or Alterations, and supply such additional equipment, in either case at Tenant’s expense. For the avoidance of doubt, except to the extent expressly set forth above, it shall be Landlord’s responsibility to ensure that the Common Areas of the Building shall at all times be in full compliance with all Requirements pertaining to life and safety matters.

ARTICLE 9

SUBORDINATION

Section 9.1 Subordination and Attornment.

(a) Except as set forth herein, this Lease is subject and subordinate to all Mortgages and Superior Leases, and, at the request of any Mortgagee or Lessor, Tenant shall attorn to such Mortgagee or Lessor, its successors in interest or any purchaser in a foreclosure sale. Landlord shall use commercially reasonable efforts to deliver to Tenant a subordination, nondisturbance and attornment agreement from Landlord’s current and all future Mortgagees and Lessors on each such Mortgagee’s or Lessor’s standard form, which form shall be in a commercially reasonable form and which form shall be modified to address any Lease-specific provisions as such Mortgagee or Lessor might reasonably require (an “SNDA”). With respect to any future Mortgagee(s) and Lessor(s), such subordination shall not be effective until an SNDA has been executed by the Mortgagee or the Lessor (as applicable) and delivered to Tenant. Landlord and Tenant acknowledge that Landlord is required to obtain Landlord’s current Mortgagee’s approval of this Lease (“Lender Approval”) and promptly after the Effective Date, Landlord will use commercially reasonable efforts to obtain Lender Approval. If Lender Approval has not been obtained for any reason and/or Landlord has not delivered an SNDA from Landlord’s current Mortgagee (the “Current SNDA”) to Tenant within thirty (30) days after the Effective Date (the “SNDA Period”), Landlord and Tenant shall each have the right to terminate this Lease by delivering fifteen (15) days prior written notice to the other party within the fifteen (15) day period immediately following the SNDA Period; provided, however, if Tenant terminates this Lease as aforesaid and if Landlord obtains Lender Approval and/or the Current SNDA, as applicable, prior to the expiration of such fifteen (15) day termination period, Tenant’s termination notice shall be deemed null and void. If this Lease is not terminated by Landlord or Tenant as aforesaid, Landlord’s obligation to obtain the Current SNDA as set forth herein shall continue and Landlord will use commercially reasonable efforts to obtain the Current SNDA, but neither party will have the right to terminate this Lease due to Landlord’s failure to obtain the Lender Approval and/or the Current SNDA.

(b) If a Lessor or Mortgagee or any other person or entity shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or the delivery of a new lease or deed, then at the request of the successor landlord and upon such successor landlord’s written agreement to accept Tenant’s attornment and to recognize Tenant’s interest under this Lease, Tenant shall be deemed to have attorned to and recognized such successor landlord as Landlord under this Lease. The provisions of this Section are self-operative and require no further instruments to give effect hereto; provided, however, that Tenant shall, within ten (10) Business Days after demand, execute and deliver any commercially reasonable instrument that such successor landlord may reasonably request (i) evidencing such attornment, (ii) setting forth the terms and conditions of Tenant’s tenancy, and (iii) containing such other terms and conditions as may be required by such Mortgagee or Lessor, provided such terms and conditions do not increase the Rent, materially increase Tenant’s non-monetary obligations, increase the Rent or otherwise materially and adversely affect Tenant’s rights under this Lease. Upon such attornment this Lease shall continue in full force and effect as a direct lease between such successor landlord and Tenant upon all of the terms, conditions and covenants set forth in this Lease except that unless otherwise provided in the SNDA such successor landlord shall not be:

(i) liable for any act or omission of Landlord (except to the extent such act or omission continues beyond the date when such successor landlord succeeds to Landlord’s interest and Tenant gives notice of such act or omission);

(ii) subject to any defense, claim, counterclaim, set-off or offset (except as set forth in Section 6.4 of this Lease and Section 4.8 of Exhibit C-Work Agreement) which Tenant may have against any prior Landlord provided, however, that upon such attornment, such purchaser shall perform in accordance with the terms of this Lease and shall be liable for all obligations of Landlord arising or continuing unfulfilled after the date such attornment;

(iii) bound by any prepayment of more than one month’s Rent to any prior landlord with the exception of prepayments of Operating Expenses or Taxes made in accordance with the terms of this Lease;

(iv) bound by any obligation to make any payment to Tenant which was required to be made prior to the time such successor landlord succeeded to Landlord’s interest;

(v) bound by any obligation to perform any work or to make improvements to the Premises except for (x) repairs and maintenance required to be made by Landlord under this Lease, and (y) repairs to the Premises as a result of damage by fire or other casualty or a partial condemnation pursuant to the provisions of this Lease, but only to the extent that such repairs can reasonably be made from the net proceeds of any insurance or condemnation awards, respectively, actually made available to such successor landlord;

(vi) bound by any modification, amendment, or renewal of this Lease made without successor landlord’s consent, excepting any such modification, amendment or renewal giving effect to any right or option set forth in the Lease and timely exercised by Tenant;

(vii) liable for the repayment of any security deposit or surrender of any letter of credit, unless and until such security deposit actually is paid or such letter of credit is actually delivered to such successor landlord; or

(viii) liable for the payment of any unfunded tenant improvement allowance, refurbishment allowance or similar obligation.

(c) Tenant shall from time to time within ten (10) Business Days of written request from Landlord execute and deliver any documents or instruments that may be reasonably required by any Mortgagee or Lessor to confirm any subordination.

Section 9.2 Mortgage or Superior Lease Defaults. Any Mortgagee may elect that this Lease shall have priority over the Mortgage and, upon notification to Tenant by such Mortgagee, this Lease shall be deemed to have priority over such Mortgage, regardless of the date of this Lease. In connection with any financing of the Project, Tenant shall consent to any reasonable modifications of this Lease requested by any lending institution, provided such modifications do not increase the Rent, materially increase Tenant’s non-monetary obligations, or materially and adversely affect the rights of Tenant under this Lease.

Section 9.3 Notice Obligation. To the extent (if any) that Tenant has or believes it has a right to terminate this Lease and Tenant desires to exercise such right, in addition to all other conditions precedent to such exercise set forth in this Lease, (a) Tenant shall give written notice of Tenant’s election to terminate this Lease to all Lessors and/or Mortgagees (provided Tenant has received written notice of the name(s) and contract information for such Lessors and/or Mortgagees), and (b) each such Lessor and/or Mortgagee shall have the right, but not the obligation, and a reasonable period of time after the expiration of any applicable notice and/or cure period to which Landlord might be entitled (not to exceed an additional 180 days), to remedy any act, omission, event or condition giving rise to Tenant’s termination right, which period shall continue so long as such Lessor and/or Mortgagee is diligently pursuing such remedy. The provisions of this Section are not intended to provide Tenant with any right to terminate this Lease. The foregoing shall not apply with respect to Tenant’s exercise of its right to accelerate the Expiration Date or to terminate this Lease as set forth in Article 30 of this Lease.

Section 9.4 Provisions. The provisions of this Article shall (a) inure to the benefit of Landlord, any future owner of the Building or the Project, Lessor or Mortgagee and any sublessor thereof together with Tenant and any successor thereto and (b) apply notwithstanding that, as a matter of law, this Lease may terminate upon the termination of any such Superior Lease or Mortgage.

Section 9.5 [intentionally omitted]

Section 9.6 Ground Lease. Tenant hereby acknowledges that Landlord is both the ground lessor (in such capacity, “Ground Landlord”) and the ground lessee (in such capacity, “Ground Tenant”) under that certain Lease, dated as of June 15, 1978, as amended, modified and assigned from time to time (the “Ground Lease”). If the Ground Lease is terminated or expires for any reason including, without limitation, a default under the Ground Lease by Ground Landlord and/or Ground Tenant or a merger of the estates of Ground Landlord and Ground Tenant, this Lease shall continue upon the then terms of this Lease as a direct lease between Ground Landlord, as landlord hereunder, and Tenant, as tenant hereunder, and Tenant shall automatically attorn to Ground Landlord, as landlord hereunder, without any further action required by any parties hereto. Ground Landlord and Ground Tenant covenant not to amend, modify, cancel or terminate the Ground Lease in any way that adversely affects Tenant’s rights under this Lease.

ARTICLE 10

SERVICES

Section 10.1 Electricity. Subject to any Requirements or any public utility rules or regulations governing energy consumption, Landlord shall make or cause to be made, customary arrangements with utility companies and/or other suppliers of electricity to furnish electric current to the Premises for Tenant’s use in accordance with the standards to which the Base

Building Systems have been designed (i.e., eight (8) watts per square foot of the Premises, exclusive of base-Building HVAC). The Premises is currently served by 3.5 watts per square of the Premises, exclusive of base-Building HVAC (the “Electrical Standard”). Tenant, as part of the Tenant Improvements, shall be entitled to modify the electrical capacity in order to enable Tenant to utilize an additional 4.5 watts per square foot of the Premises, exclusive of base-Building HVAC for a total of 8 watts per square foot of the Premises, exclusive of base-Building HVAC. If Landlord reasonably determines by the use of an electrical consumption survey or by other reasonable means that Tenant is using electric current (including overhead fluorescent fixtures) in excess of the Electrical Standard (exclusive of electricity for the Building HVAC System) (“Excess Electrical Usage”), then Landlord shall have the right to charge Tenant an amount equal to Landlord’s reasonable estimate of Tenant’s Excess Electrical Usage, and shall have the further right to install a separate electric current meter, submeter or check meter in the Premises (a “Meter”) to measure the amount of electric current consumed in the Premises. In the event that Excess Electrical Usage is determined to exist, the cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant. Tenant shall pay to Landlord, from time to time, but no more frequently than monthly, for its Excess Electrical Usage at the Premises. The rate to be paid by Tenant for Metered electricity shall include any taxes or other third-party charges in connection therewith. In addition, if Tenant installs a trading floor and/or a computer data room in the Premises or non-standard office equipment in the Premises (i.e., equipment that uses more electric current than standard office equipment), Landlord shall have the right to install a Meter for such portion of the Premises and/or such non-standard office equipment upon the terms set forth above. The cost of such Meter, special conduits, wiring and panels needed in connection therewith and the installation, maintenance and repair thereof shall be paid by Tenant. If such portion of the Premises uses electric current in excess of the Electrical Standard, Tenant shall pay Landlord, from time to time, but no more frequently than monthly, for such excess usage. Tenant shall pay Landlord, from time to time, but no more frequently than monthly, for the electrical usage of all such Metered non-standard office equipment.

Section 10.2 Excess Electricity. Tenant shall at all times comply with the rules and regulations of the utility company supplying electricity to the Building. Subject to the remaining provisions of this Section, Tenant shall not use any electrical equipment which, in Landlord’s reasonable judgment, would exceed the capacity of the electrical equipment serving the Premises or which interferes with the electrical service to other tenants of the Building. If by reason of Excess Electrical Usage Landlord reasonably determines that Tenant’s electrical requirements necessitate installation of any additional risers, feeders or other electrical distribution equipment (collectively, “Electrical Equipment”), or if Tenant provides Landlord with evidence reasonably satisfactory to Landlord of Tenant’s need for Excess Electrical Usage and requests that additional Electrical Equipment be installed, Landlord shall, at Tenant’s expense, install such additional Electrical Equipment, provided that Landlord reasonably determines that (a) such installation is practicable and necessary, (b) such additional Electrical Equipment is permissible under applicable Requirements, and (c) the installation of such Electrical Equipment will not cause permanent damage to the Building or the Premises, cause or create a hazardous condition, entail excessive or unreasonable alterations, interfere with or limit electrical usage by other tenants or occupants of the Building or exceed the limits of the switchgear or other facilities serving the Building, or require power in excess of that available from the utility company serving the Building.

Section 10.3 Elevators. Landlord shall provide passenger elevator service for the Premises 24 hours per day, 7 days per week; provided, however, Landlord may limit passenger elevator service during non-Business Hours. Landlord shall provide at least one freight elevator service for the Premises upon Tenant’s prior request, on a non-exclusive “first come, first serve” basis with other Building tenants, on all Business Days during Business Hours. There shall be no additional charge to Tenant for Tenant’s reasonable use of the freight elevator during Business Hours. Landlord shall be entitled to a reasonable hourly charge (without profit or overhead) for use during other hours that are non-Business Hours, with the exception that there shall be no such charge for either Tenant’s move-in to or move-out from the Building other than Landlord’s actual costs incurred in connection with the same, without markup or profit (e.g., overtime security or engineer costs if the move-in occurs outside of Business Hours). Promptly after receipt of Tenant’s written request, Landlord shall, at Tenant’s expense, cause the elevator electronic call feature to reflect a designation chosen by Tenant for the Thirteenth Floor Premises (other than “13th Floor” or “Floor 13”). For example, Tenant could require that the elevator electronic call feature designate the Thirteenth Floor Premises as “FBR Trading Floor.”

Section 10.4 Heating, Ventilation and Air Conditioning. Landlord shall furnish to the Premises during Business Hours heating, ventilation and air-conditioning (“HVAC”) in accordance with the standards attached hereto as Exhibit H. Landlord shall have access to all air-cooling, fan, ventilating and machine rooms and electrical closets and all other mechanical installations of Landlord (collectively, “Mechanical Installations”), and Tenant shall not construct partitions or other obstructions which may interfere with Landlord’s access thereto or the moving of Landlord’s equipment to and from the Mechanical Installations. No Tenant Party shall at any time enter the Mechanical Installations or tamper with, adjust, or otherwise affect such Mechanical Installations. Landlord shall not be responsible if the HVAC System fails to provide cooled or heated air, as the case may be, to the Premises in accordance with the standards attached hereto as Exhibit H by reason of (i) any equipment installed by, for or on behalf of Tenant, which has an electrical load in excess of the average electrical load and human occupancy factors for the HVAC System as designed, or (ii) any rearrangement of partitioning or other Alterations made or performed by, for or on behalf of Tenant after the installation of the Tenant Improvements in accordance with Tenant’s Plans (but only to the extent such partitions and other Alterations are shown on Tenant’s Plans). Tenant shall install, if missing, blinds or shades on all windows, which blinds and shades shall be subject to Landlord’s reasonable approval, and shall keep operable windows in the Premises closed, and lower the blinds when necessary because of the sun’s position, whenever the HVAC System is in operation or as and when required by any Requirement. Tenant shall cooperate with Landlord and shall abide by the rules and regulations which Landlord may reasonably prescribe for the proper functioning and protection of the HVAC System.

Section 10.5 Supplemental Heating, Ventilation and Air Conditioning. If the Premises or any portion thereof is at any time served by any supplemental heating, ventilation and air conditioning unit(s) (whether one or more, but exclusive of any units that are part of the base Building HVAC System, the “Supplemental HVAC Units”), (a) if any Supplemental HVAC Units tap into the base Building HVAC System condenser water loop, Tenant shall pay Landlord within thirty (30) days after Landlord gives Tenant an invoice therefor, (i) [intentionally omitted]; and (ii) on a monthly basis, a charge of $50.00 per ton for each Supplemental HVAC Unit; (b) Tenant, at Tenant’s expense, shall install an electric submeter for the Supplemental HVAC Unit(s) concurrently with Tenant’s installation of such Supplemental HVAC Unit(s); (c) Landlord shall read the submeter (with Tenant providing Landlord with reasonable access thereto) and Tenant shall pay to Landlord all electricity charges (including any taxes and other fees associated with such electricity charges) measured on such submeter within thirty (30) days after receipt of an invoice therefor; (d) Tenant, at Tenant’s expense, shall at all times maintain a Supplemental HVAC Unit(s) service contract with a firm and upon such terms as may be reasonably satisfactory to Landlord; (e) Tenant shall provide Landlord with such documentation and other evidence as Landlord might reasonably request from time to time to demonstrate Tenant’s proper maintenance of the Supplemental HVAC Unit(s) including, without limitation, Tenant’s compliance with all of equipment manufacturer’s warranties, rules and requirements with respect to the Supplemental HVAC Unit(s); and (f) in no event shall Landlord be liable for, and Tenant hereby waives any claim for, any Losses and other damages (whether direct, indirect, consequential or punitive damages, including loss of profits or business opportunity) to persons, property, equipment or otherwise arising in connection with the base Building HVAC System including any failure of the base Building HVAC System condenser water loop and/or any equipment related thereto to operate as such loop and/or equipment was designed to operate and regardless of the cause of such failure.

Section 10.6 Overtime HVAC. The Fixed Rent does not include any charge to Tenant for the furnishing of HVAC to the Premises during non-Business Hours (“Overtime Periods”). If Tenant desires HVAC services during Overtime Periods, Tenant shall be able to request such overtime as needed by accessing the Building Management Control System and automatically requesting Overtime HVAC by zone and for a specified time period. Tenant will be charged for all such requests. If Landlord furnishes HVAC service during Overtime Periods, Tenant shall pay to Landlord the cost thereof at Landlord’s then established rate for such service in the Building (which shall be based up Landlord’s Actual Cost (as hereafter defined) of providing such service), which rate is $60.00 per hour per floor as of the Effective Date. As used herein, the “Actual Cost” is defined as the sum of the actual costs incurred by Landlord in providing after-hours HVAC service, including Landlord’s direct costs, engineering labor costs, applicable depreciation related to the increased utilization of equipment to provide the service, repair and maintenance costs, and Landlord’s estimate of related administrative costs for such service. In the event that more than one particular tenant on a particular floor requests the furnishing of HVAC Service during Overtime Periods, the cost of such service shall be equitably apportioned among such tenants.

Section 10.7 Cleaning. Landlord shall cause the Premises [excluding any portions thereof used for the storage, preparation, service or consumption of food or beverages (except for pantries, which Landlord shall clean in accordance with the applicable provisions of Exhibit D-Cleaning Specifications); as an exhibition area or classroom; for storage; as a shipping room, mail room or for similar purposes; for private bathrooms, showers or exercise facilities; primarily for operation of computer or data processing, and portions of the Premises that include any improvements or property that require non-standard office cleaning supplies, materials, procedures, labor or service, such as paintings and other works of art] to be cleaned by a licensed cleaning contractor, substantially in accordance with the standards set forth in Exhibit D-Cleaning Specifications. Landlord reserves the right to modify such standards from time-to-time provided that Landlord’s cleaning standards shall be reasonably consistent with those provided in

Comparable Buildings. Any areas of the Premises which Landlord is not required to clean hereunder or which require additional cleaning shall be cleaned, at Tenant’s expense, by Landlord’s cleaning contractor for such additional charge as Landlord’s cleaning contractor might require from time to time. Landlord’s cleaning contractor and its employees shall have access to the Premises at all times except between 8:00 a.m. and 6:00 p.m. on weekdays which are not Holidays. In addition to the foregoing, Landlord will cause the exterior windows of the Building to be washed not less than two (2) times per year (exterior surface two (2) times per year and interior surface one (1) time per year), with additional window washing services to be available if requested by Tenant and at Tenant’s expense. Tenant shall have the right to have its own cleaning contractor service the Premises between 8:00 a.m. and
6:00 p.m. on weekdays which are not Holidays provided such cleansing contractor is a licensed cleaning contractor, such cleaning contractor coordinates the provision of such servicers with Landlord’s property manager and such cleaning contractor abides by Landlord’s reasonable rules and regulations from time to time in effect governing third-party contractors providing services at the Building.

Section 10.8 Water. Landlord shall provide water in the core lavatories, drinking fountains and janitor’s closets on each floor of the Building. If Tenant requires water in excess of that used by a normal office building tenant of similar size using its premises for normal office use, Tenant shall pay for the cost of bringing water to the Premises and Landlord may install a meter to measure the water. Tenant shall pay the cost of such installation, and for all maintenance, repairs and replacements thereto, and for the reasonable charges of Landlord for the water consumed.

Section 10.9 Refuse Removal. Landlord shall provide refuse removal services at the Building for ordinary office refuse and rubbish. Tenant shall pay to Landlord, Landlord’s reasonable charge for such removal to the extent that the refuse generated by Tenant exceeds the refuse customarily generated by general office tenants. Tenant shall not dispose of any refuse in the Common Areas, and if Tenant does so, Tenant shall be liable for Landlord’s reasonable charge for such removal. Tenant shall, at Tenant’s expense, comply with all present and future Requirements regarding the collection, sorting, separation, and recycling of trash. Each separately sorted category of trash shall be placed in separate receptacles as directed by Landlord.

Section 10.10 Directory and Suite Entry Signage. Landlord shall, at Landlord’s expense, list Tenant and, to the extent within Tenant’s allowable portion of the directory, any of its subtenants on at least one of the Building directories located in the first (1st) floor lobbies of the Building. The Building directory listing Tenant’s name will be shared with other Building tenants and space on the directory shall be equitably apportioned amongst the tenants based on the size of their respective premises. Landlord shall, at Landlord’s expense, install Building standard suite entry signage at the principal suite entry location at the Premises.

Section 10.11 Tenant Access to Premises. Tenant shall have access to the Premises 24 hours a day, 7 days a week. Outside of Business Hours, Building and floor access will be monitored by an electronic card or key security and access system or any such successor system installed and maintained by Landlord. Tenant shall be provided, at Landlord’s expense, one (1) electronic card or other device to access the Building for each of Tenant’s employees initially employed at the Premises; it being agreed that additional or replacements cards will be at Tenant’s reasonable cost. Tenant shall be responsible for access control to the Premises at Tenant’s expense.

Section 10.12 Telecommunications. Landlord shall reasonably cooperate with Tenant in order to permit access to the Building to a telecommunications service provider designated by Tenant and reasonably acceptable to Landlord for purposes of providing telecommunications services to Tenant, Landlord shall respond to such request within fifteen (15) days.

Section 10.13 Service Interruptions. Landlord reserves the right to suspend any service when necessary, by reason of Unavoidable Delays, accidents or emergencies, or for Restorative Work which, in Landlord’s reasonable judgment, are necessary or appropriate until such Unavoidable Delay, accident or emergency shall cease or such Restorative Work is completed and Landlord shall not be liable for any interruption, curtailment or failure to supply services. In the case of any scheduled interruptions of services, Landlord shall endeavor in good faith to provide Tenant with not less than five (5) Business Days advanced notice thereof. Landlord shall use reasonable efforts to cause the restoration of the interrupted utility or other service, and to minimize interference with Tenant’s use and occupancy of the Premises as a result of any such interruption, curtailment or failure or defect in any such service, or change in the supply, character and/or quantity of, electrical service, and to restore any such services, remedy such situation and minimize any interference with Tenant’s business. The exercise of any such right or the occurrence of any such failure by Landlord shall not constitute an actual or constructive eviction, in whole or in part, entitle Tenant to any compensation, abatement or diminution of Rent, relieve Tenant from any of its obligations under this Lease, or impose any liability upon Landlord or any Indemnified Party by reason of inconvenience to Tenant, or interruption of Tenant’s business, or otherwise, except to the extent set forth below. Landlord shall not be liable in any way to Tenant for any failure, defect or interruption of, or change in the supply, character and/or quantity of electrical service furnished to the Premises for any reason except if attributable to the negligence or willful misconduct of Landlord or any Landlord Party. In the event of a casualty or a Taking, the applicable provisions of this Lease shall prevail over the rent abatement provisions of this Section. Notwithstanding the foregoing, regardless of whether caused by an Unavoidable Delay, if any interruption, curtailment, stoppage or suspension of the Essential Services (as hereinbelow defined) shall continue for more than three (3) consecutive days and shall render the Premises (or any portion thereof) unusable for Tenant’s ordinary business, and if Tenant shall in fact cease using the Premises (or any portion thereof), then so long as no Event of Default exists hereunder, Tenant’s obligation to pay Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment due hereunder (or a pro-rata portion of same to the extent less than the entire Premises is unusable) shall be abated for the period beginning on the fourth (4th) day of such failure and shall continue until the earlier of use of the Premises for Tenant’s ordinary business is restored to Tenant or Tenant recommences the Premises or any portion thereof. Landlord will use its commercially reasonable efforts (subject to extension for Unavoidable Delays) (including reasonable expenditures of money) to cause the restoration of any interrupted utility or other service. For purposes hereof, “Essential Services” shall mean the provision of (a) cold water, (b) one (1) automatically-operated elevator, (c) heat and air conditioning in season, in the amounts and, during the hours and days provided for in Section 10.4, (d) electricity and (e) reasonable access to and from the Premises. Tenant’s abatement rights under this Section shall be Tenant’s sole and exclusive remedy for any interruption of any Essential Service that Landlord is required to furnish under this Lease. The provisions of this Section shall not apply in the event of a casualty or taking and the provisions of Article 11 or Article 12, as applicable, shall govern and control the parties rights and obligations in the event of a casualty or a taking.

Section 10.14 Service Additions and Omissions. Except with respect to the services that Landlord otherwise expressly agrees to provide under this Lease, Landlord shall have the right to add, modify and/or curtail any Building services as Landlord determines appropriate from time to time in Landlord’s sole discretion, provided that in all events such Building Services shall (at a minimum) be comparable to those provided by owners of Comparable Buildings. All of the services to be provided to Tenant pursuant to this Article are only to be provided from and after the date Tenant takes occupancy of the Premises for the conduct of its business. Any services to be provided by Landlord to Tenant prior to such occupancy shall be governed by the Work Agreement.

Section 10.15 Fitness Center. During the Term, Landlord shall provide and maintain fitness center (the “Fitness Center”), with men’s and women’s locker rooms, exercise equipment and showers with towel service, which Fitness Center shall be available to Tenant’s employees and Tenant’s employees’ personal trainers (during the times that such personal trainers are providing personal training services to Tenant’s employees, which personal training services shall be at Tenant’s or Tenant’s employees’ sole expense) free of direct charge (except to the extent included in Operating Expenses). Landlord shall provide HVAC in the Fitness Center from 5:30 a.m. through 8:00 p.m. on weekdays. The foregoing notwithstanding, Landlord’s obligation to provide the fitness center and Tenant’s right to use the center shall be subject to (i) closings during emergencies and repairs, (ii) compliance with any applicable Requirements and (iii) such rules and regulations as Landlord might reasonably require (including Landlord’s requirement that each center user and trainer execute a liability waiver provided by Landlord).

Section 10.16 Rooftop Terrace. Tenant shall have the right to use the Building rooftop terrace on a non-exclusive basis during Business Hours during the Term. Tenant’s use of the rooftop terrace shall be subject to such rooftop terrace rules and regulations as Landlord shall from time to time reasonably adopt. Tenant shall have the right to reserve the rooftop terrace after Business Hours for private functions by coordinating with the Building’s management office and executing Landlord’s rooftop license agreement; and Tenant shall have no obligation to pay Landlord any rental or other use charge for such private function, but Tenant shall pay all clean-up, catering, Building engineer overtime costs, security and other costs arising in connection with Tenant’s private function. The foregoing notwithstanding, Landlord shall have the right to curtail use of the rooftop terrace to the extent Landlord reasonably determines that such curtailment is necessary in order to comply with any applicable Requirements or for security, safety, inclement weather, repairs, periodic exclusive use by Building tenants or other third-parties who have reserved use of the rooftop terrace for a private functions and for other important reasons as reasonably determined by Landlord.

ARTICLE 11

INSURANCE; PROPERTY LOSS OR DAMAGE

Section 11.1 Tenant’s Insurance.

(a) Tenant, at Tenant’s expense, shall obtain and keep in full force and effect during the Term:

(i) a policy of commercial general liability insurance on an occurrence basis (utilizing then current ISO forms or equivalent) against claims for contractual liability, personal injury, bodily injury, death and/or property damage occurring in or about the Building, under which Tenant is named as the insured and Landlord, Landlord’s Agent and any Lessors and any Mortgagees whose names have been furnished to Tenant are named as additional insureds (the “Insured Parties”). Such insurance shall provide primary coverage without contribution from any other insurance carried by or for the benefit of the Insured Parties. The minimum limits of liability provided in any combination by a commercial general liability policy and excess liability or umbrella policy applying exclusively to the Premises shall be a combined single limit with respect to each occurrence and in the aggregate in an amount of not less than $5,000,000; provided, however, that Landlord shall retain the right to require Tenant to increase such coverage from time to time to that amount of insurance which in Landlord’s reasonable judgment is then being customarily required by landlords for similar office space in Comparable Buildings (provided that no such increase will be required for three (3) years following the Commencement Date or more than once every three (3) years). The deductible or self insured retention for such policy shall not exceed $50,000;

(ii) insurance against loss or damage by fire, and such other risks and hazards as are insurable under then available standard forms of “Special Form Causes of Loss” property insurance policies, insuring Tenant’s Property and all Alterations and improvements to the Premises (including the initial Tenant Improvements) to the extent such Alterations and improvements exceed the cost of the improvements typically performed in connection with the initial occupancy of tenants in the Building (“Building Standard Installations”), for the full insurable value thereof or replacement cost thereof, having a deductible amount, if any, not in excess of $20,000;

(iii) prior to and during the performance of any Alterations (other than Decorative Alterations), until completion thereof, Builder’s Risk insurance on an “all risk” basis and on a completed value form including a Permission to Complete and Occupy endorsement, for full replacement value covering the interest of Landlord and Tenant (and their respective contractors and subcontractors) in all work incorporated in the Building and all materials and equipment in or about the Premises, Workers’ Compensation and Employer’s Liability Insurance (covering all persons to be employed by Tenant, and Tenant’s contractors and subcontractors in connection with such Alterations) and commercial general liability (including property damage coverage) insurance, all in such form, for such periods, in such amounts and with such companies as Landlord may reasonably require, naming Landlord, Landlord’s Agent and any Mortgagee (of which Tenant has been given notice) as additional insureds to all policies except the Workers’ Compensation and Employer’s Liability Insurance policy;

(iv) Workers’ Compensation Insurance, as required by law and Employers Liability Insurance in the amount of not less than $500,000; and

(v) such other insurance in such amounts as owner’s of Comparable Buildings typically require from time to time.

(b) All insurance required to be carried by Tenant (i) shall contain a provision that (x) no act or omission of Tenant shall affect or limit the obligation of the insurance company to pay the amount of any loss sustained, and (y) shall be noncancellable and/or no material change in coverage shall be made thereto unless the Insured Parties receive thirty (30) days’ prior notice of the same, and (ii) shall be effected under valid and enforceable policies issued by reputable insurers permitted to do business in the State and rated in Best’s Key Rating Guide, or any successor thereto as having a “Best’s Rating” of “A-” or better and a “Financial Size Category” of at least “VIII” or better or, if such ratings are not then in effect, the equivalent thereof or such other financial rating as Landlord may at any time reasonably consider appropriate.

(c) On or prior to the Commencement Date, Tenant shall deliver to Landlord either appropriate policies of insurance, including evidence of waivers of subrogation required to be carried pursuant to this Article and that the Insured Parties are named as additional insureds (the “Policies”) or certificates evidencing such Policies as set forth below. Evidence of each renewal or replacement of the Policies shall be delivered by Tenant to Landlord at least ten (10) days prior to the expiration of the Policies. In lieu of the Policies, Tenant may deliver to Landlord a certification from Tenant’s insurance company (on the form currently designated “ACORD 27” (Evidence of Property Insurance) and “ACORD 25-S” (Certificate of Liability Insurance), or the equivalent) and an endorsement to Tenant’s commercial general liability policy naming the Insured Parties as additional insureds which shall be binding on Tenant’s insurance company, and which shall expressly provide that such certification conveys to the Insured Parties all the rights and privileges afforded under the Policies as primary insurance. Tenant or Tenant’s insurance company shall notify all Insured Parties in writing at least thirty (30) days in advance of any termination or change to the Policies that would adversely affect the interest of any of the Insured Parties.

Section 11.2 Waiver of Subrogation.

(a) Landlord and Tenant shall each procure an appropriate clause in or endorsement to any property insurance covering the Project and personal property, fixtures and equipment located therein, wherein the insurer waives subrogation or consents to a waiver of right of recovery.

(b) Landlord and Tenant agree not to make any claim against, or seek to recover from, the other for any loss or damage to its property or the property of others resulting from fire or other hazards to the extent covered (or would have been covered if the party had obtained and maintained the insurance it was required to carry under this Lease) by the property insurance that was required to be carried by that party under the terms of this Lease.

(c) Tenant acknowledges that Landlord shall not carry insurance on, and shall not be responsible for, (i) damage to any Above Building Standard Installations, (ii) Tenant’s Property, and (iii) any loss suffered by Tenant due to interruption of Tenant’s business.

Section 11.3 Restoration.

(a) If the Premises are damaged by fire or other casualty, or if the Building is damaged such that Tenant is deprived of reasonable access to the Premises, the damage shall be diligently and in good faith repaired by Landlord, to substantially the condition of the Premises prior to the damage, subject to the provisions of any Mortgage or Superior Lease and only to the extent that such repairs can reasonably be made from the net proceeds of any insurance actually received by Landlord, but Landlord shall have no obligation to repair or restore (i) Tenant’s Property or (ii) except as provided in Section 11.3(b), any Alterations or improvements to the Premises, to the extent such Alterations or improvements exceed Building Standard Installations (“Above Building Standard Installations”). So long as Tenant is not in default beyond applicable grace or notice provisions in the payment or performance of its obligations under this Section, and provided Tenant timely delivers to Landlord either Tenant’s Restoration Payment (as hereinafter defined) or the Restoration Security (as hereinafter defined) or Tenant expressly waives any obligation of Landlord to repair or restore any of Tenant’s Above Building Standard Installations, then until the restoration of the Premises is Substantially Completed or would have been Substantially Completed but for Tenant Delay, Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be reduced in the proportion by which the area of the part of the Premises which is not usable (or accessible ) and is not used by Tenant bears to the total area of the Premises; provided, however, if either (x) that portion of the Premises comprising Tenant’s computer and/or communications equipment shall be damaged or destroyed or (y) more than thirty-three percent (33%) of the Premises is untenantable, and as a result of either such events, Tenant is not reasonably able to use the remaining portion of the Premises and Tenant, in fact, does not use any portion of the Premises, then all Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall be abated in their entirety until Landlord has Substantially Completed Landlord’s restoration of the Premises.

(b) As a condition precedent to Landlord’s obligations to repair or restore any Above Building Standard Installations, Tenant shall (i) pay to Landlord within thirty (30) days of demand a sum (“Tenant’s Restoration Payment”) equal to the amount, if any, by which (A) the cost, as reasonably estimated by a reputable independent contractor designated by Landlord and reasonably approved by Tenant, of repairing and restoring all Alterations and Tenant Improvements in the Premises to their condition prior to the damage, exceeds (B) the cost of restoring the Premises with Building Standard Installations, or (ii) furnish to Landlord security (the “Restoration Security”) in form and amount reasonably acceptable to Landlord to secure Tenant’s obligation to pay all costs in excess of restoring the Premises with Building Standard Installations. If Tenant fails to deliver to Landlord either (1) Tenant’s Restoration Payment or the Restoration Security, as applicable, or (2) a waiver by Tenant, in form reasonably satisfactory to Landlord, of all of Landlord’s obligations to repair or restore any of the Above Building Standard Installations, in either case within ten (10) Business Days after Landlord’s demand therefor, Landlord shall have no obligation to restore any Above Building Standard Installations and Tenant’s abatement of Fixed Rent, Tenant’s Tax Payment and Tenant’s Operating Payment shall cease when the restoration of the Premises (other than any Above Building Standard Installations) is Substantially Complete. The liability of Tenant for the costs and expenses required under this Section 11.3(b) shall be reduced by the amount of any insurance proceeds received by Landlord from Landlord’s and/or Tenant’s insurer on account of such injury, breakage or damage (or such proceeds as would have been available if Landlord carried all insurance required to be carried by Landlord hereunder).

Section 11.4 Landlord’s Termination Right. Notwithstanding anything to the contrary contained in Section 11.3, if the Premises are totally damaged or are rendered wholly untenantable and it is reasonably estimated to require more than fourteen (14) months from the date of such damage to cause Landlord’s restoration to have been Substantially Completed, or if the Building shall be so damaged that, in Landlord’s reasonable opinion, substantial alteration, demolition, or reconstruction of the Building shall be required (whether or not the Premises are so damaged or rendered untenantable), then in either of such events, Landlord may, not later than sixty (60) days following the date of the damage, terminate this Lease by notice to Tenant, provided that if the Premises are not materially damaged, Landlord may not terminate this Lease unless Landlord similarly terminates the leases of other tenants in the Building aggregating at least fifty percent (50%) of the portion of the Building occupied for office purposes immediately prior to such damage. If this Lease is so terminated, (a) the Term shall expire upon the thirtieth (30th) day after such notice is given, (b) Tenant shall vacate the Premises and surrender the same to Landlord, (c) Tenant’s liability for Rent shall cease as of the date of the damage, and (d) any prepaid Rent for any period after the date of the damage shall be promptly refunded by Landlord to Tenant.

Section 11.5 Tenant’s Termination Right. If the Premises are damaged by fire or other casualty, or if the Building shall be so damaged that Tenant is deprived of reasonable access to or use of the Premises, Landlord shall, within sixty (60) days following the date of the damage, cause a reputable independent contractor or architect reasonably selected by Landlord to give notice (the “Restoration Notice”) to Tenant of the date by which such contractor or architect estimates the restoration of the Premises (excluding any Above Building Standard Installations) or if applicable, Building, shall be Substantially Completed. If such date, as set forth in the Restoration Notice, is more than fourteen (14) months from the date of such damage, then Tenant shall have the right to terminate this Lease by giving notice (the “Termination Notice”) to Landlord not later than thirty (30) days following delivery of the Restoration Notice to Tenant. If Tenant delivers a Termination Notice, this Lease shall be deemed to have terminated as of the date of the giving of the Termination Notice, in the manner set forth in the second sentence of Section 11.4. In addition to the foregoing, if Landlord undertakes restoration of the Premises and fails to substantially complete said restoration within thirty (30) days beyond the time period estimated by Landlord within its Restoration Notice, and the cause of such delay was not occasioned by reason of any act or omission of Tenant or any Unavoidable Delay (not to exceed ninety (90) days in the aggregate of Unavoidable Delay), then and in such event Tenant shall have the option to terminate this Lease upon written notice to Landlord at anytime following expiration of said thirty (30) day period, which termination shall be effective as of the sixtieth (60th) day following the receipt by Landlord of such notice unless Landlord has substantially completed the restoration of the Premises by said sixtieth (60th) day (in which case Tenant’s election to terminate this Lease shall be null and void.

Section 11.6 Final 18 Months. Notwithstanding anything to the contrary in this Article, if any damage during the final eighteen (18) months of the Term (as the Term might have theretofore been extended) renders the Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such damage and this Lease shall expire on the thirtieth (30th) day after the date of such notice. For purposes of this Section, the Premises shall be deemed wholly untenantable if Tenant cannot use more than fifty percent (50%) of the Premises for the conduct of its business and Tenant’s inability to so use the Premises is reasonably expected to continue for more than ninety (90) days.

Section 11.7 Landlord’s Liability. Any Building employee to whom any property shall be entrusted by or on behalf of Tenant shall be deemed to be acting as Tenant’s agent with respect to such property and neither Landlord nor its agents shall be liable for any damage to such property, or for the loss of or damage to any property of Tenant by theft or otherwise. None of the Insured Parties shall be liable for any injury or damage to persons or property or interruption of Tenant’s business resulting from fire or other casualty, any damage caused by other tenants or persons in the Building or Parking Facility or by construction of any private, public or quasi-public work, or any latent defect in the Premises or in the Building or Parking Facility (except that Landlord shall be required to repair the same to the extent provided in Article 6). No penalty (other than the abatement of Rent as otherwise set forth herein) shall accrue for delays which may arise by reason of adjustment of fire insurance on the part of Landlord or Tenant, or for any Unavoidable Delays arising from any repair or restoration of any portion of the Building, provided that Landlord shall use reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises during the performance of any such repair or restoration.

Section 11.8 Landlord’s Insurance. Landlord shall maintain at least the following insurance during the Term:

(a) standard all-risk fire and casualty insurance for the full insurable value of the Building (excluding foundations, footings and other below-grade structural elements, any above-Building Standard Installations and any Specialty Alterations), having a commercially reasonable deductible amount;

(b) commercial general liability insurance with minimum limits of $2,000,000 for injury to or death of one or more persons in any one occurrence and third-party property damage, and $5,000,000 for third-party property damage (all such coverage may be through primary and/or excess umbrella policies); and

(c) Workers’ Compensation Insurance as required by applicable law and Employer’s Liability Insurance with a minimum limit of $1,000,000 per accident, $500,000 disease-each employee and $500,000 disease-policy limit.

ARTICLE 12

EMINENT DOMAIN

Section 12.1 Taking.

(a) Total Taking. If all or substantially all of the Project, the Building or the Premises shall be acquired or condemned for any public or quasi-public purpose (a “Taking”), this Lease shall terminate and the Term shall end as of the date of the vesting of title and Rent shall be prorated and adjusted as of such date.

(b) Partial Taking. Upon a Taking of only a part of the Project, the Building or the Premises then, except as hereinafter provided in this Article, this Lease shall continue in full force and effect, provided that from and after the date of the vesting of title, Fixed Rent and Tenant’s Proportionate Share shall be modified to reflect the reduction of the Premises and/or the Building as a result of such Taking.

(c) Landlord’s Termination Right. Whether or not the Premises are affected, Landlord may, by notice to Tenant, within sixty (60) days following the date upon which Landlord receives notice of the Taking of all or a portion of the Project, the Building or the Premises, terminate this Lease, provided that Landlord elects to terminate leases (including this Lease) affecting at least fifty percent (50%) of the portion of the Building occupied for office purposes immediately prior to such taking.

(d) Tenant’s Termination Right. If the part of the Project so Taken contains more than twenty percent (20%) of: (i) the total area of the Premises then leased by Tenant and/or any Related Party and/or (ii) Tenant’s Parking Allocation, in each case immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within thirty (30) days following the date upon which Tenant is given notice of such Taking. If Tenant so notifies Landlord, this Lease shall end and expire upon the thirtieth (30th) day following the giving of such notice. If a part of the Premises shall be so Taken and this Lease is not terminated in accordance with this Section, Landlord, without being required to spend more than it collects as an award, shall, subject to the provisions of any Mortgage or Superior Lease, restore that part of the Premises not so Taken to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to such Taking, excluding Tenant’s Property and Above Building Standard Installations.

(e) Apportionment of Rent. Upon any termination of this Lease pursuant to the provisions of this Article, Rent shall be apportioned as of, and shall be paid or refunded up to and including, the date of such termination.

Section 12.2 Awards. Upon any Taking, Landlord shall receive the entire award for any such Taking (with the exception of the value of the Above Building Standard Improvements), and Tenant shall have no claim against Landlord or the condemning authority for the value of any unexpired portion of the Term or Tenant’s Alterations; and Tenant hereby assigns to Landlord all of its right in and to such award. Nothing contained in this Article shall be deemed to prevent Tenant from making a separate claim in any condemnation proceedings for the then value of any Tenant’s Property or Above Building Standard Installations included in such Taking and for any moving expenses, provided any such award is in addition to, and is stated separately from the award made to Landlord.

Section 12.3 Temporary Taking. If all or any part of the Premises is Taken temporarily during the Term for any public or quasi-public use or purpose, Tenant shall give prompt notice to Landlord and the Term shall not be reduced or affected in any way and Tenant shall continue to pay all Rent payable by Tenant without reduction or abatement and to perform all of its other obligations under this Lease, except to the extent prevented from doing so by the condemning authority, and Tenant shall be entitled to receive any award or payment from the condemning authority for such use.

ARTICLE 13

ASSIGNMENT AND SUBLETTING

Section 13.1 Consent Requirements.

(a) Except as expressly set forth herein, Tenant shall not assign, mortgage, pledge, encumber, or otherwise transfer this Lease, whether by operation of law or otherwise, and shall not sublet, or permit, or suffer the Premises or any part thereof to be used or occupied by others (whether for desk space, mailing privileges or otherwise), without Landlord’s prior consent in each instance, which consent shall not be unreasonably withheld or delayed as provided in Section 13.3.

Any assignment, sublease, mortgage, pledge, encumbrance or transfer in contravention of the provisions of this Article shall be void and shall constitute an Event of Default.

(b) If, without Landlord’s consent, this Lease is assigned, or any part of the Premises is sublet or occupied by anyone other than Tenant or this Lease is encumbered (by operation of law or otherwise), Landlord may collect rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved. No such collection shall be deemed a waiver of the provisions of this Article, an acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the performance of Tenant’s covenants hereunder, and in all cases Tenant shall remain fully liable for its obligations under this Lease.

(c) Landlord’s consent to any assignment or subletting shall not relieve Tenant from the obligation to obtain Landlord’s consent to any further assignment or subletting. In no event shall any permitted subtenant assign or encumber its sublease or further sublet any portion of its sublet space, or otherwise suffer or permit any portion of the sublet space to be used or occupied by others.

Section 13.2 Tenant’s Notice. If Tenant desires to assign this Lease (other than to a Related Entity, as hereafter defined) or sublet (other than to a Related Entity or subject to the limitations set forth below, a Permitted User) all or any portion of the Premises and Landlord’s consent thereto is required under this Lease, Tenant shall give notice thereof to Landlord, which shall be accompanied by (a) with respect to an assignment of this Lease, the date Tenant desires the assignment to be effective, and (b) with respect to a sublet of all or a part of the Premises (other than to a Related Entity or subject to the limitations set forth below, a Permitted User), a description of the portion of the Premises to be sublet and the commencement date of such sublease. If such notice is with respect to an assignment of this Lease (other than to a Related Entity) or if with respect to any sublease of this Lease for a term expiring within the final twelve (12) months of the Lease Term (other than to a Related Entity or subject to the limitations set forth below, a Permitted User) (without regard to any then unexercised extension options under this Lease, but considering all extension options granted under the proposed sublease), such notice shall be deemed a thirty (30) day offer from Tenant to Landlord of the right, at Landlord’s option, (1) if the proposed transaction is an assignment of this Lease (other than to a Related Entity), to terminate this Lease with respect to the entire Premises, (2) if the proposed transaction is a sublease of fifty percent (50%) or more of the rentable square footage of the Premises

(inclusive of any then subleased space at the Premises and any proposed sublease space to the extent same is not subleased to a Related Entity) to a non-Related Entity, to terminate this Lease with respect to the entire Premises, or (3) if Landlord elects not to exercise its termination right under clause (2), to terminate this Lease with respect to the space that Tenant proposes to sublease (the “Partial Space”). Such option may be exercised by notice (the “Termination Notice”) from Landlord to Tenant within thirty (30) days after delivery of Tenant’s notice. Notwithstanding anything herein to the contrary, if Landlord elects to terminate this Lease (or a portion thereof) with respect to a proposed sublease pursuant to the above provisions of this Section, Tenant shall have the right to withdraw Tenant’s sublease request by providing Landlord written notice of such withdrawal within ten (10) days of Tenant’s receipt of an applicable Termination Notice. In such event, Landlord’s Termination Notice shall be null and void ab initio and this Lease shall continue in full force and effect. If Landlord exercises its option to terminate all or a portion of this Lease (and Tenant does not withdraw Tenant’s sublease request), (a) this Lease shall end and expire with respect to all or a portion of the Premises, as the case may be, on the date that such assignment or sublease was to commence, provided that such date is in no event earlier than ninety (90) days after the date Landlord receives the above notice unless Landlord agrees to such earlier date, (b) Rent shall be apportioned, paid or refunded as of such date, (c) Tenant, upon Landlord’s request, shall enter into an amendment of this Lease ratifying and confirming such total or partial termination, and setting forth any appropriate modifications to the terms and provisions hereof, (d) Landlord shall be free to lease the Premises (or any part thereof) to Tenant’s prospective assignee or subtenant and (e) Tenant shall pay all costs to make the Partial Space a self-contained rental unit and to install any required Building corridors.

Section 13.3 Conditions to Assignment/Subletting.

(a) If Landlord does not exercise its termination option under Section 13.2 or if Landlord otherwise does not have a termination option, then provided that no Event of Default then exists, Landlord’s consent to the proposed assignment or subletting shall not be unreasonably withheld or delayed. Such consent shall be granted or denied within ten (10) Business Days after delivery to Landlord of (i) a true and complete statement reasonably detailing the identity of the proposed assignee or subtenant (“Transferee”), the nature of its business and its proposed use of the Premises, (ii) current financial information with respect to the Transferee, including its most recent financial statements, and (iii) any other information Landlord may reasonably request, provided that:

(i) in Landlord’s reasonable judgment, the Transferee is engaged in a business or activity, and the Premises will be used in a manner, which (1) is in keeping with the then standards of the Building, (2) is for the Permitted Uses, and (3) does not violate any restrictions set forth in this Lease, any Mortgage or Superior Lease or any negative covenant as to use of the Premises required by any other lease in the Building;

(ii) in the case of an assignment of this Lease or a sublease, the Transferee is reputable with sufficient financial means to perform all of its obligations under this Lease (in the case of a proposed assignment) or the sublease, as the case may be;

(iii) if Landlord has, or reasonably expects to have within three (3) months thereafter, comparable space available in the Building, neither the Transferee nor any person which, directly or indirectly, controls, is controlled by, or is under common control with, the Transferee is then an occupant of the Building;

(iv) if Landlord has, or reasonably expects to have within three (3) months thereafter, comparable space available in the Building, the Transferee is not a person or entity (or affiliate of a person or entity) with whom Landlord is then or has been within the prior three (3) months negotiating in connection with the rental of comparable space in the Building;

(v) there shall be not more than five (5) subtenants who are not Related Entities or Permitted Users on each floor of the Premises;

(vi) [intentionally omitted];

(vii) with respect to any assignment or subletting for which Landlord’s consent is required under this Lease, Tenant shall, within thirty (30) days of demand, reimburse Landlord for all reasonable expenses incurred by Landlord in connection with such proposed assignment or sublease, including any investigations as to the acceptability of the Transferee and all reasonable, third-party legal costs reasonably incurred in connection with the granting of any requested consent; such reimbursement not to exceed Two Thousand Five Hundred Dollars ($2,500) (the “Cap”) through December 31, 2016 (such Cap to increase by 3% on January 1, 2017 and on each January 1st thereafter), per proposed assignment or sublease, but without limitation (other than that the legal fees must be reasonable) if the proposed assignment or sublease includes unusual issues (such as a request that Landlord modify or release a Lease guaranty or that Landlord amend this Lease) or if any of the parties to any consent to assignment or consent to sublease, as applicable, do not accept Landlord’s draft of the consent to assignment or consent to sublease document without comments); and

(viii) the Transferee shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Transferee agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the State.

(b) with respect to each and every subletting and/or assignment approved by Landlord under the provisions of this Lease:

(i) the form of the proposed assignment or sublease shall be reasonably satisfactory to Landlord;

(ii) no sublease shall be for a term ending later than one day prior to the Expiration Date;

(iii) no Transferee shall take possession of any part of the Premises, until an executed counterpart of such sublease or assignment has been delivered to Landlord and approved by Landlord as provided in Section 13.3;

(iv) [intentionally omitted]; and

(v) each sublease shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate; and Tenant and each Transferee shall be deemed to have agreed that upon the occurrence and during the continuation of an Event of Default hereunder, Tenant has hereby assigned to Landlord, and Landlord may, at its option, accept such assignment of, all right, title and interest of Tenant as sublandlord under such sublease, together with all modifications, extensions and renewals thereof then in effect and such Transferee shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (A) liable for any previous act or omission of Tenant under such sublease, (B) subject to any counterclaim, offset or defense not expressly provided in such sublease, which theretofore accrued to such Transferee against Tenant, (C) bound by any previous modification of such sublease not consented to by Landlord or by any prepayment of more than one month’s rent, (D) bound to return such Transferee’s security deposit, if any, except to the extent Landlord shall receive actual possession of such deposit and such Transferee shall be entitled to the return of all or any portion of such deposit under the terms of its sublease, or (E) obligated to make any payment to or on behalf of such Transferee, or to perform any work in the subleased space or the Building, or in any way to prepare the sublet space for occupancy, beyond Landlord’s obligations under this Lease. The provisions of this Section shall be self-operative, and no further instrument shall be required to give effect to this provision, provided that the Transferee shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such subordination and attornment.

(c) If Tenant has not received Landlord’s written consent or denial of consent to a proposed assignment or sublease or written notice of Landlord’s exercise of its recapture right (if then applicable) under Section 13.2(b) within ten (10) Business Days after Landlord receives Tenant’s initial assignment sublease consent request notice and all required additional information, Tenant shall have the right to thereafter give Landlord a second written request for Landlord’s written consent, which request must state “SECOND AND FINAL REQUEST” in not smaller than 12 font bold print at the top of the first page of the request (the “Second Assignment/Sublease Request”). If Landlord has not given Tenant Landlord’s written consent or denial of consent for the proposed assignment or sublease or written notice of Landlord’s exercise of its recapture right (if then applicable) under Section 13.2(b) within ten (10) days after Landlord’s receipt of the Second Assignment/Sublease Request, Landlord shall be deemed to have consented to Tenant’s assignment of this Lease to the Transferee or to Tenant’s sublease of the proposed sublease space to the Transferee, as applicable, but Landlord shall not be estopped by or deemed to have approved any specific terms of the assignment or sublease (such as, for example, if the assignment document were to release Tenant from any further liability under this Lease or if the sublease provides for a sublease term extending beyond the term of this Lease).

Section 13.4 Binding on Tenant; Indemnification of Landlord. Notwithstanding any assignment or subletting or any acceptance of rent by Landlord from any Transferee, Tenant shall remain fully liable for the payment of all Rent due and for the performance of all the covenants, terms and conditions contained in this Lease on Tenant’s part to be observed and performed, and any default under any term, covenant or condition of this Lease by any Transferee or anyone claiming under or through any Transferee shall be deemed to be a default under this Lease by Tenant (subject to the consideration of any applicable notice and cure period set forth in this Lease). Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any and all Losses resulting from any claims that may be made against Landlord by the Transferee or anyone claiming under or through any Transferee or by any brokers or other persons claiming a commission or similar compensation in connection with the proposed assignment or sublease, irrespective of whether Landlord shall give or decline to give its consent to any proposed assignment or sublease, or if Landlord shall exercise any of its options under this Article.

Section 13.5 Tenant’s Failure to Complete. If Landlord consents to a proposed assignment or sublease and Tenant fails to execute and deliver to Landlord such assignment or sublease within 180 days after the giving of such consent or the amount of space subject to such sublease varies by more than fifteen percent (15%) from that specified in the notice given by Tenant to Landlord pursuant to Section 13.2, then Tenant shall again comply with all of the provisions and conditions of Sections 13.2, 13.3 and 13.4 before assigning this Lease or subletting all or part of the Premises.

Section 13.6 Profits. If Tenant enters into any assignment or sublease permitted hereunder or consented to by Landlord, Tenant shall, within sixty (60) days of Landlord’s consent to such assignment or sublease, deliver to Landlord a list of Tenant’s reasonable third-party expenses incurred in connection with such transaction including, without limitation, brokerage fees, tenant improvement allowances, moving and other cash allowances, and legal fees paid in connection with such transaction, marketing costs, cash inducements, construction costs, construction and moving allowances, rent abatement and any lease assumption costs (collectively, “Transaction Costs”), together with a list of all of Tenant’s Property to be transferred to such Transferee. The Transaction Costs shall be recovered by Tenant first from the proceeds under the term of any sublease. Tenant shall deliver to Landlord evidence of the payment of such Transaction Costs promptly after the same are paid. In consideration of such assignment or subletting, Tenant shall pay to Landlord:

(a) In the case of an assignment, on the effective date of the assignment, fifty percent (50%) of all sums and other consideration paid to Tenant by the Transferee for or by reason of such assignment (including sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the Transaction Costs; or

(b) In the case of a sublease, fifty percent (50%) of any consideration paid under the sublease to Tenant by the Transferee which exceeds on a per square foot basis the Fixed Rent and Additional Rent accruing during the term of the sublease in respect of the subleased space (together with any sums paid for the sale or rental of Tenant’s Property, less, the then fair market or rental value thereof, as reasonably determined by Landlord) after first deducting the amount of Transaction Costs. The sums payable under this clause shall be paid by Tenant to Landlord monthly as and when paid by the subtenant to Tenant. The foregoing notwithstanding, this Section 13.6 shall not apply with respect to any transfer to a Related Entity in accordance with the terms and provisions of Section 13.7.

Section 13.7 Permitted Transfers.

(a) If Tenant is a legal entity, the transfer (by one or more transfers), directly or indirectly, by operation of law or otherwise, of a majority of the stock or other beneficial ownership interest in Tenant or of all or substantially all of the assets of Tenant (collectively, “Ownership Interests”) shall be deemed a voluntary assignment of this Lease; provided, however, that the provisions of this Article shall not apply to the transfer of Ownership Interests in Tenant if and so long as Tenant is publicly traded on a nationally recognized stock exchange. For purposes of this Article the term “transfers” shall be deemed to include (x) the issuance of new Ownership Interests which results in a majority of the Ownership Interests in Tenant being held by a person or entity which does not hold a majority of the Ownership Interests in Tenant on the Effective Date and (y) except as provided below, the sale or transfer of all or substantially all of the assets of Tenant in one or more transactions and the merger or consolidation of Tenant into or with another business entity. The provisions of Section 13.1 shall not apply to transactions with a business entity into or with which Tenant is merged or consolidated or to which all or substantially all of Tenant’s assets are transferred (a “Successor Entity”) so long as (i) such transfer was made for a legitimate independent business purpose and not for the sole or primary purpose of transferring this Lease, (ii) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the net worth of Tenant immediately prior to such merger, consolidation or transfer, and (iii) proof satisfactory to Landlord of such net worth is delivered to Landlord at least ten (10) days prior to the effective date of any such transaction. Tenant may also, without obtaining the consent of Landlord, but upon prior notice to Landlord, assign this Lease or sublease all or part of the Premises for any Permitted Uses to any business entity which controls, is controlled by, or is under common control with the original Tenant (a “Common Entity”; a Successor Entity and Common Entity being commonly referred to herein as a “Related Entity”), provided the Related Entity is in Landlord’s reasonable judgment of a character and engaged in a business which is in keeping with the standards for the Building and for so long as such entity remains a Related Entity. Such assignment or sublease shall not relieve, release, impair or discharge any of Tenant’s obligations hereunder. For the purposes hereof, “control” shall be deemed to mean ownership of not less than fifty percent (50%) of all of the Ownership Interests of such corporation or other business entity.

(b) The limitations set forth in this Section shall apply to Transferee(s) and guarantor(s) of this Lease, if any, and any transfer by any such entity in violation of this Section shall be a transfer in violation of Section 13.1.

Section 13.8 Assumption of Obligations. No assignment or transfer shall be effective unless and until the Transferee executes, acknowledges and delivers to Landlord an agreement in form and substance reasonably satisfactory to Landlord whereby the assignee (a) assumes Tenant’s obligations under this Lease arising from and after the effective date of the assignment and (b) agrees that, notwithstanding such assignment or transfer, the provisions of Section 13.1 hereof shall be binding upon it in respect of all future assignments and transfers.

Section 13.9 Tenant’s Liability. The joint and several liability of Tenant and any successors-in-interest of Tenant and the due performance of Tenant’s obligations under this Lease shall not be discharged, released or impaired by any agreement or stipulation made by Landlord, or any grantee or assignee of Landlord, extending the time, or modifying any of the terms and provisions of this Lease, or by any waiver or failure of Landlord, or any grantee or assignee of Landlord, to enforce any of the terms and provisions of this Lease. It is expressly understood and agreed by Landlord that none of Tenant’s covenants, undertakings or agreements under this Lease are made or intended as personal covenants, undertakings or agreements by Tenant’s shareholders, officers or directors, and any liability for an event of default, breach or non-performance by Tenant under this Lease shall be collectible only out of the assets of Tenant (or any successor entity), as opposed to its shareholders, officers or directors, and no personal liability is assumed by nor at any time may be asserted against Tenant’s shareholders or any of its or their officers, agents, employees, legal representatives, successors or assigns with respect to such event of default, breach or non-performance.

Section 13.10 Listings in Building Directory. The listing of any name other than that of Tenant on the doors of the Premises, the Building directory or elsewhere shall not vest any right or interest in this Lease or in the Premises, nor be deemed to constitute Landlord’s consent to any assignment or transfer of this Lease or to any sublease of the Premises or to the use or occupancy thereof by others.

Section 13.11 [intentionally omitted]

Section 13.12 Permitted Users.

(a) Tenant has advised Landlord that one or more clients, contractors, business associates and/or service providers of/to Tenant (each a “Permitted User”) may from time to time desire to use space at the Premises. Any provision of this Article to the contrary notwithstanding, each Permitted User shall be permitted to use such space at the Premises, without Landlord’s consent, upon the following conditions: (i) Landlord or Landlord’s Agent shall not be litigating against such proposed Permitted User within the prior twelve (12) months; (ii) the Permitted User shall not be entitled, directly or indirectly, to diplomatic or sovereign immunity, regardless of whether the Permitted User agrees to waive such diplomatic or sovereign immunity, and shall be subject to the service of process in, and the jurisdiction of the courts of, the State; (iii) the total space used by such Permitted Users pursuant to this Section shall not exceed 5,000 rentable square feet of the Premises in the aggregate; (iv) to the extent that Tenant receives rent or other consideration in connection with such occupancy in respect of such space on a rentable square foot basis in excess of the Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment payable hereunder per rentable square foot for the initial Premises, Landlord and Tenant shall share such excess amount in accordance with the provisions of Section 13.6, except the reasonable consideration (if any) paid by the Permitted User to Tenant for goods or services provided by Tenant (such as if Tenant were to provide the Permitted User with secretarial or receptionist services and the Permitted User were to pay Tenant for such services) shall be entirely retained by Tenant; and (v) Tenant delivers ten (10) days prior written notice with respect to each Permitted User to Landlord. Use by a Permitted User in accordance with this Section shall not be considered as a sublease and any calculation of the portions of the Premises subleased by Tenant to a Permitted User pursuant to this Section shall expressly disregard the portion of the Premises used by such Permitted User.

(b) Tenant agrees that: (i) no Permitted User shall have privity of contract with Landlord; (ii) no Permitted User shall have any rights under this Lease; (iii) Landlord shall have no liability or obligation to the Permitted User under this Lease; (iv) each Permitted User’s use and occupancy shall be subject and subordinate to this Lease, (v) Tenant shall cause each Permitted User to use and occupy the Premises in conformity with all applicable provisions of this Lease, and (vi) Tenant shall be liable for the acts and omission of each Permitted User at the Building to the extent that Tenant would be liable for such acts and omissions if such Permitted User were Tenant’s authorized agent.

ARTICLE 14

ACCESS TO PREMISES

Section 14.1 Landlord’s Access.

(a) Landlord, Landlord’s agents and utility service providers servicing the Building may erect, use and maintain concealed ducts, pipes and conduits in and through existing columns, and below the floor and above the ceiling of the Premises provided such use does not (i) cause the usable area of the Premises to be reduced beyond a de minimis amount; (ii) create an unsightly appearance compared to Comparable Buildings; or (iii) reduce the services provided by Landlord pursuant to Article 10 hereof. Landlord shall promptly repair any damage to the Premises caused by any work performed pursuant to this Article.

(b) Landlord and any other party designated by Landlord shall have the right to enter the Premises at any time in the case of an emergency (i.e., an imminent danger to persons or property) and for maintenance and repair work that does not unreasonably interrupt Tenant’s business. Landlord, any Lessor or Mortgagee and any other party designated by Landlord and their respective agents shall have the right to enter the Premises at all reasonable times, upon reasonable notice (which notice may be oral but not less than one Business Day preceding the date of the non-emergency access or the aforementioned maintenance and repair work) to examine the Premises, to perform Restorative Work to the Premises or the Building, to show the Premises to prospective purchasers, Mortgagees or Lessors and during the eighteen (18) month period preceding the Expiration Date, prospective tenants, and their respective agents and representatives or others.

(c) All parts (except surfaces facing the interior of the Premises) of all walls, windows and doors bounding the Premises, all balconies, terraces and roofs adjacent to the Premises, all space in or adjacent to the Premises used for shafts, stacks, stairways, mail chutes, conduits and other mechanical facilities, Base Building Systems, Building facilities and Common Areas are not part of the Premises, and Landlord shall have the use thereof and access thereto through the Premises for the purposes of Building operation, maintenance, alteration and repair consistent with the provisions of this Lease.

(d) In connection with any entry within the Premises by Landlord under this Lease, Landlord shall use commercially reasonable efforts to minimize the disruption to the use of the Premises by Tenant or any Tenant Party. To the extent that Landlord is performing any Restorative Work, or any alterations, repairs or changes to any of the Building systems or components permitted under this Lease for which Landlord (and not Tenant) is responsible, Landlord agrees that all such work, alterations, repairs or changes shall be done in an expeditious and diligent manner, and that upon completion thereof, Landlord shall restore the affected area and any improvements therein (excluding personal property) substantially to their “as was” condition, subject to reasonable wear and tear. Tenant may elect to have its designee accompany Landlord, its agents or representatives while in the Premises; provided, however, that (a) in the event of an emergency, Landlord not be required to be accompanied by any such designee and (b) Tenant’s failure to make its designee available at the time of Landlord’s entry shall not prevent Landlord, its agents or representatives from entering the Premises.

(e) Notwithstanding anything contained herein to the contrary, upon giving Landlord at least thirty (30) days prior written notice, Tenant shall have the right to designate certain areas located entirely within the Premises which areas (x) are subject to a protective order of a court; (y) are required by Requirements to be secured; or (z) contain Tenant’s financial records, product development files, accounting files, employee benefit files, and/or personnel files, as secured access areas (each, a “Secured Access Area”). Except to the extent as may be required by applicable Requirements, Landlord shall not have keys to any such Secured Access Area, provided (I) Tenant’s written notice includes a copy of the floor plan clearly designating the Secured Access Area, and (II) at the time of Tenant’s written notice Tenant provides Landlord with the names and all contact information of those persons designated by Tenant to enable Landlord to access the Secured Access Areas (each, an “Access Representative”). At least two (2) Access Representatives (one primary and one backup person) shall be available to Landlord twenty-four (24) hours a day, seven (7) days a week, each day of the year as follows: during Business Hours, at least one (1) Access Representative shall be immediately available to Landlord, and, during non-Business Hours, at least one (1) Access Representative shall be available within four (4) hours after being contacted. Tenant shall provide Landlord with current information concerning each such Access Representative as the same may change from time to time. Except in the event of an emergency or other extraordinary circumstance (in which case Landlord may enter the Secured Access Area without an Access Representative, and, if necessary, Landlord may so enter by breaking down the doors or by other forcible means and shall suffer no liability to Tenant whatsoever therefor), no agent or employee of Landlord shall enter any Secured Access Area without (A) reasonable advance oral or written notice to Tenant and unless accompanied by an Access Representative who Tenant shall make available to Landlord in accordance with this Section or (B) some other mutually satisfactory arrangement with Tenant having been made. Tenant shall pay, within ten (10) days after request therefor, all costs incurred by Landlord in connection with Landlord’s compliance with this Section, including, without limitation, any overtime or additional charges for services or repair work not performed at the customary times or in the customary manner. In addition, Landlord shall be under no obligation whatsoever, notwithstanding anything to the contrary contained in this Lease, to perform any cleaning, maintenance or repair work to any Secured Access Area to which Landlord is not given reasonable access at the time such cleaning, maintenance or other repair work is being performed for the balance of the Premises, and there shall be no reduction or credit in rent or additional rent under this Lease as a result thereof.

Section 14.2 Building Name. Landlord has the right at any time to change the name, street address or designation by which the Building is commonly known; provided that, the name of the Building shall not contain the name of any financial services company (whether or not such party shall be located in the Building) in connection with same, Landlord will reimburse Tenant for Tenant’s cost of stationery on-hand and updating Tenant’s marketing collateral (including Tenant’s web-site, such reimbursement not to exceed Twenty-Five Thousand Dollars ($25,000).

Section 14.3 Light and Air. If at any time any windows of the Premises are temporarily darkened or covered over by reason of any Restorative Work, any of such windows are permanently darkened or covered over due to any Requirement or there is otherwise a diminution of light, air or view by another structure which may hereafter be erected (whether or not by Landlord), Landlord shall not be liable for any damages and Tenant shall not be entitled to any compensation or abatement of any Rent, nor shall the same release Tenant from its obligations hereunder or constitute an actual or constructive eviction.

ARTICLE 15

DEFAULT

Section 15.1 Tenant’s Defaults. Each of the following events shall be an “Event of Default” hereunder:

(a) Tenant fails to pay when due any installment of Rent and such default shall continue for ten (10) days after notice of such default is given to Tenant except that if Landlord shall have given three (3) such notices of default in the payment of any Rent in any twelve (12) month period, Tenant shall not be entitled to any further notice of its delinquency in the payment of any Rent or an extended period in which to make payment until such time as twelve (12) consecutive months shall have elapsed without Tenant having failed to make any such payment when due, and the occurrence of any default in the payment of any Rent within such twelve (12) month period after the giving of three (3) such notices shall constitute an Event of Default; or

(b) Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure continues for more than thirty (30) days after notice by Landlord to Tenant of such default, or if such default is of a nature that it cannot be completely remedied within thirty (30) days, failure by Tenant to commence to remedy such failure within said thirty (30) days, and thereafter diligently take all steps necessary to remedy such default; or

(c) [intentionally omitted]; or

(d) Tenant files a voluntary petition in bankruptcy or insolvency, or is adjudicated a bankrupt or insolvent, or files any petition or answer seeking any reorganization, liquidation, dissolution or similar relief under any present or future federal bankruptcy act or any other present or future applicable federal, state or other statute or law, or makes an assignment for the benefit of creditors or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or other similar official for Tenant or for all or any part of Tenant’s property; or

(e) a court of competent jurisdiction shall enter an order, judgment or decree adjudicating Tenant bankrupt, or appointing a trustee, receiver or liquidator of Tenant, or of the whole or any substantial part of its property, without the consent of Tenant, or approving a petition filed against Tenant seeking reorganization or arrangement of Tenant under the bankruptcy laws of the United States, as now in effect or hereafter amended, or any state thereof, and such order, judgment or decree shall not be vacated or set aside or stayed within ninety (90) days from the date of entry thereof; or

(f) Guarantor generally does not, or is unable to, or admits in writing its inability to, pay its debts as they become due or is subject to the filing of a petition, case or proceeding in bankruptcy.

Section 15.2 Landlord’s Remedies.

(a) Upon the occurrence of an Event of Default, Landlord, at its option, and without limiting the exercise of any other right or remedy Landlord may have on account of such Event of Default, and without any further demand or notice, may give to Tenant notice of (i) the termination of this Lease, in which event this Lease and the Term shall come to an end and expire (whether or not the Term shall have commenced) upon the termination date set forth in such notice with the same force and effect as if the date set forth in the notice was the Expiration Date stated herein, and/or (ii) the termination of Tenant’s right of possession of the Premises, in which event Tenant’s right of possession of the Premises shall come to an end and expire (whether or not the Term shall have commenced) upon the termination date set forth in such notice; and Tenant shall then quit and surrender the Premises to Landlord, but Tenant shall remain liable for damages as provided in this Article and/or, to the extent permitted by law, Landlord may remove all persons and property from the Premises, which property shall be stored by Landlord at a warehouse or elsewhere at the risk, expense and for the account of Tenant.

(b) If this Lease and the Term, or Tenant’s right to possession of the Premises, terminate as provided in Section 15.2(a):

(i) Tenant shall quit and surrender the Premises to Landlord, and Landlord and its agents may immediately, or at any time after such termination, re-enter the Premises or any part thereof, without notice, either by summary proceedings, or by any other applicable action or proceeding, in accordance with applicable legal proceedings (without being liable to indictment, prosecution or damages therefor), and may repossess the Premises and dispossess Tenant and any other persons from the Premises and remove any and all of their property and effects from the Premises.

(ii) Landlord, at Landlord’s option, may relet all or any part of the Premises from time to time, either in the name of Landlord or otherwise, to such tenant or tenants, for any term ending before, on or after the Expiration Date, at such rental and upon such other conditions (which may include concessions and free rent periods) as Landlord, in its commercially reasonable discretion, may determine. Landlord shall have no obligation to accept any tenant offered by Tenant and shall not be liable for failure to relet or, in the event of any such reletting, for failure to collect any rent due upon any such reletting; and no such failure shall relieve Tenant of, or otherwise affect, any liability under this Lease. Landlord shall, however, use reasonable efforts to mitigate its damages but shall not be required to divert prospective tenants from any other portions of the Building. Landlord, at Landlord’s option, may make such alterations, decorations and other physical changes in and to the Premises as Landlord, in its sole discretion, considers advisable or necessary in connection with such reletting or proposed reletting, without relieving Tenant of any liability under this Lease or otherwise affecting any such liability. If Landlord re-leases any portion of the Premises to a third party that is affiliated with Landlord or any Landlord Party or any persons affiliated therewith, whether by ownership, business relationship, or otherwise, in a bona fide arm’s length transaction, the rent to be credited to Tenant’s liability shall be the fair market rent at that time notwithstanding a lesser amount actually paid by such replacement tenant.

(c) Tenant, on its own behalf and on behalf of all persons claiming through or under Tenant, including all creditors, hereby waives all rights which Tenant and all such persons might otherwise have under any Requirement (i) to the service of any notice of intention to re-enter or to institute legal proceedings, (ii) to redeem, or to re-enter or repossess the Premises, (iii) to restore the operation of this Lease, after (A) Tenant shall have been dispossessed by judgment or by warrant of any court or judge, (B) any re-entry by Landlord, or (C) any expiration or early termination of the term of this Lease, whether such dispossession, re-entry, expiration or termination shall be by operation of law or pursuant to the provisions of this Lease, and (iv) to any notice to quit the Premises. The words “redeem,” “redemption,” “re-enter,” “re-entry” and “re-entered” as used in this Lease shall not be deemed to be restricted to their technical legal meanings.

(d) Upon the breach or threatened breach by Tenant, or any persons claiming through or under Tenant, of any term, covenant or condition of this Lease, Landlord shall have the right to enjoin such breach and to invoke any other remedy allowed by law or in equity as if re-entry, summary proceedings and other special remedies were not provided in this Lease for such breach. The rights to invoke the remedies set forth above are cumulative and shall not preclude Landlord from invoking any other remedy allowed at law or in equity.

Section 15.3 Landlord’s Damages.

(a) If this Lease and the Term, or Tenant’s right to possession of the Premises, terminate as provided in Section 15.2, then:

(i) Tenant shall pay to Landlord all items of Rent payable under this Lease by Tenant to Landlord prior to the date of termination;

(ii) Landlord may retain all monies, if any, paid by Tenant to Landlord, whether as prepaid Rent, a Security Deposit or otherwise, which monies, to the extent not otherwise applied to amounts due and owing to Landlord, shall be credited by Landlord against any damages payable by Tenant to Landlord;

(iii) Tenant shall pay to Landlord, in monthly installments, on the days specified in this Lease for payment of installments of Fixed Rent, any Deficiency; it being understood that Landlord shall be entitled to recover the Deficiency from Tenant each month as the same shall arise, and no suit to collect the amount of the Deficiency for any month, shall prejudice Landlord’s right to collect the Deficiency for any subsequent month by a similar proceeding; and

(iv) whether or not Landlord shall have collected any monthly Deficiency, Tenant shall pay to Landlord, on demand, in lieu of any further Deficiency and as liquidated and agreed final damages, a sum equal to the amount by which the Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent during such period to be the same as was payable for the year immediately preceding such termination or re-entry, increased in each succeeding year by four percent (4%) (on a compounded basis)) exceeds the then fair and reasonable rental value of the Premises, for the same period (with both amounts being discounted to present value at a rate of interest equal to two percent (2%) below the then Base Rate) less the aggregate amount of Deficiencies theretofore collected by Landlord pursuant to the provisions of Section 15.3(a)(iii) for the same period, it being understood that upon payment of such final damages, Tenant shall be released from further liability under this Lease with respect to the period after the date of such payment. If, before presentation of proof of such liquidated damages to any court, commission or tribunal, the Premises, or any part thereof, shall have been relet by Landlord for the period which otherwise would have constituted the unexpired portion of the Term, or any part thereof, the amount of rent reserved upon such reletting shall be deemed prima facie, to be the fair and reasonable rental value for the part or the whole of the Premises so relet during the term of the reletting.

(b) If the Premises, or any part thereof, shall be relet together with other space in the Building (or for a term extending beyond the Lease Term), the rents collected or reserved under any such reletting and the expenses of any such reletting shall be equitably apportioned for the purposes of this Section. Tenant shall not be entitled to any rents collected or payable under any reletting, whether or not such rents exceeds the Fixed Rent reserved in this Lease, however, said excess shall be credited against amounts due and owing by Tenant to Landlord. Nothing contained in this Article shall be deemed to limit or preclude the recovery by Landlord from Tenant of the maximum amount allowed to be obtained as damages by any Requirement, or of any sums or damages to which Landlord may be entitled in addition to the damages set forth in this Section.

Section 15.4 Interest. If any payment of Rent is not paid within ten (10) days of the date when due, interest shall accrue on such payment, from the eleventh (11th) day following the date such payment became due until paid at the Interest Rate. Tenant acknowledges that late payment by Tenant of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of such costs being extremely difficult and impracticable to fix. Such costs include, without limitation, processing and accounting charges, and late charges that may be imposed on Landlord by the terms of any note secured by a Mortgage covering the Premises. Therefore, in addition to interest, if any amount is not paid when due, a late charge equal to five percent (5%) of such amount shall be assessed; provided, however, that on one (1) occasion during any Calendar Year of the Term, Landlord shall give Tenant notice of such late payment and Tenant shall have a period of five (5) Business Days thereafter in which to make such payment before any late charge is assessed. Such interest and late charges are separate and cumulative and are in addition to and shall not diminish or represent a substitute for any of Landlord’s rights or remedies under any other provision of this Lease.

Section 15.5 Other Rights of Landlord. If Tenant fails to pay any Additional Rent when due, Landlord, in addition to any other right or remedy, shall have the same rights and remedies as in the case of a default by Tenant in the payment of Fixed Rent. If Tenant is in arrears in the payment of Rent, Tenant waives Tenant’s right, if any, to designate the items against which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to any items Landlord sees fit, regardless of any request by Tenant.

Section 15.6 No Consequential Damages. Excepting Tenant’s liability set forth in Section 18.2 below, in no event shall either party hereunder be liable for, and both Landlord, on behalf of itself and all other Landlord Parties, and Tenant, on behalf of itself and all other Tenant Parties, hereby waive any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

ARTICLE 16

LANDLORD’S RIGHT TO CURE; FEES AND EXPENSES

If Tenant commits an Event of Default under this Lease, Landlord, without waiving such Event of Default, may perform such obligations at Tenant’s expense: (a) immediately, and without notice, in the case of emergency or if the Event of Default (i) materially interferes with the use by any other tenant of the Building, (ii) materially interferes with the efficient operation of the Building, (iii) results in a violation of any Requirement, or (iv) results or will result in a cancellation of any insurance policy maintained by Landlord, and (b) in any other case if such Event of Default continues after ten (10) days from the date Landlord gives notice of the defaulted obligation. All reasonable third-party costs and expenses incurred by Landlord in connection with any such performance by it (excluding legal fees or court costs for which the provisions contained in Section 26.8 shall govern), shall be paid by Tenant to Landlord within thirty (30) days after receipt of Landlord’s invoice for such amount (accompanied by copies of invoice(s) evidencing such costs), with interest thereon at the Interest Rate from the date paid by Landlord. Except as expressly provided to the contrary in this Lease, all costs and expenses which, pursuant to this Lease are incurred by Landlord and payable to Landlord by Tenant, and all charges, amounts and sums payable to Landlord by Tenant for any property, material, labor, utility or other services which, pursuant to this Lease, attributable directly to Tenant’s use or occupancy of the Premises or presence at the Building, or at the request and for the account of Tenant, are provided, furnished or rendered by Landlord, shall become due and payable by Tenant to Landlord within thirty (30) days after receipt of Landlord’s invoice for such amount (accompanied by copies of invoice(s) evidencing such costs).

ARTICLE 17

NO REPRESENTATIONS BY LANDLORD; LANDLORD’S APPROVAL

Section 17.1 No Representations. Except as expressly set forth in this Lease, Landlord and Landlord’s agents have made no warranties, representations, statements or promises with respect to the Building, the Project or the Premises and no rights, easements or licenses are acquired by Tenant by implication or otherwise. Tenant is entering into this Lease after full investigation and is not relying upon any statement or representation made by Landlord not embodied in this Lease.

Section 17.2 No Money Damages. In no event shall Landlord be liable for, and Tenant, on behalf of itself and all other Tenant Parties, hereby waives any claim for, any indirect, consequential or punitive damages, including loss of profits or business opportunity, arising under or in connection with this Lease.

Section 17.3 Reasonable Efforts. For purposes of this Lease, “reasonable efforts” by Landlord shall not include an obligation to employ contractors or labor at overtime or other premium pay rates or to incur any other overtime costs or additional expenses whatsoever unless Tenant shall agree to be responsible for the incremental cost incurred to perform such overtime cost or additional expense.

ARTICLE 18

END OF TERM

Section 18.1 Expiration. Upon the expiration or earlier termination of this Lease, Tenant shall quit and surrender the Premises to Landlord vacant, broom clean and in good order and condition, ordinary wear and tear and damage for which Tenant is not responsible under the terms of this Lease excepted, and Tenant shall have satisfied Tenant’s removal obligations under Article 5.

Section 18.2 Holdover Rent. Landlord and Tenant recognize that Landlord’s damages resulting from Tenant’s failure to timely surrender possession of the Premises may be substantial, may exceed the amount of the Rent payable hereunder, and will be impossible to accurately measure. Accordingly, if possession of the Premises is not surrendered to Landlord on the Expiration Date or sooner termination of this Lease, in addition to any other rights or remedies Landlord may have hereunder or at law, Tenant shall (a) pay to Landlord for each month (or any portion thereof) during which Tenant holds over in the Premises after the Expiration Date or sooner termination of this Lease, a sum equal to the product of the Holdover Multiplier times the Rent payable under this Lease for the last full calendar month of the Term, (b) as to any holding over exceeding one (1) month, be liable to Landlord for (1) any payment or rent concession which Landlord may be required to make to any tenant obtained by Landlord for all or any part of the Premises (a “New Tenant”) in order to induce such New Tenant not to terminate its lease by reason of the holding-over by Tenant, and (2) the loss of the benefit of the bargain if any New Tenant shall terminate its lease by reason of the holding-over by Tenant, and (c) as to any holding over exceeding one (1) month, indemnify Landlord against all claims for damages by any New Tenant. No holding-over by Tenant, nor the payment to Landlord of the amounts specified above, shall operate to extend the Term hereof or to establish a month to month or any other tenancy. Nothing herein contained shall be deemed to permit Tenant to retain possession of the Premises after the Expiration Date or sooner termination of this Lease, and no acceptance by Landlord of payments from Tenant after the Expiration Date or sooner termination of this Lease shall be deemed to be other than on account of the amount to be paid by Tenant in accordance with the provisions of this Section. The “Holdover Multiplier” shall mean: one hundred twenty-five percent (125%) for the first (1st) two (2) months of any holding over; and one hundred fifty percent (150%) thereafter.

ARTICLE 19

QUIET ENJOYMENT

Provided this Lease is in full force and effect and no Event of Default then exists, Landlord represents, warrants and covenants with Tenant that Tenant may peaceably and quietly enjoy the Premises without hindrance by Landlord or any person lawfully claiming by, through or under Landlord, subject to the terms and conditions of this Lease and to all Superior Leases and Mortgages.

ARTICLE 20

NO SURRENDER; NO WAIVER

Section 20.1 No Surrender or Release. No act or thing done by Landlord or Landlord’s agents or employees during the Term shall be deemed an acceptance of a surrender of the Premises, and no provision of this Lease shall be deemed to have been waived by Landlord or Tenant, unless such waiver is in writing and is signed by Landlord or Tenant as applicable, except to the extent expressly provided otherwise in this Lease.

Section 20.2 No Waiver. The failure of either party to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease, or any of the Rules and Regulations, shall not be construed as a waiver or relinquishment for the future performance of such obligations of this Lease or the Rules and Regulations, or of the right to exercise such election but the same shall continue and remain in full force and effect with respect to any subsequent breach, act or omission. The receipt by Landlord of any Rent payable pursuant to this Lease or any other sums with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver of such breach. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly Rent herein stipulated shall be deemed to be other than a payment on account of the earliest stipulated Rent, or as Landlord may elect to apply such payment, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease. Except as otherwise set forth in this Lease, (i) all rights and remedies of Tenant set forth herein are in addition to all other rights and remedies available to Tenant at law or in equity; (ii) all rights and remedies available to Tenant hereunder or at law or in equity are expressly declared to be cumulative; (iii) the exercise by Tenant of any such right or remedy shall not prevent the concurrent or subsequent exercise of any other right or remedy; and (iv) no delay in the enforcement or exercise of any such right or remedy shall constitute a waiver of any default by Landlord hereunder or of any of Tenant’s rights or remedies in connection therewith.

ARTICLE 21

WAIVER OF TRIAL BY JURY; COUNTERCLAIM

Section 21.1 Jury Trial Waiver. Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either party against the other in connection with any matters in any way arising out of or connected with this Lease, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Premises, any guaranty of all or any portion of Tenant’s liabilities under this Lease or the enforcement of any remedy under any statute, emergency or otherwise.

Section 21.2 Waiver of Counterclaim. If Landlord commences any summary proceeding against Tenant, Tenant will not interpose any counterclaim of any nature or description in any such proceeding (unless failure to interpose such counterclaim would preclude Tenant from asserting in a separate action the claim which is the subject of such counterclaim), and will not seek to consolidate such proceeding with any other action which may have been or will be brought in any other court by Tenant.

ARTICLE 22

NOTICES

Except as otherwise expressly provided in this Lease, all consents, notices, demands, requests, approvals or other communications given under this Lease shall be in writing and shall be deemed sufficiently given or rendered only if delivered by registered or certified mail (return receipt requested) or by a nationally recognized overnight delivery service making receipted deliveries, addressed to Landlord and Tenant as set forth in Article 1, and to any Mortgagee or Lessor who shall require copies of notices and whose address is provided to Tenant, or to such other address(es) as Landlord, Tenant or any Mortgagee or Lessor may designate as its new address(es) for such purpose by notice given to the other in accordance with the provisions of this Article. Any such consent, notice, demand, request, approval or other communication shall be deemed to have been given on the date of receipted delivery, refusal to accept delivery or when delivery is first (1st) attempted but cannot be made due to a change of address for which no notice is given or three (3) Business Days after it shall have been mailed as provided in this Article, whichever is earlier. Notwithstanding the foregoing, all invoices, statements and Building Communications may be served by ordinary mail or otherwise delivered to Tenant or left at the Premises. “Building Communications” means any notice relating to the operation or maintenance of the Building that is given to substantially all of the tenants of the Building, including, without limitation amendments to the Building Rules and Regulations. Any notice delivered by the attorney for Landlord or Tenant shall be deemed to be delivered by Tenant or Landlord, as the case may be.

ARTICLE 23

RULES AND REGULATIONS

Tenant shall observe and comply with and shall cause all Tenant Parties to observe and comply with the Rules and Regulations, as reasonably supplemented or amended from time to time, provided that in the case of any such supplementations or amendments, Landlord shall provide Tenant with not less than thirty (30) days advance written notice thereof (or such shorter period as might be reasonable under the circumstances) and such supplementations or amendments shall not materially and adversely affect Tenant’s rights expressly set forth in this Lease or materially increase any cost or expense to Tenant. Subject to the foregoing, Landlord reserves the right, from time to time, to adopt additional reasonable Rules and Regulations and to reasonably amend the Rules and Regulations then in effect. Nothing contained in this Lease shall impose upon Landlord any obligation to enforce the Rules and Regulations or terms, covenants or conditions in any other lease against any other Building tenant, and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its employees, agents, visitors or licensees, provided that Landlord shall enforce the Rules or Regulations against Tenant in a non-discriminatory fashion. To the extent that any Rules or Regulations conflict with the express terms of this Lease, the terms of this Lease shall control.

ARTICLE 24

BROKER

Landlord has retained Landlord’s Agent as leasing agent in connection with this Lease and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent. Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement. Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Lease other than Landlord’s Agent and Tenant’s Broker and that no other broker, finder or like entity procured or negotiated this Lease or is entitled to any fee or commission in connection herewith. Each of Landlord and Tenant shall indemnify, defend, protect and hold the other party harmless from and against any and all Losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Lease, and/or the above representation being false.

ARTICLE 25

INDEMNITY

Section 25.1 Tenant’s Indemnity. Subject to the provisions of Section 11.2(b), except to the extent of any such injury or damage resulting from the negligence or willful misconduct of Landlord or Landlord’s agents or employees, Tenant shall indemnify, defend, protect and hold harmless each of the Landlord Parties from and against any and all Losses, resulting from any claims (i) against the Landlord Parties arising from any negligence of all Tenant Parties, (ii) against the Landlord Parties arising from any accident, injury or damage to any person or to the property of any person and occurring in the Premises, and (iii) against the Landlord Parties resulting from any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Tenant to be fulfilled, kept, observed or performed.

Section 25.2 Landlord’s Indemnity. Subject to the provisions of Section 11.2(b), Landlord shall indemnify, defend and hold harmless Tenant and each of the Tenant Parties from and against all Losses incurred by Tenant arising from (i) any accident, injury or damage to any person or the property of any person in or about the Common Areas (specifically excluding the Premises and the Parking Facility), (ii) any accident, injury or damage to any person or the property of any person in or about the Parking Facility to the extent attributable to the negligence or willful misconduct of Landlord or Landlord Parties or (iii) any breach, violation or nonperformance of any covenant, condition or agreement of this Lease on the part of Landlord to be fulfilled, kept, observed or performed.

Section 25.3 Defense and Settlement.

(a) If any claim, action or proceeding set forth in Section 25.1 is made or brought against any Landlord Party, then upon demand by a Landlord Party, Tenant, at Tenant’s expense, shall resist or defend such claim, action or proceeding in the Landlord Party’s name (if necessary), by attorneys approved by the Landlord Party, which approval shall not be unreasonably withheld (attorneys for Tenant’s insurer shall be deemed approved for purposes of this Section). Notwithstanding the foregoing, a Landlord Party may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Tenant’s liability insurance carried under Section 11.1 for such claim and Tenant shall pay the reasonable fees and disbursements of such attorneys. If Tenant fails to diligently defend or if there is a legal conflict or other conflict of interest, then Landlord may retain separate counsel at Tenant’s expense. Notwithstanding anything herein contained to the contrary, Tenant may direct the Landlord Party to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Landlord Party other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Tenant at the time such settlement is reached, (c) such settlement shall not require the Landlord Party to admit any liability, and (d) the Landlord Party shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

(b) If any claim, action or proceeding set forth in Section 25.2 is made or brought against any Tenant Party, then upon demand by a Tenant Party, Landlord, at Landlord’s expense, shall resist or defend such claim, action or proceeding in the Tenant Party’s name (if necessary), by attorneys approved by the Tenant Party, which approval shall not be unreasonably withheld (attorneys for Landlord’s insurer shall be deemed approved for purposes of this Section). Notwithstanding the foregoing, a Tenant Party may retain its own attorneys to participate or assist in defending any claim, action or proceeding involving potential liability in excess of the amount available under Landlord’s liability insurance carried under Section 11.8 for such claim and Landlord shall pay the reasonable fees and disbursements of such attorneys. If Landlord fails to diligently defend or if there is a legal conflict or other conflict of interest, then Tenant may retain separate counsel at Landlord’s expense. Notwithstanding anything herein contained to the contrary, Landlord may direct the Tenant Party to settle any claim, suit or other proceeding provided that (a) such settlement shall involve no obligation on the part of the Tenant Party other than the payment of money, (b) any payments to be made pursuant to such settlement shall be paid in full exclusively by Landlord at the time such settlement is reached, (c) such settlement shall not require the Tenant Party to admit any liability, and (d) the Tenant Party shall have received an unconditional release from the other parties to such claim, suit or other proceeding.

ARTICLE 26

MISCELLANEOUS

Section 26.1 Delivery. This Lease shall not be binding upon Landlord or Tenant unless and until Landlord and Tenant shall have executed and delivered this Lease to the other.

Section 26.2 Transfer of Project. Landlord’s obligations under this Lease arising from and after the date of Transfer shall not be binding upon the Landlord named herein after the effective date of sale, conveyance, assignment or transfer (collectively, a “Transfer”) by such Landlord (or upon any subsequent landlord after the Transfer by such subsequent landlord) of its interest in the Building or the Project, as the case may be, and in the event of any such Transfer, Landlord (and any such subsequent Landlord) shall be entirely freed and relieved of all covenants and obligations of Landlord hereunder arising from and after the date of Transfer and the transferee of Landlord’s interest (or that of such subsequent Landlord) in the Building or the Project, as the case may be, shall be deemed to have assumed all obligations under this Lease arising from and after the date of Transfer.

Section 26.3 Limitation on Liability. The liability of Landlord for Landlord’s obligations under this Lease shall be limited to Landlord’s interest in the Project including, without limitation, rents, insurance proceeds, condemnation awards, and net proceeds resulting from a sale or refinancing of the Project and Tenant shall not look to any other property or assets of Landlord or any Landlord Party in seeking either to enforce Landlord’s obligations under this Lease or to satisfy a judgment for Landlord’s failure to perform such obligations; and none of the Landlord Parties shall be personally liable for the performance of Landlord’s obligations under this Lease.

Section 26.4 Rent. All amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated Fixed Rent, Tenant’s Tax Payment, Tenant’s Operating Payment, Additional Rent or Rent, shall constitute rent for the purposes of Section 502(b)(6) of the United States Bankruptcy Code.

Section 26.5 Entire Document. This Lease includes all riders, exhibits, schedules and other attachments hereto and all supplemental agreements provided for herein (each of which is incorporated herein by this reference) and constitutes the entire agreement between the parties and all prior negotiations and agreements are merged into this Lease. In the event of any inconsistency between the terms and provisions of this Lease and the terms and provisions of the riders, exhibits, schedules and other attachments hereto and all supplemental agreements provided for herein, the terms and provisions of this Lease shall control; provided, however, with respect to the initial Tenant Improvements, in the event of any inconsistency between the terms and provisions of this Lease and Exhibit C-Work Agreement, Exhibit C –Work Agreement shall control.

Section 26.6 Governing Law. This Lease shall be governed in all respects by the laws of the State (but not including the choice of law rules thereof).

Section 26.7 Unenforceability. If any provision of this Lease, or its application to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Lease or the application of such provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall not be thereby affected, and each provision hereof shall remain valid and enforceable to the fullest extent permitted by law.

Section 26.8 Lease Disputes.

(a) Landlord and Tenant agree that all disputes arising, directly or indirectly, out of or relating to this Lease, and all actions to enforce this Lease, shall be dealt with and adjudicated in the courts of the State or the United States District Court for the State and for that purpose hereby expressly and irrevocably submits itself to the jurisdiction of such courts. Landlord and Tenant agree that so far as is permitted under applicable law, this consent to personal jurisdiction shall be self-operative and no further instrument or action, other than service of process in one of the manners specified in this Lease, or as otherwise permitted by law, shall be necessary in order to confer jurisdiction upon it in any such court.

(b) To the extent that Tenant has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Tenant irrevocably waives such immunity in respect of its obligations under this Lease.

(c) In any legal action or proceeding filed by either party against the other under this Lease, the prevailing party shall be entitled to recover from the other party its professional fees for attorneys, appraisers and accountants, its investigation costs, and any other reasonable legal expenses and court costs incurred by the prevailing party in such action or proceeding.

Section 26.9 Landlord’s Agent. Unless Landlord delivers written notice to Tenant to the contrary, Landlord’s Agent is authorized to act as Landlord’s agent in connection with the performance of this Lease, and Tenant shall be entitled to rely upon correspondence received from Landlord’s Agent. Tenant acknowledges that Landlord’s Agent is acting solely as agent for Landlord in connection with the foregoing; and neither Landlord’s Agent nor any of its direct or indirect partners, members, managers, officers, shareholders, directors, employees, principals, agents or representatives shall have any liability to Tenant in connection with the performance of this Lease, and Tenant waives any and all claims against any and all of such parties arising out of, or in any way connected with, this Lease, the Building or the Project.

Section 26.10 Estoppel. Within ten (10) days following written request from Landlord, any Mortgagee or any Lessor, Tenant shall deliver to Landlord a statement executed and acknowledged by Tenant, in form reasonably satisfactory to Landlord, (a) stating the Commencement Date, the Rent Commencement Date and the Expiration Date, and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the Fixed Rent and any Additional Rent have been paid, together with the amount of monthly Fixed Rent and Additional Rent then payable, (c) stating whether or not, to the best of Tenant’s actual knowledge, Landlord is in default under this Lease, and, if Landlord is in default, setting forth the specific nature of all such defaults, (d) stating the amount of the security, if any, under this Lease, (e) stating whether there are any subleases or assignments affecting the Premises, (f) stating the address of Tenant to which all notices and communications under the Lease shall be sent, and (g) responding to any other factual matters reasonably requested by Landlord, such Mortgagee or such Lessor. Tenant acknowledges that any statement delivered pursuant to this Section may be relied upon by any purchaser or owner of the Project or the Building or all or any portion of Landlord’s interest in the Project or the Building or any Superior Lease, or by any Mortgagee, or assignee thereof or by any Lessor, or assignee thereof. Tenant shall be entitled to obtain from time to time (but not more than (1) time per calendar year during the Term) similar estoppel certificates from Landlord, upon which Tenant or its designee shall be entitled to rely.

Section 26.11 Certain Interpretational Rules. For purposes of this Lease, whenever the words “include”, “includes”, or “including” are used, they shall be deemed to be followed by the words “without limitation” and, whenever the circumstances or the context requires, the singular shall be construed as the plural, the masculine shall be construed as the feminine and/or the neuter and vice versa. This Lease shall be interpreted and enforced without the aid of any canon, custom or rule of law requiring or suggesting construction against the party drafting or causing the drafting of the provision in question.

The captions in this Lease are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Lease or the intent of any provision hereof.

Section 26.12 Parties Bound. The terms, covenants, conditions and agreements contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided in this Lease, to their respective successors, and assigns.

Section 26.13 Memorandum of Lease. This Lease shall not be recorded; however, at Landlord’s request, Landlord and Tenant shall promptly execute, acknowledge and deliver a memorandum with respect to this Lease sufficient for recording and Landlord may, at Landlord’s cost, record the memorandum. Within ten (10) days after the end of the Term, Tenant shall enter into such documentation as is reasonably required by Landlord to remove the memorandum of record.

Section 26.14 Counterparts. This Lease may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument.

Section 26.15 Survival. Except as otherwise expressly provided in the Lease, all obligations and liabilities of Landlord or Tenant to the other which accrued before the expiration or other termination of this Lease, and all such obligations and liabilities which by their nature or under the circumstances can only be, or by the provisions of this Lease may be, performed after such expiration or other termination, shall survive the expiration or other termination of this Lease. Without limiting the generality of the foregoing, the rights and obligations of the parties with respect to any indemnity under this Lease, and with respect to any Rent and any other amounts payable under this Lease, shall survive the expiration or other termination of this Lease for any period expressly provided for in the Lease or the applicable statute of limitation if no time period is specified herein.

Section 26.16 Inability to Perform. Landlord’s performance of Landlord’s obligations under this Lease (except for Landlord’s obligation to maintain insurance pursuant to Section 11.8, Landlord’s payment obligations hereunder, which shall not be excused or postponed hereunder by reason of an Unavoidable Delay nor shall any rent abatement provisions be affected by any Unavoidable Delay) and Tenant’s performance of Tenant’s obligations under this Lease (except that neither the obligation to pay Rent when due, the obligation to maintain insurance pursuant to Section 11.1, Tenant’s obligation to timely vacate and surrender possession of the Premises, any storage space, any antenna space, any temporary space and/or any other space leased by Tenant under this Lease in accordance with the terms of this Lease nor the Rent Commencement Date shall be excused or postponed hereunder by reason of an Unavoidable Delay), shall be excused to the extent that such performance is delayed due to any Unavoidable Delay(s). Landlord and Tenant shall use reasonable efforts to promptly notify the other party of any Unavoidable Delay which prevents such notifying party from fulfilling any of its obligations under this Lease.

Section 26.17 Substitute Premises. [intentionally omitted]

Section 26.18 Lien for Payment of Rent. Landlord hereby waives any lien, statutory or otherwise, which Landlord might otherwise be entitled on the equipment and other personal property of Tenant and shall execute such further assurances thereof as may from time to time be reasonably requested by Tenant.

Section 26.19 Financial Statements. In the event of a proposed sale (whether of the Building or of a direct or indirect interest in Landlord or otherwise), financing or refinancing affecting the Project or at any time during the pendency of a monetary Event of Default hereunder, Tenant agrees to deliver to Landlord within ten (10) Business Days following written request a copy of the most recent balance sheet for Tenant and an income and loss statement for Tenant then available. Landlord agrees to retain all such information on a strictly confidential basis, recognizing that it shall be entitled to disclose such information to its prospective lender and/or purchaser. Notwithstanding the foregoing to the contrary, the foregoing provisions of this Section 26.19 will not apply to Tenant if and so long as Guarantor is publicly traded on a nationally recognized stock exchange.

Section 26.20 Changes to Project. Landlord shall have the following rights (a) to rearrange, change, expand or contract the Common Areas; (b) to use Common Areas while engaged in making improvements, repairs or alterations to the Project; and (c) to do and perform such other acts and make such other changes to the interior of the Building (including, without limitation, the lobbies, entrances, passageways, doors, doorways, atriums, corridors, elevators, stairs, Common Area restrooms, loading docks and parking garage) and the exterior of the Building (including, without limitation, the façade, roof, sidewalks, exterior windows and arcade), all as Landlord may from time to time in its sole judgment deem to be appropriate. Landlord may exercise any or all of the foregoing rights without being deemed to be guilty of an eviction, actual or constructive, or a disturbance of Tenant’s business or use or occupancy of the Premises. Subject to the provisions of this Section 26.20, Tenant shall have no claim for damages, indemnification or eviction (whether actual or constructive) against Landlord nor shall Tenant be entitled to any diminution or abatement of Rent arising from Landlord’s exercise of any or all of the foregoing rights. Tenant acknowledges that it has no rights to any development rights, air rights or comparable rights appurtenant to the Project and Tenant consents, without further consideration, to any utilization of such rights by Landlord. In connection with the exercise of Landlord’s rights set forth in this Section 26.20, Landlord agrees: (i) that Tenant will always have access to the Premises; (ii) to exercise commercially reasonable efforts to minimize interference with Tenant’s business operations; (iii) not to materially and adversely affect Tenant’s right to use and enjoy of the Premises; and (iv) during the period (if any) that Tenant does not have reasonable access to the Parking Facility due to the above-described Landlord’s work, Landlord shall provide Tenant with reasonable alternate parking in the vicinity of the Building at no additional cost to Tenant provided that Landlord shall only have the right to not provide access to the Parking Facility for such period as may reasonably be required in order to complete such work at the Parking Facility.

Section 26.21 Tax Status of Beneficial Owner. Tenant recognizes and acknowledges that Landlord and/or certain beneficial owners of Landlord may from time to time qualify as real estate investment trusts pursuant to Sections 856 et seq. of the Internal Revenue Code of 1986 as amended (the “Code”) and that avoiding (a) the loss of such status, (b) the receipt of any income derived under any provision of this Lease that does not constitute “rents from real property” (in the case of real estate investment trusts), and (c) the imposition of income, penalty or similar taxes (each an “Adverse Event”) is of material concern to Landlord and such beneficial owners. In the event that this Lease or any document contemplated hereby could, in the reasonable opinion of counsel to Landlord, result in or cause an Adverse Event, Tenant agrees to reasonably cooperate with Landlord in negotiating an amendment or modification thereof and shall at the reasonable request of Landlord execute and deliver such documents reasonably required to effect such amendment or modification. Any amendment or modification pursuant to this Article shall be structured so that the economic results to and rights and obligations of Landlord and Tenant shall be substantially similar to those set forth in this Lease without regard to such amendment or modification. Without limiting any of Landlord’s other rights under this Section, Landlord may waive the receipt of any amount payable to Landlord hereunder and such waiver shall constitute an amendment or modification of this Lease with respect to such payment. Tenant expressly covenants and agrees not to enter into any sublease or assignment which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and that any such purported sublease or assignment shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

Section 26.22 Time is of the Essence. Time is of the essence under this Lease.

Section 26.23 OFAC. Tenant represents and warrants to Landlord that Tenant is not and shall not become a person or entity with whom Landlord is restricted from doing business under any regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities. Landlord represents and warrants to Tenant that Landlord is not and shall not become a person or entity with whom Tenant is restricted from doing business under any regulations of the OFAC of the Department of the Treasury (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such persons or entities.

Section 26.24 Deed of Lease/Landlord’s Agent for Service of Process. For purposes of Section 55-2, Code of Virginia (1950), as amended, this Lease is and shall be deemed to be a deed of lease. For purposes of Section 55-218.1, Code of Virginia (1950), as amended, Landlord’s resident agent for service of process is: National Registered Agents, Inc., 526 King Street, Alexandria, Virginia 22314.

ARTICLE 27

[INTENTIONALLY OMITTED]

ARTICLE 28

EXTENSION OPTION

Section 28.1 Extension Term. Tenant shall have the right to extend the Term for all of the Premises for one (1) extension term of five (5) years (the “Extension Term”) commencing on the day after the expiration of the initial Term (the “Extension Term Commencement Date”) and ending at 11:59 p.m. on the last day of the month in which the fifth (5th) yearly anniversary of the Extension Term Commencement Date occurs, unless the Extension Term shall sooner terminate pursuant to any of the terms of this Lease or otherwise. The Extension Term shall commence only if Tenant notifies Landlord (the “Extension Notice”) of Tenant’s exercise of such extension right not earlier than eighteen (18) months and not later than fourteen (14) months prior to the expiration of the initial Term. The Extension Term shall be upon all of the agreements, terms, covenants and conditions of this Lease, except that (x) the Fixed Rent shall be determined as provided in Section 28.3, (y) the Base Year will be revised to be the calendar year in which the Extension Term shall commence as provided below; and (z) Tenant shall have no further right to extend the Term beyond the Extension Term. Upon the commencement of the Extension Term, any reference to the “Term,” the “term of this Lease” or any similar expression shall be deemed to include the Extension Term and the expiration of the Extension Term shall become the Expiration Date. Any termination, cancellation or surrender of the entire interest of Tenant under this Lease at any time during the Term shall terminate any right of extension of Tenant hereunder.

Section 28.2 Conditions to Exercise. Tenant’s exercise of any right to extend the Term for the Extension Term shall be subject to the following conditions at the time of such exercise: (i) this Lease is in full force and effect; (ii) no Event of Default then exists; (iii) Tenant (or a Related Entity) has timely exercised the extension option, with time being of the essence; (iv) this Lease has not been assigned (other than to a Related Entity); and (v) Tenant (and/or a Related Entity or one or more Permitted Users) is occupying for the conduct of Tenant’s (or such Related Entity’s or one Permitted User’s) business therein at least seventy-five percent (75%) of the Area of the Premises. Except as expressly set forth below, if Tenant exercises an extension option, Tenant may not thereafter revoke such exercise except as otherwise expressly provided in Section 28.4 below.

Section 28.3 Extension Term Rent. The annual Fixed Rent payable during the Extension Term shall be the annual Extension Rate for the Premises as of the commencement of the Extension Term (the “Extension Calculation Date”), with such Extension Rate being escalated annually on each anniversary of the Extension Calculation Date by the market escalation rate that shall be determined as part of the determination of the Extension Rate. “Extension Rate” shall mean the fair market annual full service rental value of the Premises as of the Extension Calculation Date for a lease extension term equal to the Extension Term; based on comparable space in the Building or on comparable space in Comparable Buildings; including all of Landlord’s services provided for in this Lease; with the Premises considered as vacant and in “as is” condition as of the Extension Term Commencement Date; with Tenant being required to make Tenant’s Tax Payment and Tenant’s Operating Payment pursuant to the terms of the Lease, but with the Base Year being the calendar year in which the Extension Term commences; assuming the extension term rent is not set forth in the lease between the parties; and assuming that the leased premises is unencumbered (e.g., the leased premises is not subject to another party’s superior expansion right) and is leased under a prime lease and not a sublease. In determining Extension Rate, the parties shall not take into account or give credit to Tenant for any savings to Landlord that may be attributable to the avoidance of “downtime” for marketing and/or construction. Subject to the provisions of this Article, the calculation of the Extension Rate shall take into account all relevant factors including, without limitation the creditworthiness of Tenant. If the Extension Rate includes any out-of-pocket monetary concession (such as a tenant improvement allowance) to be provided by Landlord, Landlord shall have the option to either directly provide such monetary concession or indirectly provide such monetary concession by equitably reducing the Extension Rate by the economic value of such concession over the then remaining Term.

Section 28.4 Procedure for Determining Fixed Rent.

(a) Landlord shall advise Tenant (the “Extension Rent Notice”) of Landlord’s determination of the Extension Rate within ten (10) days after receiving the Extension Notice. If Tenant does not accept Landlord’s determination of the Extension Rate, the parties shall meet and seek to reach agreement on the Extension Rate during the thirty (30) day period that begins when Tenant receives the Extension Rent Notice (the “Extension Negotiation Period”).

(b) If Landlord and Tenant do not agree upon the Extension Rate in writing within the Extension Negotiation Period, Tenant shall within five (5) Business Days after the expiration of the Extension Negotiation Period notify Landlord in writing that Tenant elects to either (and in the absence of such notice from Tenant, Tenant shall be deemed to have elected to proceed under clause (y)) (x) withdraw Tenant’s Extension Notice or (y) request that such disagreement be resolved by arbitration in accordance with the then prevailing Expedited Procedures of the American Arbitration Association or its successor for arbitration of commercial disputes, except that the Expedited Procedures shall be modified as follows:

(i) Either party may start the arbitration process by notifying the other party that the notifying party desires that the Extension Rate be resolved by arbitration, which notice shall include the name and address of the person to act as the arbitrator on the notifying party’s behalf. The arbitrator shall be a real estate broker with at least ten (10) years full-time commercial brokerage experience who is familiar with the fair market rental value of comparable space in Comparable Buildings. Within ten (10) Business Days after the service of the demand for arbitration, the receiving party shall give notice to the party demanding arbitration specifying the name and address of the person designated by the receiving party to act as arbitrator on its behalf, which arbitrator shall be similarly qualified. If the receiving party fails to notify the party demanding arbitration of the appointment of the receiving party’s arbitrator within such ten (10)

Business Day period, and such failure continues for three (3) Business Days after the demanding party delivers a second notice to the receiving party, then the arbitrator appointed by the demanding party shall be the arbitrator to determine the Extension Rate for the Premises.

(ii) If two (2) arbitrators are chosen pursuant to Subsection 28.4(b)(i), the arbitrators so chosen shall meet within ten (10) Business Days after the second arbitrator is appointed and shall seek to reach agreement on the Extension Rate. If within twenty (20) Business Days after the second arbitrator is appointed the two (2) arbitrators do not reach agreement on the Extension Rate then the two (2) arbitrators shall appoint a third arbitrator, who shall be a competent and impartial person with qualifications similar to those required of the first two (2) arbitrators. If they do not agree upon such appointment within five (5) Business Days after expiration of such twenty (20) Business Day period, the third arbitrator shall be selected by the parties themselves. If the parties do not agree on the third arbitrator within five (5) Business Days after expiration of the foregoing five (5) Business Day period, then either party, on behalf of both, may request appointment of such a qualified person by the then president of the Greater Washington Commercial Association of REALTORS®, or the successor organization thereto. The third arbitrator shall decide the dispute, if it has not been previously resolved, by following the procedures set forth in Subsection 28.4(b)(iii). Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Attorneys’ fees and expenses of counsel and of witnesses for the respective parties shall be paid by the respective party engaging such counsel or calling such witnesses.

(iii) The Extension Rate shall be fixed by the third arbitrator in accordance with the following procedures. Concurrently with the appointment of the third arbitrator, each of the arbitrators selected by the parties shall state, in writing, his or her determination of the Extension Rate supported by the reasons therefor. The third arbitrator shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of the Extension Rate, but any such determination shall be made in the presence of both parties with full right on their part to cross-examine. The third arbitrator shall conduct such hearings and investigations as he or she deems appropriate and shall, within thirty (30) days after being appointed, select which of the two (2) proposed determinations most closely approximates his or her determination of the Extension Rate. The third arbitrator shall have no right to propose a middle ground or any modification of either of the two proposed determinations. The determination he or she chooses as that most closely approximating his or her determination of the Extension Rate shall constitute the decision of the third arbitrator and shall be final and binding upon the parties. The third arbitrator shall render the decision in writing with counterpart copies to each party. The third arbitrator shall have no power to add to or modify the provisions of this Lease. Promptly following receipt of the third arbitrator’s decision, the parties shall enter into an amendment to this Lease confirming the Extension Rate, but the failure of the parties to do so shall not affect the effectiveness of the third arbitrator’s determination.

(iv) In the event of a failure, refusal or inability of any arbitrator to act, his or her successor shall be appointed by him or her, but in the case of the third arbitrator, his or her successor shall be appointed in the same manner as that set forth herein with respect to the appointment of the original third arbitrator.

(v) If the Fixed Rent payable during the Extension Term is not determined prior to the Extension Term Commencement Date, Tenant shall continue to pay Fixed Rent in an amount equal to the rentable square foot rate payable for the last Lease Year as set forth in Article 1 (the “Extension Interim Rent”). Upon final determination of the Fixed Rent for the Extension Term, Tenant shall commence paying such Fixed Rent as so determined, and within thirty (30) days after such determination Tenant shall pay any deficiency in prior payments of Fixed Rent or, if the Fixed Rent as so determined shall be less than the Extension Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Fixed Rent in an amount equal to the difference between each installment of Extension Interim Rent and the Fixed Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

Section 28.5 Rent for Ancillary Space. Any provision of this Lease to the contrary notwithstanding, if Tenant leases for additional rent (i.e., in addition to Fixed Rent) any storage, rooftop, antenna, generator or other space under this Lease and Tenant’s lease of such space will continue during the Extension Term, then, unless the Lease expressly sets forth the means for determining the rent or other charges for such space during the Extension Term, the rent or such other charges for such space during the Extension Term shall be the Extension Rate for such space and shall be determined by the same parties, using the same procedures and at the same time that such parties are determining the Extension Rate of the Premises.

ARTICLE 29

RIGHT OF FIRST REFUSAL

Section 29.1 Right of First Refusal.

(a) Subject to the provisions of this Article, if, during the Term of this Lease, Landlord sends a Proposal to a potential tenant or receives a Proposal from a potential tenant for all or any portion of the office space located on the second (2nd) floor of the Building prior to the last thirty-six (36) months of the initial Term (the “ROFR Space”), Landlord shall so notify Tenant (which notice shall include a copy of the applicable Proposal) (the “Landlord’s ROFR Notice”) and, Tenant shall have the right to lease all (but not less than all) of the ROFR Space (the “Right of First Refusal”) by delivering Tenant’s notice of such election to Landlord (“Tenant’s ROFR Notice”) within ten (10) days after Landlord gives Landlord’s ROFR Notice to Tenant. Notwithstanding the foregoing, in the event that less than thirty-six (36) months remain in the initial Term, but the deadline for Tenant to exercise the Extension Term has not lapsed, then Landlord shall provide Tenant the Landlord’s ROFR Notice and Tenant may provide Landlord the Tenant’s ROFR Notice, provided that Tenant irrevocably exercises its option for the Extension Term; it being agreed that: (x) the prohibition on exercising such option prior to eighteen (18) months is hereby waived; (y) the right to rescind the option set forth in Section 28.4 is hereby waived; and (z) the determination of Extension Rate will not occur until fourteen (14) months prior to the expiration of the initial Term. The term “Proposal” means (i) a written term sheet or letter of intent that Landlord proposes to a potential tenant, (ii) any written term sheet or letter of intent received from a potential tenant that Landlord desires to accept, or (iii) Landlord’s response to a request for proposal received from a potential tenant.

(b) Any provision of this Lease to the contrary notwithstanding, Tenant’s Right of First Refusal shall be subject to the following: If Tenant notifies Landlord that Tenant elects not to lease a ROFR Space or if Tenant fails to timely deliver Tenant’s ROFR Notice to Landlord with respect thereto, Tenant’s Right of First Refusal shall not apply to such ROFR Space until Landlord has thereafter entered into a lease for such ROFR Space with a third-party tenant under one or more leases containing such terms as Landlord deems acceptable in Landlord’s sole discretion (including, without limitation, any right of opportunity or other expansion rights that Landlord might grant such tenant(s) for such ROFR Space) and Tenant’s Right of First Refusal shall not apply to such space until the term of such lease has expired with respect to such ROFR Space (including, without limitation, the expiration of any lease term extension period(s), regardless of whether the extension right or agreement is contained in such lease or is agreed to at any time by Landlord and the tenant under such lease or otherwise) or otherwise been terminated.

Section 29.2 Conditions to Exercise. Tenant’s exercise of its Right of First Refusal shall be subject to the following conditions at the time of such exercise: (i) this Lease is in full force and effect; (ii) no Event of Default then exists; (iii) Tenant (or a Related Entity) has timely exercised the Right of First Refusal, with time being of the essence; (iv) this Lease has not been assigned (other than to a Related Entity); (v) Tenant shall not have exercised its Acceleration Option; and (vi) Tenant (and/or any Related Entity or Permitted User) is occupying for the conduct of Tenant’s (or a Related Entity’s or Permitted User’s) business therein at least seventy-five percent (75%) of the Area of the Premises. If Tenant exercises its Right of First Refusal, Tenant may not thereafter revoke such exercise.

Section 29.3 Condition of ROFR Space. Tenant shall take the ROFR Space in “as is” condition.

Section 29.4 ROFR Space Rent.

(a) If Tenant exercises Tenant’s Right of First Refusal prior to October 1, 2014, (i) Tenant shall pay Fixed Rent on a per rentable square foot basis in an amount equal to the Fixed Rent then and thereafter payable from time to time by Tenant under this Lease for the Second Floor Premises on a per rentable square foot basis; (ii) in lieu of providing Tenant with Landlord’s Contribution with respect to the ROFR Space, Landlord shall provide Tenant with an improvement allowance for the ROFR Space (on a rentable square foot basis) equal to the unamortized portion of an improvement allowance equal to $75.00 per rentable square foot of the ROFR Space (determined as of the day on which Tenant commences to lease the ROFR Space) amortized from the Rent Commencement Date through the original Expiration Date (on a straight-line, no-interest basis); (iii) Tenant shall be entitled to a Fixed Rent Abatement equal to fifteen (15) months multiplied by a fraction with the numerator equal to the number of months in the ROFR Space Lease term and the denominator equal to 135 months (i.e., the number of months in the initial Term); (iv) the provisions of Sections 29.4(b) and 29.5 shall not apply with respect to such ROFR Space and (v) Tenant shall otherwise lease the ROFR Space upon the same terms and conditions (prorated, to the extent applicable, for the ROFR Space) as Tenant then leases the initial Premises.

(b) If Tenant exercises Tenant’s Right of First Refusal on or after October 1, 2014, the following provisions of this Section 29.4(b) shall apply. The annual Fixed Rent payable for an applicable ROFR Space shall be the annual ROFR Rate for the ROFR Space as of the ROFR Commencement Date (the “ROFR Calculation Date”), with such ROFR Rate being escalated annually on each anniversary of the ROFR Calculation Date by the market escalation rate that shall be determined as part of the determination of the ROFR Rate. The “ROFR Rate” shall mean the fair market annual full service rental value of the applicable ROFR Space as of the ROFR Calculation Date for a tenant-requested term equal to the then remainder of the Term; based on comparable space in the Building or on comparable space in Comparable Buildings; including all of Landlord’s services provided for in this Lease; with the ROFR Space considered as vacant and in “as is” condition existing on the ROFR Calculation Date; with Tenant being required to make Tenant’s Tax Payment and Tenant’s Operating Payment pursuant to the terms of the Lease, but with the Base Year being the calendar year in which the ROFR Commencement Date occurs; assuming the rent for the space is not set forth in the lease between the parties; and assuming that the leased premises is unencumbered (e.g., the leased premises is not subject to another party’s superior expansion right) and is leased under a prime lease and not a sublease. Subject to the provisions of this Article, the calculation of ROFR Rate shall take into account all relevant factors including, without limitation, the creditworthiness of Tenant and Guarantor. If the ROFR Rate includes any out-of-pocket monetary concession (such as a tenant improvement allowance) to be provided by Landlord, Landlord shall have the option to either directly provide such monetary concession or indirectly provide such monetary concession by equitably reducing the ROFR Rate by the economic value of such concession over the then remaining Term.

(c) The foregoing and any other provision of this Section to the contrary notwithstanding, if Tenant has the right to extend the Term of the Lease and Tenant does, in fact, extend the Term after the date on which Tenant exercises its Right of First Refusal with respect the ROFR Space, then Rent for the ROFR Space for such extension period shall be at the same rate that Tenant will pay as Rent under the Term extension provisions of this Lease.

Section 29.5 Procedure for Determining Fixed Rent.

(a) If Tenant does not accept the terms of the Proposal in Tenant’s ROFR Notice, the parties shall meet and seek to reach agreement on the ROFR Rate during the ten (10) day period that begins when Landlord receives Tenant’s ROFR Notice (the “ROFR Negotiation Period”).

(b) If Landlord and Tenant do not agree upon the ROFR Rate in writing within the ROFR Negotiation Period, the provisions of Section 28.4(b)(y)(i)-(iv) shall govern the determination of the ROFR Rate, except that all references in Section 28.4(b)(y)(i)-(iv) to the “Extension Rate” shall mean the “ROFR Rate.”

(c) If the Fixed Rent payable for a ROFR Space is not determined prior to the day on which Tenant commences to lease the ROFR Space, Tenant shall pay Fixed Rent for the ROFR Space in an amount equal to the rentable square foot rate then payable for the original Premises (the “ROFR Interim Rent”). Upon final determination of the Fixed Rent for the

ROFR Space, Tenant shall commence paying such Fixed Rent as so determined, and within thirty (30) days after such determination Tenant shall pay any deficiency in prior payments of Fixed Rent or, if the Fixed Rent as so determined shall be less than the ROFR Interim Rent, Tenant shall be entitled to a credit against the next succeeding installments of Fixed Rent in an amount equal to the difference between each installment of ROFR Interim Rent and the Fixed Rent as so determined which should have been paid for such installment until the total amount of the over payment has been recouped.

Section 29.6 Terms of Lease. Except to the extent expressly set forth in this Article to the contrary, if Tenant elects to lease ROFR Space, such space shall become subject to this Lease upon the same terms and conditions as are then applicable to the original Premises. The foregoing notwithstanding, any tenant improvement allowances, free rent periods, moving allowances or other special concessions granted to Tenant with respect to the original Premises shall not apply to the ROFR Space except as expressly set forth in Section 29.4(a) of this Lease.

Section 29.7 Term. If Tenant exercises its right to lease ROFR Space, the term of Tenant’s lease of the ROFR Space shall: (a) commence upon the later of: (i) the date of availability specified in Landlord’s ROFR Notice, or (ii) the date Landlord tenders possession of the ROFR Space in the condition required under Section 29.3, and (b) expire upon the expiration of the Term of this Lease (and any extension hereof). Provided Landlord has complied with the terms of the following sentence, Landlord will have no liability to Tenant if Landlord does not deliver the ROFR Space to Tenant on the date of availability specified in Landlord’s ROFR Notice. Landlord will promptly commence and diligently pursue obtaining possession of the ROFR Space (including, if necessary, by initiating legal proceedings) so that Landlord can tender the ROFR Space to Tenant; provided, however, if Landlord has not tendered possession of the ROFR Space to Tenant within one (1) year after the date of availability specified in Landlord’s ROFR Notice (which date shall not be extended by Unavoidable Delays), Tenant’s sole remedy shall be to terminate its election to lease the ROFR Space by notifying Landlord in writing within thirty (30) days after the expiration of said one (1) year period. Landlord shall have no obligation to make any payment to the occupant or to give any other concession to such occupant in order to induce such occupant to vacate and surrender possession of any ROFR Space.

Section 29.8 Recomputation. Except to the extent expressly set forth in this Lease to the contrary, upon Tenant’s leasing of ROFR Space, the terms “Area of the Premises” and the “Premises” shall be deemed amended to include such ROFR Space and Tenant’s Share and all other computations made under this Lease based upon or affected by the rentable area of the Premises shall be recomputed to include such ROFR Space.

ARTICLE 30

ACCELERATION OPTION

Section 30.1 Acceleration Right. Tenant shall have the one-time right to accelerate the Expiration Date (the “Acceleration Option”) with respect to the Acceleration Premises such that the Term shall expire and the Expiration Date shall be, with respect to the Acceleration Premises the day immediately preceding the ninety-ninth (99th) monthly anniversary of the Commencement Date (the “Accelerated Expiration Date”) upon the terms and conditions set forth in this Article. The “Acceleration Premises” means (i) the entire Premises, (ii) the Second Floor Premises, (iii) the Thirteenth Floor Premises or (iv) the Fourteenth Floor Premises.

Section 30.2 Timing, Procedure and Payment. If Tenant exercises its Acceleration Option, Tenant shall deliver written notice of such election (the “Acceleration Notice”) to Landlord at least twelve (12) full calendar months prior to the Accelerated Expiration Date. The Acceleration Notice shall identify the Acceleration Premises. The Acceleration Payment shall be an amount equal to the sum of all unamortized Lease Costs with respect to the Acceleration Premises as of the Accelerated Expiration Date when such Lease Costs are amortized with interest at nine percent (9%) per annum in equal monthly payments from the Rent Commencement Date through the original Expiration Date. Fifty percent of the Acceleration Payment shall be delivered to Landlord by Tenant within thirty (30) days after Tenant delivers the Acceleration Notice to Landlord and the remaining fifty percent (50%) of the Acceleration Payment shall be delivered to Landlord by Tenant not later than thirty (30) days prior to the Accelerated Expiration Date. “Lease Costs” means the sum of: (i) all brokerage commissions and fees, Landlord’s Contribution, attorneys’ fees paid in connection with this Lease, and the rent abatement (i.e., the fifteen (15) month Fixed Rent abatement provided to Tenant beginning on the Commencement Date and continuing to the Rent Commencement Date), all as reasonably determined by Landlord. In addition, if the Premises is expanded after the Effective Date, the Acceleration Payment shall be increased to reflect Landlord’s unamortized Lease Costs as described above in connection with such expansion space(s) (but with the amortization period commencing on the day on which Tenant begins paying Fixed Rent for such expansion space) if such expansion space is part of the Acceleration Premises. Landlord agrees to provide Tenant the amount of the Acceleration Payment (and reasonable substantiation of same) within ten (10) days of receipt of the Acceleration Notice.

Section 30.3 Obligations Upon Exercise. If Tenant properly exercises its Acceleration Option and fully and timely pays the Acceleration Payment to Landlord, this Lease and the Term shall expire and the Expiration Date with respect to the Acceleration Premises shall be at 11:59 p.m. on the Accelerated Expiration Date. Landlord and Tenant shall continue to fully and timely observe and perform their respective obligations under this Lease through the Accelerated Expiration Date and thereafter with respect to any remaining Premises (if any) and any obligations that are to survive the expiration or earlier termination of this Lease. For example, Tenant would continue to be obligated to make all Fixed Rent and Additional Rent payments as and when due under this Lease through the Accelerated Expiration Date.

Section 30.4. Conditions to Exercise. Tenant’s exercise of its Acceleration Option shall be subject to the existence of the following conditions at the time of such exercise: (i) this Lease is in full force and effect; (ii) no Event of Default then exists; (iii) Tenant (or a Related Entity) has timely and properly exercised the Acceleration Option, with time being of the essence; and (iv) this Lease has not been assigned other than to a Related Entity; and (v) Tenant shall not have exercised its Right of First Refusal after the seventy-fifth (75th) monthly anniversary of the Rent Commencement Date. Once Tenant exercises its Acceleration Option, Tenant may not thereafter revoke such exercise.

ARTICLE 31

ROOFTOP EQUIPMENT

Section 31.1 Right to Install. Tenant shall have the non-exclusive right, at Tenant’s expense, and for its own use, from time to time during the Term, to purchase, install, maintain and operate satellite dishes, antennas, telecommunication and fiber optic lines, telecommunications antennas, microwave dishes and other communications equipment (collectively, the “Antenna”) and chillers and supplemental air-conditioning units and related equipment (individually and collectively and together with the Antenna, the “Rooftop Equipment”) on the area of the roof of the Building designated by Landlord for rooftop equipment use, with Tenant being entitled to use Tenant’s Proportionate Share of such area and with the exact area to be used by Tenant being designated by Landlord (the “Rooftop Equipment Space”). Tenant will be required, at Tenant’s expense, to screen the Rooftop Equipment on all sides, which screening shall be subject to Landlord’s reasonable approval including, without limitation, the materials and appearance of the screening.

Section 31.2 Specifications. Prior to installing the Rooftop Equipment, Tenant shall furnish detailed plans and specifications (including the color, material and all other relevant specifications) for the Rooftop Equipment (or any modification) to Landlord for approval, which approval will not be unreasonably withheld, conditioned or delayed beyond ten (10) Business Days; provided, Landlord shall have the right, in its sole but reasonable discretion, to limit the location, size, height, width and weight of the Rooftop Equipment and to prohibit any Rooftop Equipment which Landlord reasonably determines not to be aesthetically acceptable or which is otherwise visible from street level. In no event shall the Rooftop Equipment (including without limitation any guy wires) be located outside of the Rooftop Equipment Space. If Landlord determines it to be reasonably necessary, Landlord shall have the right to require, at Tenant’s expense, that a structural engineering report and a frequency safety/interruption report be prepared prior to Landlord’s approval of any proposed Rooftop Equipment.

Section 31.3 Use. Tenant will use the Antenna solely for the transmission or reception of content produced, modified or consumed by Tenant (as opposed to the unmodified transfer of content between two customers, such as that engaged in by a cellular telephone company) and for no other purpose. Tenant will not lease, sublease, license, assign or otherwise allow the Rooftop Equipment to be used by any third party, other than by a Related Entity, a Permitted User, or an assignee of this Lease or a subtenant approved by Landlord in accordance with the terms of this Lease (which for such purposes shall also include a Permitted User).

Section 31.4 Costs. Tenant shall pay all costs of purchase, design, installation, operation, permitting, utilization, insurance, replacement, maintenance and removal of the Rooftop Equipment. Any provision of this Lease to the contrary notwithstanding, Landlord shall have the right to separately meter the Rooftop Equipment for electricity or to cause Tenant to separately meter the Rooftop Equipment for electricity, in either case, at Tenant’s reasonable expense, and, in such case, Tenant shall pay as Additional Rent the electricity charges for the Rooftop Equipment directly to Landlord or to the electricity provider, as Landlord shall reasonably determine. Tenant shall pay to Landlord within thirty (30) days after Landlord sends Tenant an invoice therefor, all reasonable costs actually incurred by Landlord in connection with Landlord’s review and inspection of Tenant’s plans for the Rooftop Equipment and the installation thereof.

Section 31.5 Permits and Approvals. Tenant shall be responsible for procuring all licenses and permits that may be required for the installation, use or operation of the Rooftop Equipment, and Landlord makes no warranties or representations as to the permissibility or the permitability of the Rooftop Equipment under any applicable Requirements. Prior to installing the Rooftop Equipment, Tenant will deliver to Landlord reasonable evidence of Tenant’s having obtained all governmental, community or owner association and architectural control committee consents or approvals to the extent required in connection with the installation and maintenance of the Rooftop Equipment.

Section 31.6 Installation and Maintenance. Upon Landlord’s written approval of the plans and specifications for the Rooftop Equipment, which approval shall not be unreasonably withheld, conditioned or delayed beyond ten (10) Business Days, the Rooftop Equipment shall be installed by Tenant’s contractor, which contractor shall be subject to Landlord’s reasonable approval. Tenant shall (i) construct and maintain the Rooftop Equipment in good working order and construct, maintain and operate the Rooftop Equipment in compliance with all applicable Requirements; (ii) install, utilize and operate the Rooftop Equipment in accordance with the specifications approved by Landlord as provided above and any governmental authorities that approved its installation; (iii) construct the Rooftop Equipment in accordance with all Building rules and regulations and any other reasonable regulations promulgated by Landlord pertaining to construction in or on the Building by third-party contractors; and (iv) coordinate Tenant’s Rooftop Equipment maintenance, repair and replacement work with Landlord’s property management office, recognizing that certain of Tenant’s work may need to be scheduled during non-business hours including weekends.

Section 31.7 Removal. Upon the expiration or termination of this Lease, Tenant’s rights under this Section shall cease and Tenant shall, upon demand by Landlord, remove the Rooftop Equipment and all special cabling associated therewith and repair any damage caused to the Building by the Rooftop Equipment, including the installation and the removal thereof.

Section 31.8 Non-Exclusive Licenses. Tenant is hereby granted nonexclusive licenses for (i) use of a reasonable portion of any Building shafts, risers and telecommunications closets and space above the ceilings in the Premises, to the extent such shafts, risers and telecommunications closets and space above the ceilings in the Premises have available capacity as reasonably determined by Landlord, to install the electrical or communication equipment and wiring; (ii) access to the roof at all reasonable times during Business Hours and in emergencies; and (iii) use of the Rooftop Equipment Space to install and operate the Rooftop Equipment. The Rooftop Equipment shall be connected to the Premises by cable (or other appropriate means), the installation of which shall be performed by Tenant at Tenant’s cost. If Tenant installs new cables during the Term, Tenant will physically label or otherwise mark all of such Tenant’s cables for easy identification by Landlord. Landlord will endeavor to provide Tenant with a relatively efficient and direct cabling route using the existing Building shafts and conduit to connect the Rooftop Equipment to the Premises. All of Tenant’s cables installed prior to the Commencement Date shall be permitted to remain in place at Tenant’s election.

Section 31.9 Other Parties’ Rights. Landlord shall have the right for itself and to permit other parties (including, without limitation, current and future tenants) to use portions of the roof for communications equipment or for any other use so long as such use does not unreasonably interfere with Tenant’s use. Landlord, at no expense to Landlord, shall make commercially reasonably efforts to minimize interference (but Landlord does not guaranty that there will not be any interference) with Tenant’s use of its Antenna by other tenants’ antenna equipment on the roof of the Building. Tenant covenants that it will not use its Rooftop Equipment in a manner that will unreasonably interfere with Landlord’s and/or any other party’s (including, without limitation, any current or future tenant’s) use of the roof of the Building for communications equipment or for any other use as such use exists on the day on which Tenant begins to operate its Rooftop Equipment.

Section 31.10 Roof Repairs. Tenant acknowledges that Landlord might decide, from time to time, to repair or replace the roof of the Building (“Roof Repairs”). If Landlord elects to make Roof Repairs, Landlord shall provide an alternative temporary location for Tenant’s Rooftop Equipment and Tenant shall, upon Landlord’s request, move such Rooftop Equipment to such alternative temporary location so that the Roof Repairs may be accomplished. The cost of removing and reinstalling the Rooftop Equipment shall be paid by Tenant. Landlord shall not be liable to Tenant for any damages, lost profits or other costs or expenses incurred by Tenant as the result of the Roof Repairs.

Section 31.11 No Rental Payment. Landlord will not charge Tenant rent for the space occupied by the Rooftop Equipment. Tenant will pay Landlord upon demand for all reasonable, actual expenses incurred by Landlord arising from any damage caused to the Building in connection with the installation, maintenance, operation or removal of the Rooftop Equipment and all special cabling associated therewith.

ARTICLE 32

MONUMENT SIGNAGE

Section 32.1 Monument Sign. Beginning on the Commencement Date, Tenant shall have the non-exclusive right to have the name “FBR & Co.” (or a reasonable variation thereof, it being agreed that the trade name of any Related Entity will be deemed reasonable) placed on the existing Building monument sign at the location shown on Exhibit F-Monument Sign (the “Monument Sign”). Landlord reserves the right to grant to other parties the right to also have their name(s) placed on the Monument Sign provided that so long as Tenant has a sign panel on the Monument Sign pursuant to the terms of this Article, Tenant’s sign panel shall have the top position on the Monument Sign and no Building tenant on the Monument Sign (or other party having a sign panel on the Monument Sign) will have a sign panel that is larger than Tenant’s sign panel on the Monument Sign.

Section 32.2 Installation. Tenant’s name shall be installed on the Monument Sign by Landlord’s contractor. Landlord shall reasonably designate the size, color, material, type of sign, location and all other aspects of the Monument Sign including Tenant’s lettering style. Notwithstanding the foregoing, the initial size, color, material, type of sign, location (and lettering style) shall be as set forth in Exhibit F. Landlord shall have the right to prohibit any aspect of the Monument Sign that Landlord reasonably determines not to be aesthetically acceptable.

Section 32.3 Assignability. Tenant’s rights under this Section shall not be assignable by Tenant other than to a Related Entity.

Section 32.4 Costs. Tenant shall pay for the purchase, installation, placement of Tenant’s name and maintenance of Tenant’s sign panel on the Monument Sign and Tenant shall pay for any changes to any signs if Tenant changes its name or corporate logo.

Section 32.5 Licenses and Permits. Landlord shall be responsible for procuring all licenses and permits that may be required for the installation, use or operation of the Monument Sign. Landlord and Tenant will cooperate with each other to attempt to obtain from all owner associations, tenant associations, architectural control committees and similar organizations the consents or approvals of such parties to the extent required (as determined by Landlord) in connection with the Monument Sign.

Section 32.6 Removal. Tenant’s rights under this Section shall cease and Landlord shall have the right to remove Tenant’s name and/or logo from the Monument Sign upon the occurrence of any of the following:

(i) the expiration or termination of this Lease;

(ii) during such time as there exists an uncured Event of Default;

(iii) Tenant assigns this Lease (other than to a Related Entity);

(iv) Tenant (and/or any Related Entity or Permitted User) subleases or fails to occupy more than fifty percent (50%) of the rentable square footage contained in the original Premises; or

(v) Tenant leases fewer than 40,000 rentable square feet at the Building under this Lease.

ARTICLE 33

GENERATOR

Section 33.1 Right to Install. Tenant shall have the right to purchase, install, maintain and operate at a location designated by Landlord (the “Generator Space”) in the Parking Facility for its own use a backup power generator not larger than 500 KVA (the “Generator”) and a standard size fuel tank (the “Tank”) for the Generator. Tenant shall deliver to Landlord detailed plans and specifications for the Generator and the Tank and a copy of Tenant’s contract for installing the Generator and the Tank, which plans and specifications and contract shall be subject to Landlord’s reasonable approval; provided, however, Landlord shall have the right, in its sole discretion, to prohibit any Generator and Tank which Landlord determines not to be aesthetically acceptable. Tenant will be required, at Tenant’s expense, to screen the Generator and Tank on all sides, which screening shall be subject to Landlord’s reasonable approval including, without limitation, the materials and appearance of the screening.

Section 33.2 Costs. Tenant shall (subject to the application of the Landlord’s Contribution) pay all costs of purchase, installation, maintenance, replacement, utility submetering (if any) required by Landlord, governmental inspection, permitting, insurance, clean up and operation of the Generator and the Tank.

Section 33.3 Other Parties’ Rights. Tenant covenants that it will not use its Generator or the Tank in a manner that will unreasonably interfere with Landlord’s and/or any current or future tenant’s use of the Project.

Section 33.4 Easements. Tenant is hereby granted such nonexclusive easements and licenses as are reasonably necessary for (i) use of any Building shafts required to install the electrical wiring for the Generator and Tank; and (ii) access to the Generator and the Tank at all reasonable times and in emergencies. The Generator shall be connected to the Premises by electrical wiring, the installation of which shall be performed by Tenant’s contractor, at Tenant’s expense (subject to the application of the Landlord’s Contribution).

Section 33.5 Permits. Tenant shall be responsible for procuring all licenses and permits required for the installation, use or operation of the Generator and the Tank, and Landlord makes no representations or warranties regarding the permissibility or the permitability of the Generator and the Tank under applicable laws.

Section 33.6 Installation and Operation. Upon Landlord’s written approval of the plans and specifications and of the installation contract for the Generator and Tank (such approval not to be unreasonably withheld, conditioned or delayed beyond ten (10) Business Days), the Generator and Tank shall be installed by Tenant using a contractor reasonably acceptable to Landlord. Tenant shall cause the Generator and Tank to be constructed, installed, maintained and operated (i) in compliance with all applicable laws and regulations and in accordance with the Building rules and regulations including those promulgated by Landlord pertaining to construction at the Project by third-party contractors; and (ii) so as not to adversely affect or impact the structural, communications or other systems of or serving the Building. Upon installation of the Generator and Tank, Tenant shall furnish Landlord with an “as built” drawing of the Generator and Tank certified by Tenant’s architect or such other professional as Landlord shall reasonably approve.

Section 33.7 Removal. Upon the expiration or earlier termination of this Lease, Tenant, at its sole cost and expense, shall remove the Generator and the Tank and related wiring and other equipment associated therewith, provide Landlord with thirty (30) days prior written notice of such removal and repair any damage to the Project caused by such removal; provided, however, Landlord shall have the right to elect to have the Generator and/or the Tank remain at the Building in which event such equipment shall be the property of Landlord and Tenant shall deliver to Landlord an executed bill of sale for the Generator and Tank upon Landlord’s request. Landlord shall not be deemed to have made such election unless Landlord delivers its written notice of such election to Tenant.

Section 33.8 Charges. Landlord shall not charge Tenant for Tenant’s use or placement of the Generator and Tank at the Project, other than for diesel or other fuel used by Tenant if Landlord permits Tenant to use fuel from the Building’s emergency generator tank (if any).

Section 33.9 Insurance. Tenant shall insure the Generator and Tank under such policies, with such insurers, in such amounts and upon such terms as Landlord shall reasonably require. Tenant shall pay Landlord within thirty (30) days after demand by Landlord any increase(s) in Landlord’s insurance premium(s) attributable to the Tenant’s Generator and Tank.

Section 33.10 Maintenance. Tenant shall maintain the Generator and the Tank and any related equipment in a clean and safe manner throughout the Term of the Lease. In addition, all repairs to the Building and/or the Project made necessary by reason of the installation, maintenance and operation of the Generator and/or the Tank shall be Tenant’s expense.

Section 33.11 Additional Provisions. Any operation of the Generator and/or the Tank for testing or upkeep purposes shall be conducted only at times not falling within the normal hours of operation of the Building. Tenant shall immediately take all actions necessary to properly remediate any spillage or leak of fuel from the Generator and/or the Tank, and shall promptly furnish Landlord with a copy of any notice received from any Governmental Authority relating to any claimed spillage or leak of fuel.

Section 33.12 Indemnification. Tenant’s indemnification obligations set forth in the Lease with regard to the Premises shall also apply to the Generator and the Tank.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Deed of Lease as of the day and year first above written.

LANDLORD:

1300 N. 17TH STREET, L.P.,

a Delaware limited partnership

By:	1300 N. 17TH STREET GP, L.L.C.,
a Delaware limited liability company,
its general partner

By:	/s/ Russell Makowsky
Name:	Russell Makowsky
Title:	Vice President and Treasurer

TENANT:

FBR CAPITAL MARKETS & CO.,
a Delaware corporation

By:	/s/ Richard J. Hendrix
Name:	Richard J. Hendrix
Title:	Chairman & CEO

Exhibit A

Floor Plan

The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose. All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

SECOND FLOOR PREMISES

THIRTEENTH FLOOR PREMISES

FOURTEENTH FLOOR PREMISES

Exhibit A-1

Land

All of those lots or parcels of land located in Arlington County, Virginia, and more particularly described as follows:

TRACT 1:

Parcels 1 and 2, Stevens Addition to Rosslyn, as the same appear duly dedicated, platted and recorded in Deed Book 1030 at page 237 among the Land Records of Arlington County, Virginia; more particularly described as follows:

BEGINNING at a point on the westerly right-of-way line of North Fort Myer Drive, variable width right-of-way, point of beginning being a corner common to Knickerbocker Properties, point of beginning also being within a public street easement for 17th Street North; thence running with the westerly right-of-way line of North Fort Myer Drive the following: South 00 degrees 30’ 00” East 166.83 feet to a point and South 15 degrees 47’ 00” West 34,54 feet to a point in the northerly line of the property of First American Bank of Virginia, Trustee; thence running with the line of First American Bank of Virginia, Trustee, South 89 degrees 30’ 00” West 257.04 feet to a point in the easterly line of Belvedere condominium; thence running with a portion of the line of the Belvedere condominium and continuing with the easterly line of Lot 9, part of Lot 8 and Lot 7A, Wharton’s addition to Fort Myer Heights, North 01 degrees 16’ 00” West 200.00 feet to a point in the line of Lot 7A at a corner common to Knickerbocker Properties; thence running with the southerly line of Knickerbocker Properties North 89 degrees 30’ 00” East 269.40 feet to the point of beginning, containing 53,447 square feet or 1.2270 acres, more or less.

TOGETHER WITH the right of ingress and egress over certain property adjoining the land, as more particularly described in that certain Easement Agreement, which Easement Agreement is dated November 15, 1978, and recorded November 17, 1978, in Deed Book 1978 at page 1566; and TOGETHER WITH all rights of ingress and egress over certain property adjoining the land as more particularly described in that certain Deed of Easement, which Deed of Easement is dated August 7, 1980, and recorded August 19, 1980, in Deed Book 2018 at page 1445; and TOGETHER WITH those rights for storm and sanitary sewer described in that certain Easement Agreement recorded in Deed Book 1978 at page 1586; and FURTHER TOGETHER WITH the easement rights set forth in that certain Agreement dated September 25, 1978 and recorded in Deed Book 1975 at Page 1073.

FURTHER TOGETHER WITH (1) a non-exclusive Expansion Joint Easement and (2) non-exclusive access rights to Access Area, each as set forth in that certain Easement Agreement by and between 1300 N. 17th Street, L.P., a Delaware limited liability company, and 1616 North Fort Myer Drive Property LLC, a Delaware limited liability company, dated as of May 5TH, 2011 and recorded May 5TH , 2011 in Deed Book 4458 at page 1206 among the Land Records of Arlington County, Virginia.

Tax Map No. 17-003-031 and 17-003-032

TRACT 2:

All that certain tract of land containing 27,647.07 square feet, more or less, situated in Arlington County, Virginia, at the intersection of Fort Myer Drive and N. Lynn Street, and known as the “Hessick Tract” as shown on plat approved by the Arlington County Department of Transportation attached to Deed recorded in Deed Book 1958 at page 1636, among the Land Records of Arlington County, Virginia; and more particularly described as follows:

BEGINNING at a point at the intersection of the westerly line of North Lynn Street, variable width right-of-way, with the northerly line of North Fairfax Drive, variable width right-of-way; thence running with the northerly line of North Fairfax Drive along the arc of a curve to the left, having a radius of 250.18 feet, a chord length of 31.94 feet and a chord bearing of South 73 degrees 09’ 38” West, a distance of 31.96 feet to a point of tangency; thence continuing with the northerly right-of-way line of North Fairfax Drive the following: South 69 degrees 30’ 02” West 44.18 feet and North 74 degrees 22’ 35” West 55.85 feet to a point in the easterly line of North Fort Myer Drive, variable width right-of-way; thence running with the easterly line of North Fort Myer Drive the following: along the arc of a curve to the right having a radius of 700.62 feet, a chord length of 47.69 feet and a chord bearing of North 14 degrees 05’ 23” West a distance of 47.70 feet to a point, and North 00 degrees 43’ 35” West 103.28 feet to a point being a corner common to the property of Gateway Virginia Properties; thence running with the southerly line of Gateway Virginia Properties North 89 degrees 16’ 25” East 223.37 feet to a point in the westerly line of North Lynn Street; thence running with the westerly right-of-way of North Lynn Street the following: South 27 degrees 39’ 08” West 144.33 feet and South 50 degrees 03’ 14” West 23.10 feet to the point of beginning, containing 27,644 square feet or 0.6346 acre, more or less.

Tax Map No. 17-002-002

GROUND LEASE

Ground Lease Agreement by and between Twin Development Corporation, a Virginia corporation (“Lessor”) and 1300 North 17th Street Associates, a Virginia limited partnership (“Lessee”) recorded in Deed Book 1978 at Page 1636: as amended by Amendment to Lease recorded in Deed Book 2801 at Page 319: Assignment of Lessee’s Interest to LaSalle Fund II, a group trust, recorded in Deed Book 2164 at Page 379: as assigned to Beacon Properties, L.P., a Delaware limited partnership, by Assignment of Lessee’s interest in Ground Lease recorded in Deed Book 2801 at Page 362: and Assignment of Lessor’s interest to First American Bank of Virginia, as Trustee, recorded in Deed Book 2164 at Page 367: as assigned to Beacon Properties, L.P., a Delaware corporation by Assignment and Assumption of Lessor’s interest in Ground Lease recorded in Deed Book 2801 at Page 367: as assigned to BP-1300 North Seventeenth, LLC (now known as VA-1300 North Seventeenth, LLC) by Special Warranty Deed of Assignment and Assumption of Ground Lease recorded in Deed Book 2865 at Page 1031: as assigned to 1300 North Seventeenth Street Property LLC, a Delaware limited liability company, by Special Warranty Deed and Assignment and Assumption of Ground Lease dated April 10, 2007 and recorded April 20, 2007 in Deed Book 4089 at Page 2452: as further assigned to 1300 N. 17th Street, L.P., a Delaware limited partnership, by Special Warranty Deed and Assignment and Assumption of Ground Lease dated as of May 5, 2011, and as amended by that certain

Amendment No. 2 to Ground Lease dated as of May 5, 2011 by and between 1300 N. 17th Street, L.P., a Delaware limited liability company, as Lessor, and 1300 N. 17th Street, L.P., a Delaware limited liability company, as Lessee.

Exhibit B

Definitions

Base Building Systems: The structural components of the Building and the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety and other service systems or facilities of the Building up to the point of connection for localized distribution to the Premises (it being agreed that supplemental HVAC systems of tenants, and the mechanical, electrical, plumbing, sanitary, sprinkler, heating, ventilation and air conditioning, security, life-safety and other service systems or facilities of the Building from the point of connection to the base Building risers, feeders, panelboards, etc. for localized distribution to the Premises are not Base Building Systems) and the mechanical, electrical, plumbing, heating, ventilation and air conditioning, elevators and other service systems or facilities servicing the Common Areas.

Base Rate: The annual rate of interest publicly announced from time to time by Citibank, N.A., or its successor, in New York, New York as its “base rate” or “prime rate” (or such other term as may be used by Citibank, N.A., from time to time, for the rate presently referred to as its “base rate”).

Business Days: All days, excluding Saturdays, Sundays, Holidays and other days normally observed as holidays by landlords of other Comparable Buildings.

Business Hours: 7:00 a.m. to 6:00 p.m. on weekdays and 9:00 a.m. to 1:00 p.m. on Saturdays, excluding Holidays.

Common Areas: The lobby, the Parking Facility, any rooftop terrace, fitness or health center, plaza and sidewalk areas and other similar areas of general access at the Building or designated for the benefit of Building tenants and the areas on multi-tenant floors in the Building devoted to corridors, elevator lobbies, restrooms (other than those that are wholly contained within a tenant’s premises), and other similar facilities serving the Premises.

Comparable Buildings: First-class office buildings of comparable age and size in the Rosslyn submarket of Arlington, Virginia.

Deficiency: The excess, if any, of (a) the Fixed Rent and Additional Rent for the period which otherwise would have constituted the unexpired portion of the Term (assuming the Additional Rent for each year thereof to be the same as was payable for the year immediately preceding such termination or re-entry), over (b) the net amount, if any, of rents collected under any reletting effected pursuant to the provisions of the Lease for any part of such period (after first deducting from such rents all reasonable expenses incurred by Landlord in connection with the termination of this Lease, Landlord’s re-entry upon the Premises and such reletting, including repossession costs, brokerage commissions, attorneys’ fees and disbursements, and alteration costs). Notwithstanding the foregoing, all such expenses shall be prorated to reflect any reletting which extends beyond the balance of the unexpired portion of the Term or which includes areas beyond the Premises as then existing as of the date this Lease was terminated.

Excluded Expenses: (a) Taxes or any other tax that is excludable as a Tax hereunder; (b) franchise or income taxes imposed upon Landlord or any other tax that is excludable as a Tax hereunder; (c) principal amortization and interest on any debt or obligation of Landlord and any other charges paid by Landlord in connection with, any mortgages, deeds of trust or other financing encumbrances; (d) leasing commissions; (e) the cost of tenant installations and decorations incurred in connection with preparing space for any Building tenant, including work letters and concessions and/or for altering, renovating, repainting, decorating, planning and designing spaces for any tenant in the Building in connection with the renewal of its lease and/or costs of preparing or renovating any vacant space for lease in the Building (including permit, license and inspection fees) along with “takeover expenses” (i.e., expenses of another tenant or prospective tenant incurred by Landlord with respect to space located in the Building or another building of any kind or nature in connection with the leasing of space in the Project); (f) rental payments made under any ground lease, except to the extent such rental payments represent Taxes or the provision of goods and/or services that, if provided by Landlord, would be includable in Operating Expenses; (g) management fees to the extent in excess of three percent (3%) of the gross rentals and other revenues collected for the Project; (h) wages, salaries and benefits paid to or taxes paid for any persons not directly involved with the management of the Building or the oversight thereof or, to the extent such persons are providing services at other properties beyond the Project, such persons salaries and all other compensation (including fringe benefits and other direct and indirect personnel costs) shall be equitably allocated to the Project and such other properties; (i) legal and accounting fees relating to (A) disputes with tenants, prospective tenants or other occupants of the Building, (B) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Project or any part of either, or (C) negotiations of actual or proposed leases, licenses, occupancy agreements, ground leases, renewals of leases or ground leases, contracts of sale or exchange or mortgages; (j) costs of any utilities, amenities, repairs, maintenance, service or increased level of service provided to a tenant of the Building that are not provided or available to Tenant without separate charge (including any overtime premiums to perform such work or services) or which are separately chargeable to individual tenants of the Building including, without limitation, costs of additional insurance premiums for the Building due to any tenant’s (other than Tenant’s) non-traditional office building operations within such tenant’s premises; (k)costs and expenses incurred by Landlord in connection with damage, casualty or condemnation of all or a portion of the Project, together with any other costs that are reimbursed or which, had Landlord (i) maintained the insurance required under this Lease; (ii) timely filed a claim thereunder and with commercially reasonable diligence pursued such claim; or (iii) not been prevented from recovering on such claim by reason of the insurer being insolvent or otherwise financially unable to perform its obligations under such policy, would have been reimbursed out of insurance, warranty or condemnation proceeds, whether or not Landlord shall receive the same or such proceeds are instead paid over to any Mortgagee or ground lessor, or which are reimbursable by Tenant or other tenants other than pursuant to an expense pass-through clause; (l) costs in the nature of penalties, interest or fines; (m) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (n) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (o) appraisal, advertising and promotional expenses in connection with leasing of the Building and recording costs, mortgage recording taxes, title insurance premiums, title closer’s gratuity and other similar costs, incurred in connection with any mortgage financing or refinancing or execution, modification or extension of any ground lease; loan prepayment penalties, defeasance payments, premiums, fees or charges; (p) the costs of installing, operating and maintaining a specialty improvement, including a cafeteria, lodging or private dining facility, or an athletic, luncheon or recreational club unless Tenant is permitted to make use of such facility without additional cost or on a subsidized basis consistent with other users; (q) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s failure to timely pay Operating Expenses or Taxes; (r) costs incurred in connection with the removal, encapsulation or other treatment of asbestos or any other Hazardous Materials (classified as such on the Effective Date) existing in the Premises as of the date hereof; (s) the cost of capital improvements other than those expressly included in Operating Expenses pursuant to Section 7.1.; (t) deductions for depreciation for the Project and depreciation and amortization of capital improvements, except to the extent included in Section 7.1; (u) costs incurred by Landlord for the original development and construction of the Building; (v) any costs actually reimbursed under any service contracts or under the warranty of any general contractor, subcontractor or supplier and realized by Landlord; (w) fees paid by Landlord to the Operator; (x) costs incurred to remedy any Requirement violation(s) existing on the Effective Date; (y) excluding Fitness Center equipment, rental for personal property leased to Landlord except for rent for personal property leased to Landlord the purchase price for which, if purchased, would be includable in Operating Expenses (but Operating Expenses shall only include such rental cost to the extent that, if the personal property were purchased, the purchase price would have been includable in Operating Expenses for an applicable Comparison Year); (z) costs and expenses of administration and management of partnership activities of Landlord; (aa) general corporate overhead and administrative expenses of Landlord or its managing agent that are unrelated to the operation, management, or maintenance of the Project; (bb) costs and expenses attributable to any testing, investigation, management, maintenance, remediation, or removal of Hazardous Materials, other than any testing or monitoring customarily conducted by owners of Comparable Buildings in the ordinary course of operating and managing the same (except to the extent any such testing or monitoring is required as a result of Landlord’s failure to comply with its obligations under Section 8.1 hereof; (cc) the cost of acquiring (but not of maintaining) sculptures, paintings, and other works of art; (dd) charitable or political contributions; (ee) costs incurred as a result of Landlord’s breach of its obligations under this Lease; (ff) costs (including costs, such as, but not limited to, attorneys’ fees and disbursements, associated with any court judgment or arbitration award obtained against Landlord) directly resulting from the breach of any other lease or agreement by Landlord or the gross negligence or willful misconduct of Landlord’s agents or contractors; and/or (gg) compensation paid to clerks, attendants or other persons in commercial concessions operated by Landlord or by the operator thereof (e.g., newsstands, but excluding a Building concierge service).

Governmental Authority: The United States of America, the State or any political subdivision, agency, department, commission, board, bureau or instrumentality of any of the foregoing, now existing or hereafter created, having jurisdiction over the Project.

Hazardous Materials: Any substances, materials or wastes currently or in the future deemed or defined in any Requirement as “hazardous substances,” “toxic substances,” “contaminants,” “pollutants” or words of similar import.

Holidays: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving day and Christmas day.

HVAC System: The Base Building System designed to provide heating, ventilation and air conditioning.

Landlord Delay: A delay of at least one (1) day in Tenant’s Substantial Completion of the Tenant Improvements beyond the date that Tenant would have otherwise Substantially Completed such Tenant Improvements under Tenant’s construction schedule, which delay is caused by any one or more of the following:

(i) Landlord’s failure to fully comply with the deadlines and other terms set forth in the Lease and/or Exhibit C-Work Agreement (provided, however, in consideration for Landlord’s agreement set forth in Section 2.2, Section 2.3, Section 2.4 and Section 2.5 of Exhibit C-Work Agreement that the applicable plans will be deemed approved under the circumstances described therein, no failure by Landlord to timely respond to Tenant’s request for Landlord’s approval or objections to the applicable plans under Section 2.2, Section 2.3, Section 2.4 or Section 2.5 of Exhibit C-Work Agreement shall constitute a Landlord Delay and the Delivery Date occurring after the Target Date shall not constitute a Landlord Delay);

(ii) the inability of Tenant to obtain either an approval or inspection of any component of the Tenant Improvements or a certificate of occupancy by reason of the existence of any violation of any Requirement within the Building or any of the Common Areas not caused by Tenant, any Tenant Parties, Tenant’s use (or proposed use) of the Premises (or any portion thereof), or the Tenant Improvements; or

(iii) the failure of any of the Base Building Systems or components thereof servicing the Premises to be in good and proper working order as of the Delivery Date or at anytime thereafter prior to commencement of business operations within the Demised Premises, which failure was not caused by Tenant, any Tenant Parties, Tenant’s use of the Premises (or any portion thereof), or the Tenant Improvements.

Landlord Party(ies): Landlord, Landlord’s Agent, each Mortgagee and Lessor, and each of their respective direct and indirect partners, officers, shareholders, directors, members, managers, trustees, beneficiaries, employees, principals, contractors, servants, agents, and representatives.

Lease Year: The first (1st) Lease Year shall begin on the Commencement Date and shall end on the last day of the calendar month preceding the month in which the first (1st) anniversary of the Commencement Date occurs. Each succeeding Lease Year shall commence on the day following the end of the preceding Lease Year and shall extend for twelve (12) consecutive months; provided, however, that the last Lease Year shall expire on the Expiration Date.

Lessor: A lessor under a Superior Lease.

Losses: Any and all actual (as opposed to consequential or incidental) losses, liabilities, damages, claims, judgments, fines, suits, demands, costs, interest and expenses of any kind or nature (including reasonable attorneys’ fees and disbursements) incurred in connection with any claim, proceeding or judgment and the defense thereof, and including all costs of repairing any damage to the Premises or the Building or the appurtenances of any of the foregoing to which a particular indemnity and hold harmless agreement applies.

Mortgage(s): Any mortgage, trust indenture or other financing document which may now or hereafter affect the Premises, the Project, the Building or any Superior Lease and the leasehold interest created thereby, and all renewals, extensions, supplements, amendments, modifications, consolidations and replacements thereof or thereto, substitutions therefor, and advances made thereunder.

Mortgagee(s): Any mortgagee, trustee or other holder of a Mortgage.

Prohibited Use: Any use or occupancy of the Premises that in Landlord’s reasonable judgment would: (a) cause damage to the Building or any equipment, facilities or other systems therein; (b) impair the appearance of the Building; (c) interfere with the efficient and economical maintenance, operation and repair of the Premises or the Building or the equipment, facilities or systems thereof; (d) materially and adversely affect any service provided to, and/or the use and occupancy by, any Building tenant or occupants; (e) violate the certificate of occupancy issued for the Premises or the Building; (f) materially and adversely affect the first-class image of the Building; (g) result in protests or civil disorder or commotion at, or other disruptions of the normal business activities in, the Building, or (h) breach any covenants, conditions and/or restrictions now or hereafter of record with respect to the Building. Prohibited Use also includes the use of any part of the Premises for: (i) a restaurant or bar; (ii) the preparation, consumption, storage, manufacture or sale of food or beverages (except in connection with vending machines (provided that each machine, where necessary, shall have a waterproof pan thereunder and be connected to a drain), an employee cafeteria and/or warming kitchens installed for the use of Tenant’s employees only), liquor, tobacco or illicit drugs; (iii) the business of photocopying, multilith or offset printing (except photocopying in connection with Tenant’s own business); (iv) a school or classroom; (v) lodging or sleeping; (vi) the operation of retail facilities (meaning a business whose primary patronage arises from the generalized solicitation of the general public to visit Tenant’s offices in person without a prior appointment) of a savings and loan association or retail facilities of any financial, lending, securities brokerage or investment activity; (vii) a payroll office serving persons whose primary place of work is not the Premises; (viii) a barber, beauty or manicure shop; (ix) an employment agency or similar enterprise; (x) offices of any Governmental Authority, any foreign government, the United Nations, or any agency or department of the foregoing; (xi) the manufacture, retail sale, storage of merchandise or auction of merchandise, goods or property of any kind to the general public which could reasonably be expected to create a volume of pedestrian traffic substantially in excess of that normally encountered in the Premises; (xii) the rendering of medical, dental or other therapeutic or diagnostic services; (xiii) any illegal purposes or any activity constituting a nuisance; or (xiv) a use that might be reasonably anticipated to attract a volume, frequency or type of visitor or employee to the Building which is not consistent with the standards of a high quality office building or that will impose an excessive demand on or use of the facilities or services of the Building.

Requirements: All present and future laws, rules, orders, ordinances, regulations, statutes, requirements, codes and executive orders, extraordinary and ordinary of (i) all Governmental Authorities, including the Americans With Disabilities Act, 42 U.S.C. §12101 (et seq.), and any law of like import, and all rules, regulations and government orders with respect thereto, and any of the foregoing relating to Hazardous Materials, environmental matters, public health and safety matters and landmarks protection, (ii) any applicable fire rating bureau or other body exercising similar functions, affecting the Project or the maintenance, use or occupation thereof, or any street, avenue or sidewalk comprising a part of or in front thereof or any vault in or under the same, (iii) all requirements of all insurance bodies affecting the Premises, and (iv) utility service providers.

Rules and Regulations: The rules and regulations annexed to and made a part of this Lease as Exhibit E-Rules and Regulations, as they may be reasonably modified from time to time by Landlord.

Specialty Alterations: Alterations which are not standard office installations, such as kitchens (other than a pantry installed for the use of Tenant’s employees only and of the type normally found in the space of office tenants in Comparable Buildings), executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment and components, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, non-Building standard life safety systems, security systems or lighting and other Alterations of a similar character. All Specialty Alterations are Above Building Standard Installations. Specialty Alterations shall include all cabling and wiring installed by or on behalf of Tenant for any trading floor(s) and/or on any non-trading floor(s) to the extent such non-trading floor cabling and wiring is not normally found in comparable office space at Comparable Buildings.

State: The state, commonwealth or other applicable governmental district (e.g., the District of Columbia) in which the Building is located.

Substantial Completion: As to any construction performed by any party, “Substantial Completion” or “Substantially Completed” means that such work has been completed, as reasonably determined by Landlord’s architect, in accordance with (a) the provisions of this Lease applicable thereto, and (b) the plans and specifications for such work, except for any Punch List work.

Superior Lease(s): Any ground or underlying lease of the Project or any part thereof heretofore or hereafter made by Landlord and all renewals, extensions, supplements, amendments, modifications, consolidations, and replacements thereof.

Tenant Delay(s): To the extent that Landlord has an obligation to design, construct, repair, rebuild, restore, install, order, obtain or complete Landlord’s Work, Tenant Improvements or any other items or improvements at the Building, a delay of at least one (1) day in Landlord’s completion thereof caused by:

a. Tenant’s request for value engineering or any changes to any drawings, plans or specifications for the Premises (notwithstanding Landlord’s approval of such changes) after Landlord and Tenant have approved such drawings, plans or specifications;

b. Tenant’s request for improvements, items, materials, finishes or installations that are not consistent with the standards to which the Base Building Systems have been designed or with the Minimum Build-Out Standards (as defined in Exhibit C-Work Agreement);

c. Tenant’s request for improvements, items, materials, finishes or installations that are not available as needed to meet Landlord’s (or Landlord’s contractor’s) schedule for Substantial Completion, provided that Landlord (or Landlord’s contractor’s) shall notify Tenant of any potential long lead items to the extent known to Landlord (or Landlord’s contractor’s) at the time such material, finish or installation is requested or as soon as reasonably possible thereafter;

d. Tenant’s request for or design of Tenant Improvements that include items or improvements not typically found in the office space at Comparable Buildings;

e. the ordering, delivery or installation of any of Tenant’s Equipment (as defined in Exhibit C-Work Agreement);

f. if Tenant’s architect or designer prepares any drawings, plans or specifications for the Premises, any such drawings, plans or specifications being (i) incomplete, inaccurate or otherwise deficient, or (ii) deviating from the approved space plan, applicable code requirements and/or any Requirements;

g. Tenant’s or Tenant’s architect’s, agent’s, representative’s or contractor’s interference with the work of Landlord or Landlord’s contractor;

h. Tenant’s failure to fully and timely comply with the deadlines and other terms set forth in the Lease and/or Exhibit C-Work Agreement; or

i. any other act or omission by Tenant or any employee, architect, agent, representative or contractor of Tenant constituting a Tenant Delay under the terms of this Lease or any exhibit, rider, annex, schedule, work letter or other document or agreement entered in connection with this Lease, attached to this Lease or incorporated in this Lease by reference.

Tenant Party(ies): Tenant and any subtenants or occupants of the Premises and their respective agents, contractors, subcontractors, employees, invitees or licensees.

Tenant’s Property: Tenant’s movable fixtures and movable partitions, telephone and other equipment, computer systems, trade fixtures, furniture, furnishings, Tenant’s Equipment and other items of personal property which are removable without material damage to the Premises or the Building.

Unavoidable Delays: The inability of either Landlord or Tenant to fulfill or delay in fulfilling any of its obligations under this Lease expressly or impliedly to be performed by a party or a party’s inability to make or delay in making any repairs, additions, alterations, improvements or decorations or a party’s inability to supply or delay in supplying any equipment or fixtures, if such inability or delay is due to or arises by reason of strikes, labor troubles or by accident, or by any cause whatsoever beyond such party’s reasonable control (which shall not include financial difficulties or any lack of capital), including governmental preemption in connection with a national emergency, permitting and inspection delays beyond the normal applicable waiting period, Requirements or shortages, or unavailability of labor, fuel, steam, water, electricity or materials, or delays caused by the other party or other tenants, mechanical breakdown, acts of God, enemy action, civil commotion, fire or other casualty. The foregoing notwithstanding, in no event shall an Unavoidable Delay apply with respect to or delay, excuse, postpone or defer (i) any party’s obligation to timely pay any sums owing under this Lease (including Tenant’s payment of Rent); (ii) Tenant’s obligation to timely vacate and surrender the Premises (or any other space leased by Tenant under this Lease, or any portion(s) of the foregoing) in accordance with the terms of this Lease; and/or (iii) any obligation to obtain and maintain all insurance coverages required under this Lease.

Exhibit C

Work Agreement

This Work Agreement is a part of the Lease to which it is attached. In the event of any conflict between the terms of this Work Agreement and the terms of the Lease, the terms of this Work Agreement shall control.

Article 1 - Definitions

1. Definitions.

1.1 “Base Building Plans” means those certain base building plans and specifications for the Building.

1.2 “Business Day” has the meaning given such term in the Lease.

1.3 “Change Order” means any change in any of Tenant’s Plans after Landlord has approved any such plan and/or any change in the work or materials to be included in the Tenant Improvements.

1.4 “Commencement Date” has the meaning given such term in the Lease.

1.5 “Comparable Building” has the meaning given such term in the Lease.

1.6 “Contractor” means the general contractor selected by Tenant in accordance with the terms of this Work Agreement to construct and install the Tenant Improvements.

1.7 “Construction Costs” means all costs in the permitting, demolition, construction and installation of the Tenant Improvements and acquiring the materials for the Tenant Improvements.

1.8 “Effective Date” has the meaning given such term in the Lease.

1.9 “Engineers” means the mechanical, electrical, plumbing and structural and engineers and other licensed third-parties selected by Tenant to assist in the preparation of Tenant’s Plans.

1.10 “Essential Subs” means those subcontractors to be specifically designated by Landlord acting reasonably for purposes of working on the Building mechanical, energy management, structural, exterior windows (including window removal and reinstallation for hoisting purposes), roof (excluding HVAC), sprinkler and fire and life safety systems.

1.11 “Final Space Plan” means a detailed space plan for the Tenant Improvements prepared by Tenant’s Architect, which space plan shall be substantially in conformance with the Preliminary Plan approved by Landlord and any updates or changes thereto approved by Landlord and shall contain the information and otherwise comply with the requirements set forth on Annex 2 attached hereto.

1.12 “Improvement Costs” means, collectively, (i) the Planning Costs; (ii) the Construction Costs; and (iii) Landlord’s Fee.

1.13 “Landlord’s Contribution” has the meaning given such term in the Lease.

1.14 “Landlord’s Fee” means a fee payable to Landlord in the amount of $25,000.

1.15 “Landlord’s Representative” means Rustom Cowasjee, whose address is Tishman Speyer, 1875 Eye Street, NW, Suite 300, Washington DC 20006, whose telephone number is (202) 420-2123 and whose email address is rcowasje@tishmanspeyer.com.

1.16 “Permits” means all necessary permits in connection with the Tenant Improvements.

1.17 “Plan Requirements” has the meaning given such term in Section 2.6.

1.18 “Planning Costs” means all architectural, space planning, engineering and other costs related to the design of the Tenant Improvements including, without limitation, the fees of Tenant’s Architect, the Engineers and the professionals preparing and/or reviewing Tenant’s Plans (or any of them).

1.19 “Plans and Specifications” means all architectural plans, construction drawings and specifications necessary and sufficient (i) for the construction of the Tenant Improvements in accordance with the Final Space Plan and (ii) to enable the Contractor to obtain all necessary Permits for the construction of the Tenant Improvements, and which shall contain the information and otherwise comply with the requirements set forth on Annex 3 attached hereto.

1.20 “Preliminary Plan” means a preliminary space plan prepared by Tenant’s Architect showing the general layout of the Premises upon completion of the Tenant Improvements, which space plan shall contain the information and otherwise comply with the requirements set forth on Annex 1 attached hereto.

1.21 “Punch List Work” means minor details of construction, decoration and mechanical adjustment, if any, the noncompletion of which do not materially interfere with the use of the relevant portion of the Building.

1.22 “Relocation Costs” means the costs incurred by Tenant in moving Tenant’s business and property to the Premises including, without limitation, costs and expenses incurred by Tenant to (a) relocate telephone switching equipment, including inside wiring and jacks (excluding the cost to purchase or lease additional equipment); (b) relocate existing or install new telephone lines; (c) relocate existing data communication circuit(s) or to install new circuit(s) in lieu of relocating existing circuit(s); (d) purchase, rent or lease materials used in the relocation of Tenant’s and its employees’ belongings, furniture or equipment; and (e) move (labor, material, vehicle usage, supervisor, etc.) Tenant’s and its employees’ belongings, furniture or equipment to the Premises.

1.23 “Requirements” has the meaning given such term in the Lease.

1.24 “Second Floor Remainder Space” has the meaning given such term in the Lease.

1.25 “Substantial Completion” has the meaning given such term in the Lease.

1.26 “Tenant’s Architect” means Collective Architecture or such other architect engaged by Tenant to design the Tenant Improvements and prepare Tenant’s Plans.

1.27 “Tenant’s Contractors” means Contractor and all subcontractors and subsubcontractors (including the Essential Subs) who will work on the Tenant Improvements.

1.28 “Tenant’s Equipment” means any telephone, telephone switching, telephone and data cabling, furniture, computers, servers, Tenant’s trade fixtures and other personal property to be installed by or on behalf of Tenant in the Premises.

1.29 “Tenant’s Equipment Costs” means all costs hereafter incurred by Tenant for the purchase of Tenant’s Equipment installed or used at the Premises.

1.30 “Tenant Improvements” means the improvements set forth in Tenant’s Plans as approved by Landlord in accordance with the terms of this Work Agreement.

1.31 “Tenant’s Plans” means the Preliminary Plan, the Final Space Plan and the Plans and Specifications.

1.32 “Tenant’s Representative” means Mark Brewer, whose address is 1001 19th Street N., Suite 1100, Arlington, VA 22209, whose telephone number is (703) 647-6716 and whose email address is mbrewer@fbr.com.

1.33 “Unavoidable Delay” has the meaning given such term in the Lease.

Capitalized terms used but not defined in this Work Agreement shall have the meanings given such terms in the Lease.

Article 2 – Plans

2.1 Tenant’s Architect and Engineers. Tenant has or will retain Tenant’s Architect to design the Tenant Improvements and prepare Tenant’s Plans. Tenant’s Architect and the Engineers shall be subject to Landlord’s reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed beyond ten (10) Business Days. Landlord hereby approves of GHT Limited, GPI or KTA Group as Tenant’s Engineer.

2.2 Preliminary Plan. Tenant shall deliver the Preliminary Plan to Landlord for Landlord’s approval. Within ten (10) Business Days after Tenant delivers the Preliminary Plan to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the Preliminary Plan (which disapproval shall specify Landlord’s reasonable objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such reasonable objections). If Landlord fails to give its written objections to Tenant within such period, Tenant shall deliver to Landlord an additional notice requesting Landlord’s approval or objections, which notice must state “SECOND AND FINAL REQUEST” in at least 12 font bold print at the top of the first page of the notice. If Landlord fails to give Tenant Landlord’s written objections within three (3) Business Days after receipt of the second notice, then Landlord shall be deemed to have approved the plans as then submitted to Landlord. Tenant shall revise the proposed Preliminary Plan to address Landlord’s reasonable objections and deliver the revised Preliminary Plan to Landlord for Landlord’s reasonable approval. In reviewing the resubmitted Preliminary Plan, Landlord may only consider those parts of the Preliminary Plan that address Landlord’s reasonable objections thereto; it being agreed that the other portions of the Preliminary Plan (i.e., those portions that Landlord did not previously object to) will be deemed approved. Within three (3) Business Days after Tenant delivers the revised Preliminary Plan to Landlord, Landlord shall advise Tenant of Landlord’s reasonable approval or disapproval of the revised Preliminary Plan (which disapproval shall specify Landlord’s reasonable objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such reasonable objections). If Landlord fails to give its written objections to Tenant within such period, Tenant shall deliver to Landlord an additional notice requesting Landlord’s approval or objections, which notice must state “SECOND AND FINAL REQUEST” in at least 12 font bold print at the top of the first page of the notice. If Landlord fails to give Tenant Landlord’s written objections within two (2) Business Days after receipt of the second notice, then Landlord shall be deemed to have approved the plans as then submitted to Landlord. Tenant and Landlord shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above (based upon the aforementioned turnaround and the double notice provisions) until Landlord approves (or is deemed to have approved) the Preliminary Plan. Landlord will not unreasonably withhold its approval of the Preliminary Plan.

2.3 Final Space Plan. Tenant shall deliver the Final Space Plan to Landlord for Landlord’s approval. Within ten (10) Business Days after Tenant delivers the Final Space Plan to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the Final Space Plan (which disapproval shall specify Landlord’s reasonable objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such reasonable objections). If Landlord fails to give its written objections to Tenant within such period, Tenant shall deliver to

Landlord an additional notice requesting Landlord’s approval or objections, which notice must state “SECOND AND FINAL REQUEST” in at least 12 font bold print at the top of the first page of the notice. If Landlord fails to give Tenant Landlord’s written objections within three (3) Business Days after receipt of the second notice, then Landlord shall be deemed to have approved the plans as then submitted to Landlord. Tenant shall revise the proposed Final Space Plan to meet Landlord’s reasonable objections and deliver the revised Final Space Plan to Landlord for Landlord’s approval. Within ten (10) Business Days after Tenant delivers the revised Final Space Plan to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the revised Final Space Plan (which disapproval shall specify Landlord’s reasonable objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such reasonable objections). In reviewing the resubmitted Final Space Plan, Landlord may only consider those parts of the Final Space Plan that address Landlord’s reasonable objections thereto; it being agreed that the other portions of the Final Space Plan (i.e., those portions that Landlord did not previously object to) will be deemed approved. Landlord shall advise Tenant of Landlord’s approval or disapproval of the revised Final Space Plan within two (2) Business Days after Tenant submits same. If Landlord fails to give its written objections to Tenant within such period, Tenant shall deliver to Landlord an additional notice requesting Landlord’s approval or objections, which notice must state “SECOND AND FINAL REQUEST” in at least 12 font bold print at the top of the first page of the notice. If Landlord fails to give Tenant Landlord’s written objections within two (2) Business Days after receipt of the second notice, then Landlord shall be deemed to have approved the plans as then submitted to Landlord. Tenant and Landlord shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above (based upon the turnaround and the double notice provisions) until Landlord approves (or is deemed to have approved) the Final Space Plan. Landlord will not unreasonably withhold its approval of the Final Space Plan.

2.4 Plans and Specifications. Tenant shall deliver the Plans and Specifications to Landlord for Landlord’s approval. Within ten (10) Business Days after Tenant delivers the Plans and Specifications to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the Plans and Specifications (which disapproval shall specify Landlord’s reasonable objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such reasonable objections). If Landlord fails to give its written objections to Tenant within such period, Tenant shall deliver to Landlord an additional notice requesting Landlord’s approval or objections, which notice must state “SECOND AND FINAL REQUEST” in at least 12 font bold print at the top of the first page of the notice. If Landlord fails to give Tenant Landlord’s written objections within three (3) Business Days after receipt of the second notice, then Landlord shall be deemed to have approved the plans as then submitted to Landlord. Tenant shall revise the proposed Plans and Specifications to meet Landlord’s reasonable objections and deliver the revised Plans and Specifications to Landlord for Landlord’s approval. In reviewing the resubmitted Plans and Specifications, Landlord may only consider those parts of the Plans and Specifications that address Landlord’s reasonable objections thereto; it being agreed that the other portions of the Plans and Specifications (i.e., those portions that Landlord did not previously object to) will be deemed approved. Within ten (10) Business Days after Tenant delivers the revised Plans and Specifications to Landlord, Landlord shall advise Tenant of Landlord’s approval or disapproval of the revised Plans and Specifications (which disapproval shall specify Landlord’s reasonable objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such reasonable objections). If Landlord fails to give its written objections to Tenant within such period, Tenant shall deliver to Landlord an additional notice requesting Landlord’s approval or objections, which notice must state “SECOND AND FINAL REQUEST” in at least 12 font bold print at the top of the first page of the notice. If Landlord fails to give Tenant Landlord’s written objections within two (2) Business Days after receipt of the second notice, then Landlord shall be deemed to have approved the plans as then submitted to Landlord. Tenant and Landlord shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above (based on the turnaround and the double notice provisions) until Landlord approves (or is deemed to have approved) the Plans and Specifications. Landlord will not unreasonably withhold its approval of the Plans and Specifications.

2.5 Changes to Plans.

(a) In the event of any Change Order or in the event that Landlord determines that any of Tenant’s Plans have not been prepared in accordance with the requirements of this Work Agreement, Tenant shall be solely responsible for all costs and expenses and for all delays in occupancy by Tenant (which shall not delay the Commencement Date or the Rent Commencement Date) resulting therefrom including, without limitation, costs or expenses relating to (i) any additional architectural or engineering services and related design expenses; (ii) any reasonable third-party out of pocket architectural or engineering costs incurred by Landlord in connection with its review of such requested change; (iii) any changes to materials in process of fabrication; (iv) cancellation or modification of supply or fabricating contracts; (v) removal or alteration of work or plans completed or in process; or (vi) delay claims made by Contractor.

(b) With the exception of minor “field changes” (as such term is understood in the industry) which will be shown on Tenant’s “as built” plans to be delivered to Landlord pursuant to Section 4.3 of this Work Agreement, which may be made without Landlord’s approval, no changes shall be made to any of Tenant’s Plans and no Change Orders shall be implemented without the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. All Change Orders shall be in writing and shall be on such AIA form as is required by Landlord and/or Contractor. Landlord shall advise Tenant of Landlord’s approval or disapproval of Change Order within three (3) Business Days after Tenant submits the Change Order to Landlord (which disapproval shall specify Landlord’s reasonable objections in sufficient detail so that Tenant can make the necessary revisions to satisfy such reasonable objections). If Landlord fails to give its written objections to Tenant within such period, Tenant shall deliver to Landlord an additional notice requesting Landlord’s approval or objections, which notice must state “SECOND AND FINAL REQUEST” in at least 12 font bold print at the top of the first page of the notice. If Landlord fails to give Tenant Landlord’s written objections within two (2) Business Days after receipt of the second notice, then Landlord shall be deemed to have approved the Change Order. In reviewing the resubmitted Change Order, Landlord may only consider those parts of the Change Order that address Landlord’s reasonable objections thereto; it being agreed that the other portions of the Change Order (i.e., those portions that Landlord did not previously object to) will be deemed approved. Landlord shall advise Tenant of Landlord’s approval or disapproval of the revised Change Order within two (2) Business Days after Tenant submits same. If Landlord fails to give its written objections to Tenant within such period, Tenant shall deliver to Landlord an additional notice requesting Landlord’s approval or objections, which notice must state “SECOND AND FINAL REQUEST” in at least 12 font bold print at the top of the first page of the notice. If Landlord fails to give Tenant Landlord’s written objections within two (2) Business Days after receipt of the second notice, then Landlord shall be deemed to have approved the Change Order. Tenant and Landlord shall continue to follow the revision, delivery and notice of objections procedure and schedule set forth above (based on the turnaround and the double notice provisions) until Landlord approves or is deemed to have approved the Change Order. Tenant shall evidence in writing its approval of any Change Order prior to requesting Landlord’s approval of same.

2.6 General Plan Provisions.

(a) Tenant shall cause (i) Tenant’s Plans to comply with all applicable Requirements; (ii) Tenant’s Plans to be prepared by Tenant’s Architect and the Engineers in accordance with the terms of this Work Agreement and in conformity with the Base Building Plans and the base Building systems (including, without limitation, the base Building HVAC, mechanical, electrical, plumbing and life safety systems); (iii) the Plans and Specifications to be sufficient to enable Contractor (with respect to the Plans and Specifications) to obtain all necessary Permits; and (iv) the Plans and Specifications to be prepared using the AutoCAD Computer Assisted Drafting and Design System, using naming conventions issued by the American Institute of Architects in June, 1990 and magnetic computer media of such drawings and specifications translated in convertible DWG format. Landlord shall not unreasonably withhold or condition its approval of Tenant’s Plans unless Tenant’s Plans include any Tenant Improvements that will or that reasonably might be anticipated to (1) interfere with the normal operation of the Building, Building operations, or the Base Building Systems, (2) materially increase maintenance or utility charges for operating the Building in excess of the standard requirements for Comparable Buildings, (3) affect the exterior or structure of the Building, (4) not comply with applicable Requirements and/or (5) unreasonably interfere with the normal and customary business operations of the other tenants in the Building (collectively, the “Plan Requirements”).

(b) Any provision of this Work Agreement or the Lease to the contrary notwithstanding, Landlord’s approval of the Plans and Specifications shall not constitute an assurance by Landlord that the Plans and Specifications satisfy any applicable Requirements or are sufficient to enable the Contractor to obtain a building permit for the undertaking of the Tenant Improvements. If Landlord notifies Tenant at any time that the Plans and Specifications must be revised due to their failure to comply with the terms of this Work Agreement, such revisions shall be made at Tenant’s expense (subject to the application of the Landlord’s Contribution) and any delay arising in connection therewith shall constitute a Tenant delay and shall not postpone or delay the Rent Commencement Date or otherwise give rise to any claim or cause of action against Landlord.

(c) Prior to making or installing any of the Tenant Improvements, Tenant shall perform a field verification to independently determine the existing conditions, specifications and dimensions of the Premises and any variances from the Base Building Plans.

(d) Tenant has appointed Tenant’s Representative for purposes of granting any consents or approvals by Tenant under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Landlord shall have the right to rely on Tenant’s Representative’s consent, approval, authorization or execution as aforesaid.

(e) Landlord has appointed Landlord’s Representative for purposes of granting any consents or approvals by Landlord under this Work Agreement and for authorizing and executing any and all Change Orders or other documents in connection with this Work Agreement and Tenant shall have the right to rely on Landlord’s Representative’s consent, approval, authorization or execution as aforesaid.

(f) Tenant shall reimburse Landlord for all reasonable third-party out of pocket costs incurred by Landlord in reviewing any proposed Tenant Plans and Change Orders within thirty (30) days after Tenant’s receipt of an invoice therefor.

2.7 Notices. Landlord’s and Tenant’s respective addresses for notices given under this Work Agreement are set forth in Article 1 of the Lease. Notices given under this Work Agreement shall be sent in accordance with the provisions of Article 22-Notices of the Lease, except Landlord shall also endeavor to send a courtesy notice to Tenant’s Representative(s) via email and Tenant shall also endeavor to send a courtesy notice to Landlord’s Representative(s) via email.

Article 3 – Construction

3.1 Landlord Improvements. Prior to the Commencement Date, Landlord, at Landlord’s sole expense, shall perform Landlord’s Work in accordance with Landlord’s building standard design and all applicable Requirements. “Landlord’s Work” means the renovation of the restrooms on the second (2nd), thirteenth (13th) and fourteenth (14th) floors of the Building and the renovation of the multi-tenant lobby on the second (2nd) floor of the Building. Tenant shall reasonably cooperate with Landlord in connection with Landlord’s performance of Landlord’s Work, and Tenant shall cause Tenant’s performance of the Tenant Improvements to be coordinated with Landlord’s performance of Landlord’s Work.

3.2 Tenant Improvements. Tenant shall, at Tenant’s expense (subject to the application of the Landlord’s Contribution), (a) Substantially Complete the Tenant Improvements in a good and workmanlike manner and in accordance with the terms of this Work Agreement not later than on September 30, 2015; (b) remove the stairwell and close up the stairwell slab cut between the Thirteenth Floor Premises and Fourteenth Floor Premises not later than on September 30, 2015; and (c) cause the Second Floor Remainder Space to be in the condition described on Annex 6-Shell Condition (with such work constituting a portion of the Tenant Improvements) in accordance with the terms of this Work Agreement not later than on the fifth (5th) monthly anniversary of the Delivery Date. Except to the extent that the Plans and Specifications provide otherwise, Tenant will cause the Tenant Improvements to be constructed of new materials commensurate with the level of improvements for a typical first-class tenant in Comparable Buildings and to satisfy, at a minimum, the criteria set forth on Annex 4-Minimum Build-Out Standards.

3.3 General Contractor. Tenant shall enter into a contract for construction of the Tenant Improvements with a general contractor. The general contractor shall be subject to Landlord’s approval, such approval not to be unreasonably withheld, conditioned or delayed beyond five (5) Business Days , and upon such selection and approval such general contractor shall be the “Contractor” under this Work Agreement. Landlord hereby approves of Hitt, Coakley-Williams, Harvey-Cleary, StructureTone and DFS Construction as Tenant’s Contractor. Tenant’s construction contract with the Contractor shall be subject to Landlord’s prior approval, such approval not to be unreasonably withheld, conditioned or delayed beyond five (5) Business Days. The Contractor shall be responsible for all required construction, management and supervision of the Tenant Improvement work.

3.4 Subcontractors. Landlord shall have the right to approve Tenant’s subcontractors, such approval not to be unreasonably withheld, conditioned or delayed beyond five (5) Business Days.

3.5 Certain Essential Work. All Tenant Improvement connections or tie-ins to the base Building energy management, sprinkler and fire and life safety systems shall be performed at Tenant’s expense (subject to the application of the Landlord’s Contribution) by the applicable Essential Sub. All Tenant Improvement work relating to the Building exterior walls and windows (including window removal and reinstallation for hoisting purposes), and the roof (excluding HVAC), shall be performed at Tenant’s expense (subject to the application of the Landlord’s Contribution) by the applicable Essential Sub. Within thirty (30) days after the Effective Date, Landlord shall provide Tenant with a list of the Essential Subs. In the event any of the Essential Sub is unwilling to offer fair market terms, Tenant shall have the right to utilize an alternative subcontractor with approval from Landlord; such approval not to be unreasonably withheld, conditioned or delayed.

3.6 Permits. Prior to commencement of the Tenant Improvements, Tenant shall, at Tenant’s expense, obtain the Permits.

3.7 Pre-Construction Deliveries. Not fewer than ten (10) days prior to commencement of construction of the Tenant Improvements, Tenant shall deliver the following information and items to Landlord:

(a) the names and addresses of Tenant’s Contractors;

(b) the schedule for commencement of construction, the estimated date of Substantial Completion, the fixturing work and the date on which Tenant will commence occupancy of the Premises for the conduct of Tenant’s business;

(c) Tenant’s itemized statement of the estimated Improvement Costs;

(d) certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement; and

(e) a copy of the Permits.

3.8 Tenant’s Equipment. Tenant, at Tenant’s expense, shall be responsible for ordering and for the delivery and installation of Tenant’s Equipment.

3.9 Post Construction Activities. Prior to Tenant’s use or occupancy of the Premises or any portion thereof and Landlord’s disbursement of any portion of the Retainage, Tenant shall, at Tenant’s expense, deliver to Landlord a copy of the certificate of occupancy and all other certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and/or any board of fire underwriters or similar body for the use and/or occupancy of the Premises; and certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement.

3.10 General Construction Provisions.

(a) Any damage caused by Tenant’s Contractors to any portion of the Building or to any property of Landlord or other tenants shall be repaired forthwith after written notice from Landlord to its condition prior to such damage by Tenant at Tenant’s expense.

(b) Tenant and Tenant’s Contractors shall not be charged for, and Landlord shall provide, access the Premises floors via the Building freight elevator and Landlord-designated restrooms and the loading dock (all during Business Hours) during the performance of the Tenant Improvements. Tenant and Tenant’s Contractors shall work in harmony and not interfere with the performance of other work in the Building.

(c) If at any time such entry shall cause, or in Landlord’s reasonable judgment threaten to cause, such disharmony or interference, Landlord may terminate such permission upon 24 hours’ notice to Tenant, and thereupon, Tenant or its employees, agents, contractors, and suppliers causing such disharmony or interference shall immediately withdraw from the Premises and the Building until Landlord reasonably determines such disturbance no longer exists. The foregoing shall not prohibit Tenant from using non-union labor.

(d) Tenant shall comply with and cause Tenant’s Contractors to comply with the rules and regulations attached hereto as Annex 5-Construction Rules and Regulations and such other reasonable rules and regulations as Landlord from time to time establishes concerning construction work in the Building.

(e) Landlord shall provide, at Landlord’s expense, reasonable electric power, water, sewer and HVAC service during Tenant’s construction of the Tenant’s Improvements and during Tenant’s move-in to the Premises.

(f) Landlord will not charge Tenant for the use of any Building facilities including, without limitation, the use of the freight elevator, Landlord-designated restrooms, staging area, loading docks or utilities in connection with Tenant’s construction of the Tenant Improvements.

Article 4 – Improvement Costs and Landlord’s Contribution

4.1 Improvement Costs. Tenant shall be responsible for the full and timely payment of all Improvement Costs, Tenant’s Equipment Costs and Relocation Costs subject to Landlord’s disbursement of Landlord’s Contribution as provided in this Work Agreement. Landlord shall make disbursements from Landlord’s Contribution as invoices are rendered to Landlord, provided that Landlord has received partial or final (as applicable) lien waivers and such other documentation as Landlord may reasonably require from the party requesting such payment. Landlord shall have the right to deduct Landlord’s Fee from Landlord’s Contribution as and when Landlord makes disbursements from Landlord’s Contribution. Tenant agrees that, except to the extent expended on Tenant’s Equipment Costs and Relocation Costs, Landlord’s Contribution must be applied relatively proportionately towards the payment of Improvements Costs for the entire Premises.

4.2 Landlord’s Contribution. Landlord shall disburse an amount not to exceed Landlord’s Contribution toward the Improvement Costs, Tenant’s Equipment Costs and Relocation Costs.

4.3 Disbursement of Landlord’s Contribution.

(a) Landlord shall make progress payments to Tenant from Landlord’s Contribution for the hard or soft costs of Tenant Improvement work (including design and engineering services and permits obtained) performed during the previous month, less a retainage of ten percent (10%) of each progress payment to Tenant’s Contractor for work performed in the prior month (“Retainage”), such that if all conditions set forth in this Exhibit to Landlord’s obligation to make a progress payment have been satisfied and (i) the invoice for which Tenant seeks a progress payment for Tenant’s Contractor states that the Retainage has been deducted from the total amount owed, the progress payment will be for entire amount that is then payable under such invoice, and (ii) the invoice for which Tenant seeks a progress payment does not state that the Retainage has been deducted from the total amount owed to Tenant’s Contractor, the progress payment will be for ninety percent (90%) of the amount invoiced by Tenant’s Contractor. Prior to disbursement of the first progress payment for Construction Costs, Landlord shall have received a copy of Tenant’s construction contract with the Contractor and Tenant’s budget (showing all Improvement Costs) for the Tenant Improvements. Each progress payment shall be limited to that fraction of the total amount of such payment, the numerator of which is the amount of Landlord’s Contribution and the denominator of which is the total contract price (or, if there is no specified or fixed contract price for the Tenant Improvements, then Landlord’s reasonable estimate thereof) for the performance of all of the Tenant Improvements shown Tenant’s Plans as approved by Landlord.

(b) Prior to disbursement of the first progress payment, Landlord shall have approved Tenant’s construction contract with the Contractor and Tenant’s budget (showing all Improvement Costs) for the Tenant Improvements, such approvals not to be unreasonably withheld, conditioned or delayed beyond five (5) Business Days.

(c)(i) If Landlord receives Tenant’s request (together with the supporting documentation required hereunder) for a disbursement from Landlord’s Contribution on or before the twentieth (20th) day of a month, Landlord will make such disbursement not later than on the last day of the first calendar month following the calendar month during which Landlord received such request. If Landlord receives Tenant’s request (together with the supporting documentation required hereunder) for a disbursement from Landlord’s Contribution after the twentieth (20th) day of a month, Landlord will make such disbursement (either directly to Tenant or, at Tenant’s request, to the applicable contractor designated by Tenant) not later than on the last day of the second calendar month following the calendar month during which Landlord received such request. Each of Tenant’s requisitions for a disbursement from Landlord’s Contribution shall be signed by Tenant’s Representative, shall set forth the names of each contractor and subcontractor to whom payment is due or for which Tenant seeks reimbursements for payments made by Tenant and the amount thereof, and shall be accompanied by: with respect to the first requisition, copies of conditional waivers and releases of lien upon progress payment in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers covering all work and materials for which the progress payment is being made, and after the first requisition, copies of conditional waivers and releases of lien upon progress payment in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers covering all work and materials for which the progress payment is being made, together with copies of unconditional waivers and releases of lien upon progress payment in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers covering all work and materials which were the subject of previous progress payments by Landlord and Tenant;

(ii) Tenant’s Architect’s written certification that the work for which the requisition is being made has been Substantially Completed in accordance with the Plans and Specifications; and

(iii) such other documents and information as Landlord may reasonably request.

(d) Landlord shall disburse the Retainage upon submission by Tenant to Landlord of Tenant’s requisition therefor accompanied by all documentation required above, together with:

(i) Tenant’s Architect’s written certification of final completion of the Tenant Improvements in accordance with the Plans and Specifications. In addition, Landlord shall have the right to inspect the Premises so that Landlord can be reasonably satisfied of the final completion of the Tenant Improvements in accordance with the Plans and Specifications;

(ii) a copy of the certificate of occupancy and all other certifications and approvals with respect to the Tenant Improvements that may be required from any Governmental Authority and/or any board or fire underwriters or similar body for the use and/or occupancy of the Premises;

(iii) final waivers and releases of lien in such form as Landlord reasonably requires from all of Tenant’s Contractors and material suppliers;

(iv) certificates of insurance evidencing all insurance coverage required under the Lease and this Work Agreement;

(v) a copy of each guaranty, warranty and O&M manual applicable to the Tenant Improvements. At Landlord’s request, Tenant shall enforce, at Tenant’s expense, all guarantees and warranties made with respect to the Tenant Improvements; and

(vi) final “as built” plans (three (3) hard copy sets, one (1) electronic set in DWG format and one (1) electronic set in pdf format) and certified air balance reports for the Demised Premises (which may be in phases). The “as-built” plans shall be prepared on the AutoCAD Computer Assisted Drafting and Design System, using naming conventions issued by the American Institute of Architects in June, 1990 and in DWG format.

4.4 Special Application of Landlord’s Contribution. If any portion of Landlord’s Contribution remains after final payment of all Improvement Costs, Tenant’s Equipment Costs and Relocation Costs, such remaining portion shall be retained by and belong to Landlord; provided, however, to the extent that the remaining portion does not exceed $7.50 per square foot of Area of the Premises, such remaining portion shall, at Tenant’s option, be applied towards the payment of the Fixed Rent next coming due under the Lease or be refunded by Landlord to Tenant within thirty (30) days after Landlord’s receipt of Tenant’s written request for such payment. With respect to Landlord’s Contribution, not less than Sixty Dollars ($60.00) per square foot of the Area of the Premises must be applied towards the payment of Construction Costs.

4.5 Additional Rent. All amounts payable by Tenant pursuant to this Work Agreement shall be deemed to be Additional Rent for purposes of the Lease.

4.6 Conditions to Advance. Any provision of the Lease or this Work Agreement to the contrary notwithstanding, Landlord shall have no obligation to make any payment or disbursement from Landlord’s Contribution (i) if the Lease is not in full force and effect or there exists any Event of Default; (ii) for any deposit or off-site prefabrication, whether for Work or otherwise; (iii) for any Work that is not in place at the Premises; or (iv) for any of Tenant’s Equipment not located at the Premises.

4.7 Failure to Pay Contractors. Any provision of the Lease or this Work Agreement to the contrary notwithstanding, assuming Landlord funds disbursement requests in accordance with the terms of this Work Agreement, if Tenant does not pay any of Tenant’s Contractors or material suppliers, Landlord shall have the right, but not the obligation, to promptly pay to such contractor or supplier all sums so due from Tenant, and Tenant agrees the same shall be deemed Additional Rent and shall be paid by Tenant within thirty (30) days after Landlord delivers to Tenant an invoice therefor.

4.8 Offset Rights. If Landlord fails to fund all or any portion of Landlord’s Contribution as and when required under this Lease, Tenant, as Tenant’s sole remedy, shall have the right to fund such amounts to pay the applicable Improvement Costs (individually, an “Advance” and collectively, the “Advances”) and Tenant shall be reimbursed for the Advances (plus interest at the Interest Rate accruing from the time the disbursement was due) by deducting the amount of such Advances (and interest) from the Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment and due from time to time under this Lease; provided, however, in no event shall Tenant deduct an amount in excess of twenty-five percent (25%) of the Fixed Rent, Tenant’s Operating Payment and Tenant’s Tax Payment due for any applicable month. The foregoing notwithstanding, if Tenant has not been fully reimbursed for the Advances (and interest), Landlord will have right to reimburse Tenant for the Advances (and interest) or any portion thereof by paying Tenant the unreimbursed Advance amount. If Tenant exercises Tenant’s offset right, Tenant shall notify Landlord of such exercise (including the offset amount) in writing within ten (10) Business Days prior to such exercise.

Annex 1

Requirements for Preliminary Space Plan

Floor plans showing partition arrangement including the following information:

a.	space plan showing the general layout of offices, open plan areas and special tenant areas;

b.	typical individual work station layouts;

c.	identify the extent of each department on each floor;

d.	show door locations and door swings in partitions;

e.	identify general location and size of interconnecting stairs;

f.	indicate preliminary furniture layout for typical offices and work stations, conference rooms, employee lounge, reception area, training room and print room;

g.	indicate locations for coffee rooms and shower rooms; and

h.	preliminary locations for built-in millwork.

Annex 2

Requirements for Final Space Plan

Floor plans, together with related information for mechanical, electrical and plumbing design work, showing partition arrangement (3 sets), including without limitation the following information:

a.	identify the location of conference rooms and density of occupancy;

b.	indicate the density of occupancy for all rooms, except individual use rooms such as offices;

c.	identify the location of any food service areas or vending equipment rooms;

d.	identify areas, if any, requiring 24 hour air conditioning;

e.	indicate those partitions that are to extend from floor to underside of structural slab above or require special acoustical treatment;

f.	identify the location of rooms for telephone equipment other than Building core telephone closet, identify type of equipment for these rooms;

g.	identify the locations and types of plumbing required for toilets (other than core facilities), sinks, drinking fountains, etc.;

h.	indicate light switches in offices, conference rooms and all other rooms in the Premises;

i.	indicate the layouts for specially installed equipment, including computer and duplicating equipment, the size and capacity of mechanical and electrical services required and heat rejection of the equipment;

j.	indicate the location of: (A) 120 volt electrical receptacles including receptacles for wall clocks, and telephone outlets and their respective locations (wall or floor), (B) electrical receptacles for use in the operation of Tenant’s business equipment which require 208 volts or separate electrical circuits, (C) electronic calculating and CRT systems, etc., and (D) special audio-visual requirements;

k.	indicate proposed layout and location of any of special equipment (e.g., fire suppression equipment for computer room);

l.	indicate the swing of each door;

m.	indicate any special file systems to be installed which would require special construction; and

n.	lighting layouts for each floor.

Annex 3

Requirements for Plans and Specifications

Final architectural detail and working drawings, finish schedules and related plans (3 reproducible sets) including without limitation the following information and/or meeting the following conditions:

a.	specifications of all materials, colors and suppliers/manufacturers of wallcoverings, floor coverings, ceiling systems, window coverings and other finishes; all millwork shall be fully detailed to the appropriate level for pricing and construction; all specialty items shall be identified as particular products; and paintings and decorative treatment required to complete all construction;

b.	complete, finished, detailed mechanical, electrical, plumbing and structural plans and specifications for the Tenant Improvements, including but not limited to the fire and life safety systems and all work necessary to connect any special or non-standard facilities to the Building’s base mechanical systems; and

c.	all final floor plans must be drawn to a scale of one-eighth (l/8) inch to one (l) foot except for larger scaled detailed drawings.

Annex 4

Minimum Build-Out Standards

Section	Area of Bldg.	Material	Specifications
CEILINGS	Elevator Lobby	Decorative Ceiling	w/1/2” pittcon reveals and varying heights (color: White)
		Light Fixtures	8” Recessed Compact Fluorescent Fixtures (color: White)
	“Z” Corridor	Acoustical Ceiling Grid	USG Fineline 1/8 or equal (color: White)
		Acoustical Ceiling Tile	USG 2’x2’ Frost or equal (color: White)
		Light Fixture	8” Recessed Compact Fluorescent Fixtures (color: White); 2’x4’ Recessed Fluorescent, 18-cell Parabolic Fixtures.

WALLS	Elevator Lobby	Walls	GWB with 1/2” reveals at Elevator Lobby (color: White Polymix paint)
		Base	Painted Wood Base - 5” high - 1/2’ thick.
	“Z” Corridor	Walls	GWB with Vinyl Wall Covering (color & pattern: tbd)
		Base	4” Vinyl Straight Base (Color: Off white, tbd)

FLOORS	Elevator Lobby	Floors	Carpet - Broadloom level loop, direct glue (MFR, Color, Style: tbd)
	“Z” Corridor	Floors	Floors: Carpet - Broadloom level loop, direct glue (MFR, Color, Style: tbd)

DOORS & HARDWARE	Suite Entry Doors (Glass)	Doors	3’-0” x 8’-0” - 1/2” tempered glass with Satin Stainless 4” high top and bottom rails
		Hardware	Recessed Closer with Pivots. 18” “D” Style Stainless Steel Pulls.
	Suite Entry Doors (Wood)	Doors	3’-0” x 8’-0” - 1-3/4” Thick, Solid Core Stain Grade Door w/Full Glass Vision Kit (1/4” tempered glass). (Oak Stain Finish)
		Hardware	Lever Style Cylindrical Locksets. Satin Stainless Finish
	Other Doors	Doors	3’-0” x 8’-0” - 1-3/4” Thick, Solid Core Stain Grade Door. (Oak Stain Finish)
		Hardware	Lever Style Cylindrical Locksets. Satin Stainless Finish.

Annex 5

Construction Rules and Regulations

1.	Tenant and/or the general contractor will supply Landlord with a copy of all permits prior to the start of any work.

2.	Tenant and/or the general contractor will post the building permit, as required by District regulations, within the Premises while work is being performed.

3.	The Tenant shall provide, in writing, prior to commencement of the work, the names and emergency numbers of all subcontractors, the general contractor superintendent, general contractor’s project manager and the Project Manager.

4.	No construction is to be started until the drawings required under the Work Agreement have been submitted and approved in writing by Landlord.

5.	Landlord is to be contacted by Tenant when work is completed for final inspection. All damage to building will be determined at that time unless determined earlier.

6.	Any work that is to be performed in other than Tenant’s Premises must be reviewed and scheduled in advance with the Landlord.

7.	Landlord will be notified of all work schedules of all workmen on the job and will be notified, in writing, in advance, of names of those who may be working in the building after “normal” business hours.

8.	Construction personnel must carry proper identification at all times.

9.	All workers to be appropriately dressed for their work responsibility.

10.	Landlord must approve all roof top equipment and placement. All penetrations must be cut and flashed by the roof warranty holder of the existing roof system.

11.	Landlord shall designate contractor-parking areas (if any).

12.	Contractor must notify Landlord two days prior to an independent air balancing service by a certified air balance company. Landlord’s building engineer will accompany the contractor during their work. Landlord must receive a copy of the final approved balance report.

13.	[intentionally omitted]

14.	The general contractor and Tenant shall be responsible for all loss of their materials and tools and shall hold Landlord harmless for such loss and from any damages or claims resulting from the work.

15.	The general contractor shall maintain insurance coverage throughout the job of a type(s), in amounts and issued by an insurance company, reasonably satisfactory to Landlord and licensed to write the type of coverage so required in the District of Columbia. Prior to the commencement of work, a Certificate of Insurance must be submitted with the limits of coverage per the limits noted in the Lease with such parties being named as additional insureds as Landlord requires from time to time.

16.	All key access, fire alarm work, or interruption of security hours must be arranged with the Landlord.

17.	Proper supervision shall be maintained at the job site at all times and Tenant’s workmen, mechanics and contractors must not unreasonably interfere with the Buildings operations or Landlord. Tenant’s workmen, mechanics and contractors shall use good faith efforts to work in harmony with and shall not unreasonably interfere with any labor employed by the property manager or any other Tenant, or their workmen, mechanics and contractors.

18.	Landlord is to be notified in advance of all ties into Base Building Systems, welding, or any work affecting the base building or other tenant spaces unless agreed to otherwise, all tie-ins to base building fire alarm systems are performed by Landlord, designated contractor and cost borne by Tenant.

19.	The following work, of which Landlord is to be notified in advance, must be done on overtime and not during normal business hours once any portion of the building is occupied (by tenants other than the property management office):

•	Demolition which per building manager’s judgment may cause disruption to other tenants.

•	Oil base painting (on multi-tenant floors)

•	Gluing of carpeting (on multi-tenant floors)

•	Shooting of studs for mechanical fastenings

•	Testing of life safety system, sprinkler tie-ins.

•	Work performed in occupied spaces.

•	Welding, brazing, soldering and burning with proper fire protection and ventilation.

•	Other activities that, in building manager’s judgment, may disturb other tenants.

20.	All building shutdowns – electrical, plumbing, HVAC equipment, fire and life-safety must be coordinated with Landlord in advance. Landlord’s and Factory Mutual procedures for hot work, fire alarm and sprinkler shutdowns must be followed. Landlord’s on-site engineer will detail the requirements summarized below:

•	Smoke detectors must be bagged or cleaned daily and placed back in service at the end of each day.

•	Call outs for fire alarm and sprinkler systems must be made with and only with Landlord’s personnel and with the attached forms. All systems must be put back into service at the end of each work day and working correctly.

•	Hot work, i.e., torch burning/cutting and welding must be permitted through Landlord’s personnel and contractor must use Landlord’s form.

•	When welding, contractor shall provide a fused disconnect switch for connection to building power supply and a Fire Watch.

•	Forms are to be provided at kickoff meeting.

21.	Fire extinguishers supplied by the general contractor must be on the job-site at all times during demolition and construction

22.	No building materials are to enter the building by way of main lobby, and no materials are to be stored in any lobbies or fire stairs at any time.

23.	Contractors or personnel will use loading dock area for all deliveries and will not use loading dock for vehicle parking.

24.	Passenger elevators shall not be used for moving building materials and shall not be used for construction personnel except in the event of an emergency. The designated freight elevator and one or more protected passenger elevators are the only elevators to be used for moving materials and construction personnel. These elevators may be used only when they are completely protected as reasonably determined by Landlord’s building engineer.

25.	Protection of hallway carpets, wall coverings, and elevators from damage with masonite board, carpet, cardboard, or pads is required. They may be removed from time to time as reasonably requested by the Landlord.

26.	Public spaces, corridors, elevators, bathrooms, lobby, etc. must be cleaned after use. Construction debris or materials found in public areas will be removed at Tenant’s cost.

27.	Contractors will remove their trash and debris daily or as often as necessary to maintain cleanliness in the building. Building trash containers are not to be used for construction debris. Landlord reserves the right to bill Tenant for any cost incurred to clean up debris left by the general contractor or any subcontractor (other than Contractor).

28.	All construction materials or debris must be stored within the project confines or in an approved lock-up.

29.	Contractors will be responsible for daily removal of waste foods, milk and soft drink containers, etc. to trash room and will not use any building trash receptacles but trash receptacles supplied by them.

30.	Construction personnel are not to eat in the lobby or in front of building nor are they to congregate in the lobby or in front of building.

31.	There will be no smoking, eating, or open food containers in the elevators, carpeted areas or public lobbies.

32.	There will be no alcohol or controlled substances allowed or tolerated.

33.	There will be no yelling or boisterous activities.

34.	Radios shall not be played on job site, except that radios shall be permitted until the first tenant occupies any portion of the Building. In any event, radio volume shall be kept to a reasonable level as reasonably determined by Landlord.

35.	Landlord shall grant access to the base building electrical, telephone and mechanical rooms.

36.	No utilities (electricity, water, gas, plumbing) or services to the tenants are to be cut off or interrupted without first having requested, in writing, and secured, in writing, the permission of Landlord (which shall not be unreasonably withheld, conditioned or delayed beyond five (5) Business Days).

37.	No electrical services are to be put on the emergency circuit, without specific written approval from Landlord (which shall not be unreasonably withheld, conditioned or delayed).

38.	When utility meters are installed, the general contractor must provide the property manager with a copy of the operating instructions for that particular meter.

39.	All public areas such as elevator lobbies, corridors, toilets and service halls shall be protected with masonite and other such materials to the satisfaction of the building manger/representative or representative.

40.	Trash and debris resulting from the work shall be confined to either the interior of the space under construction or an on-site dumpster. If it is a dumpster, then such debris shall be kept within the confines of the dumpster. The general contractor shall coordinate the location of the dumpster with the landlord and plywood shall be used to protect the surface from damage.

41.	Contractor is responsible to keep the construction area safe and in a workmanlike manner. Machinery noise shall not interfere with the peaceful enjoyment of any tenant or their invitees to the building. No smoking in the building will be allowed at any time.

42.	Clear access to be provided at all times to stairwells, mechanical/electrical equipment and rooms, elevators, fire hoses, valves, fire dampers and maintenance sensitive equipment.

43.	Adequate lighting is to be provided in construction areas to achieve a safe working environment.

44.	A Tenant valve tag chart shall be submitted to the Landlord.

45.	All piping and wiring systems shall be adequately supported from building structure.

46.	The cleaning of condenser water pipes shall be done in the presence of the Landlord’s representative with the chemical used per the building’s chemical treatment company’s recommendation.

47.	All mechanical and electrical equipment shall have permanent identification labels affixed.

48.	Kitchen exhaust access doors must be clearly identified and accessible for periodic inspection as required by law.

49.	All telecommunication cabling in common areas, mechanical equipment rooms, etc. shall be installed in an enclosed raceway and shall be identified.

50.	All air handlers, CAV boxes and VAV boxes need pre-filters (construction filters) installed over filter bank and may require periodic changes during the construction period until each floor is complete at which time a change out of filters is required. All units will be required to be cleaned thoroughly if the system is contaminated and this procedure is not maintained.

51.	All mechanical, telephone, electrical and pump room floors within the Premises, must be painted at the end of the job. Damaged, stained or new walls and pipe, etc. must be painted to match existing pipes and new pipes must match Landlord’s standard colors.

52.	If Tenant uses any elevator(s) during the performance of the Tenant Improvements, after all tenant construction is complete, the elevator systems need to be cleaned by the elevator service provider at tenant contractor’s expense. This includes rails, pits, tops of cabs, machine rooms.

ANNEX 6

SHELL CONDITION

1.	Perimeter walls and core walls shall be taped, patched, sanded and ready for paint;

2.	Perimeter columns shall be taped, patched, sanded and ready for paint;

3.	Interior columns shall be exposed;

4.	The HVAC system including all ductwork and VAV boxes shall remain in place;

5.	The sprinkler system and piping shall remain in place with sprinkler heads in current location;

6.	The flooring shall be in raw concrete condition with all existing floor covering removed;

7.	There will be no ceiling in the space;

8.	All interior improvements, fixtures and equipment shall be demolished and removed from the Premises;

9.	Existing electrical panels shall remain; and

10.	Supplemental HVAC unit(s) shall be removed.

Exhibit D

Cleaning Specifications

GENERAL CLEANING

NIGHTLY

General Offices:

1.	All hard surfaced flooring to be swept using approved dustdown preparation.

2.	Carpet sweep all carpets, moving only light furniture (desks, file cabinets, etc. not to be moved).

3.	Hand dust and wipe clean all furniture, fixtures and window sills.

4.	Empty all waste receptacles and remove wastepaper.

5.	Wash clean all Building water fountains and coolers.

6.	Sweep all private stairways.

Lavatories:

1.	Sweep and wash all floors, using proper disinfectants.

2.	Wash and polish all mirrors, shelves, bright work and enameled surfaces.

3.	Wash and disinfect all basins, bowls and urinals.

4.	Wash and disinfect all toilet seats.

5.	Hand dust and clean all partitions, tile walls, dispensers and receptacles in lavatories and restrooms.

6.	Empty paper receptacles, fill receptacles and remove wastepaper.

7.	Fill toilet tissue holders.

8.	Empty and clean sanitary disposal receptacles.

WEEKLY

1.	Vacuum all carpeting and rugs.

2.	Dust all door louvers and other ventilating louvers within a person’s normal reach.

3.	Wipe clean all brass and other bright work.

QUARTERLY

High dust premises complete including the following:

1.	Dust all pictures, frames, charts, graphs and similar wall hangings not reached in nightly cleaning.

2.	Dust all vertical surfaces, such as walls, partitions, doors, door frames and other surfaces not reached in nightly cleaning.

3.	Dust all venetian blinds.

4.	Wash all windows.

Exhibit E

Rules and Regulations

1. Nothing shall be attached to the outside walls of the Building. Other than Building standard blinds, no curtains, blinds, shades, screens or other obstructions shall be attached to or hung in or used in connection with any exterior window or entry door of the Premises, without the prior reasonable consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed).

2. Subject to the Tenant’s signage rights under the Lease, no sign, advertisement, notice or other lettering visible from the exterior of the Premises shall be exhibited, inscribed, painted or affixed to any part of the Premises without the prior written consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed). All lettering on suite entry doors shall be inscribed, painted or affixed in a size, color and style reasonably acceptable to Landlord.

3. The grills, louvers, skylights, windows and doors that reflect or admit light and/or air into the Premises or Common Areas shall not be covered or obstructed by Tenant except as set forth in item 1 above, nor shall any articles be placed on the window sills, radiators or convectors.

4. Landlord shall have the right to prohibit any advertising by any Tenant which designates the Building address and which, in Landlord’s reasonable opinion, impairs the reputation of the Building, and upon written notice from Landlord, Tenant shall refrain from or discontinue such advertising.

5. The Common Areas shall not be obstructed or encumbered by any Tenant or used for any purposes other than ingress of egress to and from the Premises and for delivery of merchandise and equipment in a prompt and efficient manner, using elevators and passageways designated for such delivery by Landlord.

6. Subject to the rights of Tenant regarding the Secure Access Area, all locks and deadbolts of any kind shall be operable by the Building’s Master Key. No locks shall be placed upon any of the doors or windows by Tenant, nor shall any changes be made in locks or the mechanism thereof which shall make such locks inoperable by the Building’s Master Key unless Tenant shall furnish Landlord with a means of alternative ready access thereto. Tenant shall, upon the termination of its Lease, deliver to Landlord all keys of stores, offices and lavatories, either furnished to or otherwise procured by Tenant and in the event of the loss of any keys furnished by Landlord, Tenant shall pay to Landlord the cost thereof.

7. Tenant shall keep the entrance door to the Premises closed at all times.

8. All movement in or out of any freight, furniture, boxes, crates or any other large object or matter of any description must take place during such times and in such elevators as Landlord may reasonably prescribe. Landlord reserves the right to inspect all articles to be brought into the Building and to exclude from the Building all articles which violate any of these Rules and Regulations or the Lease. Landlord may require that any person leaving the public areas of the Building with any article to submit a pass, signed by an authorized person, listing each article being removed, but the establishment and enforcement of such requirement shall not impose any responsibility on Landlord for the protection of any Tenant against the removal of property from the Premises.

9. All hand trucks shall be equipped with rubber tires, side guards and such other safeguards as Landlord may reasonably require.

10. Except as might be expressly permitted under the Lease, no Tenant Party shall be permitted to have access to the Building’s roof, mechanical, electrical or telephone rooms without permission from Landlord, which permission will not be unreasonably withheld, conditioned or delayed. The foregoing notwithstanding, Tenant Parties will be given access to and a non-exclusive right to use the Building’s roof deck, which access and use shall be subject to such rules and regulations as Landlord shall from time to time reasonably promulgate with respect thereto (including, without limitation, rules and regulations pertaining to roof deck safety, reservations and post-use clean-up).

11. Tenant shall not permit or suffer the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of unreasonable noise, odors, vibrations or interference in any way with other tenants or those having business therein.

12. Except as set forth in the Lease, Tenant shall not employ any person or persons other than the janitor of Landlord for the purpose of cleaning the Premises, unless otherwise agreed to by Landlord, which agreement shall not be unreasonably withheld, conditioned or delayed. Tenant shall not cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness.

13. Tenant shall store all its trash and recyclables within its Premises. No material shall be disposed of which may result in a violation of any Requirement. All refuse disposal shall be made only though entry ways and elevators provided for such purposes and at such times as Landlord shall designate. Tenant shall use the Building’s refuse and recycling contractor(s).

14. Tenant shall not deface any part of the Building. No boring, cutting or stringing of wires shall be permitted, except with prior consent of Landlord (which shall not be unreasonably withheld, conditioned or delayed), and as Landlord may direct and except for typical office building purposes (e.g., picture hanging).

15. The water and wash closets, electrical closets, mechanical rooms, fire stairs and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed and no sweepings, rubbish, rags, acids or other substances shall be deposited therein. All damages resulting from any misuse of the fixtures shall be borne by Tenant where a Tenant Party caused the same.

16. Tenant, before closing and leaving the Premises at any time, shall see that all lights, water faucets, etc. are turned off. All entrance doors in the Premises shall be kept locked by Tenant when the Premises are not in use.

17. No animals of any kind (except for seeing eye or other service dogs) shall be brought into or kept by any Tenant in or about the Premises or the Building. No in-line roller skates, bicycles or vehicles shall be brought into or kept by any Tenant in or about the Premises or the Building, except that bicycles can be kept at the bicycle rack (if any) provided by Landlord at the Building and automobiles may be kept in the parking garage.

E-2

18. Canvassing or soliciting in the Building is prohibited.

19. Employees of Landlord or Landlord’s Agent shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of Landlord or in response to any emergency condition.

20. Tenant is responsible for the delivery and pick up of all mail from the United States Postal Service at the location at the Building designated by Landlord for such delivery and pick-up. Landlord reserves the right to prohibit overnight courier, commercial and other package delivery services from entering the Building, other than to pick-up packages from or to deliver packages to such central messenger facility designated by Landlord for the Building.

21. Landlord reserves the right to exclude from the Building all persons who do not present a valid Building pass. Tenant shall be responsible for all persons for whom a pass shall be issued at the request of Tenant and shall be liable to Landlord for all acts of such persons.

22. Except as set forth in the Lease, Landlord shall not be responsible to Tenant or to any other person for the non-observance or violation of these Rules and Regulations by any other tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition to its occupancy of the Premises.

23. No person shall smoke, chew or otherwise ingest, or use tobacco products at the Building, the Common Areas (including any sidewalks adjacent to the Building) or the Premises, except in an area (if any) designated by Landlord.

E-3

Exhibit F

Monument Sign

Image depicts sign location only (not to scale)

Exhibit G

Premium Reserved Spaces

Exhibit H

HVAC Specifications

HVAC systems shall meet the following design conditions at the staled outside conditions with the Premises being utilized when average occupancy is not more than one person per 150 square feet of usable floor area:

1.	Summer-outdoor conditions 93 degrees Fahrenheit drybulb and 75 degrees Fahrenheit wetbulb, Indoor conditions 75 degrees Fahrenheit drybulb + 2 degrees 50% relative humidity: + 5% maximum.

2.	Winter-outdoor conditions 14 degrees Fahrenheit drybulb, indoor conditions 70 degrees Fahrenheit + 2 degrees drybulb.